     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            LUCENT TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3661                            22-3408857
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 JEAN F. RANKIN
                             VICE PRESIDENT -- LAW
                            LUCENT TECHNOLOGIES INC.
                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               MICHAEL J. HOLLIDAY, ESQ.                                 PHILIP P. ROSSETTI, ESQ.
                LUCENT TECHNOLOGIES INC.                                MICHAEL J. LACASCIA, ESQ.
                  600 MOUNTAIN AVENUE                                       HALE AND DORR LLP
             MURRAY HILL, NEW JERSEY 07974                                   60 STATE STREET
                     (908) 582-8500                                    BOSTON, MASSACHUSETTS 02109
                                                                              (617) 526-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger referred to herein.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                      AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED(1)           SHARE              PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share, and
  related preferred stock purchase rights(3)...     28,164,731 shares    Not Applicable         $34,033.70            $8.98
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the sum of the product obtained by multiplying (a) an exchange ratio of 0.6536 shares of the registrant's common stock for each share of Spring Tide common stock, par value $0.001 per share, and each share of Spring Tide series A convertible preferred stock, par value $0.01 per share, series B convertible preferred stock, par value $0.01 per share, series C convertible preferred stock, par value $0.01 per share, and series D convertible preferred stock, par value $0.01 per share, by (b) the sum of
    (i) 11,524,499 shares of Spring Tide common stock, (ii) 5,090,938 shares of Spring Tide common stock issuable pursuant to outstanding options or pursuant to the merger agreement prior to the date the merger is expected to be consummated, (iii) 150,000 shares of Spring Tide series A convertible preferred stock, (iv) 1,181,987 shares of Spring Tide series B convertible preferred stock, (v) 3,059,003 shares of Spring Tide series C convertible preferred stock and (vi) 4,207,577 shares of Spring Tide series D convertible preferred stock, in each case outstanding on August 4, 2000 and, in each case, excluding shares owned by Cogswell Acquisition Inc., a wholly owned subsidiary of the registrant, or the registrant or any of its subsidiaries. The maximum number of shares to be issued assumes that the series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock have been converted into 1,687,500; 13,297,346; 6,882,753 and
    4,608,658 shares of Spring Tide common stock, respectively.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(f)(2) under the Securities Act as one-third of the par value of the Spring Tide securities being received in the transaction.
(3) No separate consideration will be received for the rights, which initially will trade together with the common stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SPRING TIDE NETWORKS, INC.
                            THREE CLOCK TOWER PLACE
                                   SUITE 200
                          MAYNARD, MASSACHUSETTS 01754
                                 (978) 298-2000

                                                                        --, 2000
Dear Spring Tide Networks Stockholder:

     You are cordially invited to attend our special meeting of stockholders on --, --, 2000, at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.

     At the special meeting, we will ask you to vote on the merger of Spring Tide and Lucent Technologies Inc. In the merger, you will receive 0.6536 of a share of Lucent common stock for each share of Spring Tide common stock, series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock, on an as converted basis, that you own. You will receive cash for any fractional share of Lucent common stock which you would otherwise receive in the merger.

     Approximately 10% of the Lucent common stock that each Spring Tide stockholder would otherwise be entitled to receive will be deposited in an escrow account and may be used to compensate Lucent if Lucent is entitled to indemnification under the merger agreement. Lucent common stock is listed on the New York Stock Exchange under the trading symbol "LU" and on --, 2000, Lucent common stock closed at $ -- per share.

     The merger has been structured with the intent that you will not recognize any gain or loss for Federal income tax purposes on the receipt of Lucent common stock in exchange for your Spring Tide stock. A more detailed analysis of the material Federal income tax consequences of the merger is discussed in the proxy statement/prospectus.

     We cannot complete the merger unless the merger agreement is adopted by holders of a majority of the outstanding shares of Spring Tide common and preferred stock, voting together as a single class, and by a majority of the outstanding shares of the Spring Tide convertible preferred stock, voting together as a single class. Also, a majority of the outstanding shares of Spring Tide convertible preferred stock voting together as a single class must agree to waive any rights to elect to treat the merger as a liquidation and to receive any liquidation premium payable in cash in lieu of shares of Lucent common stock.

     Holders of Spring Tide capital stock who properly comply with certain statutory requirements will be entitled to an appraisal under Delaware law if the merger is completed.

     A number of Spring Tide stockholders have entered into a voting agreement with Lucent, pursuant to which they have agreed to vote the shares of Spring Tide stock they own "for" adoption of the merger agreement and, in the case of stockholders who own Spring Tide preferred stock, to waive their right to treat the merger as a liquidation and receive payment of any liquidation premium in cash in lieu of shares of Lucent common stock. Each of these stockholders has also granted to Lucent representatives an irrevocable proxy and a power of attorney to vote its shares of Spring Tide stock "for" adoption of the merger agreement and, in the case of holders of preferred stock, to waive payment of the liquidation premium in cash. On the record date, these stockholders in the aggregate owned and were entitled to vote (1) 65.1% of the Spring Tide common stock and preferred stock, voting together as a single class, and (2) 71.1% of the Spring Tide preferred stock, voting together as a single class.

     Only stockholders who hold shares of Spring Tide stock at the close of business on --, 2000 will be entitled to vote at the special meeting.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" COMMENCING ON PAGE 11 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, SPRING TIDE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Please complete, sign and return your proxy. Please do not send any stock certificates at this time. Thank you for your cooperation.

                                          Sincerely,

                                          --------------------------------------
                                          Allan L. Wallack
                                          President

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Lucent common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               THE PROXY STATEMENT/PROSPECTUS IS DATED -- , 2000,
        AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT -- , 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Lucent from documents that are not included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Lucent at the following address and telephone number:

                            LUCENT TECHNOLOGIES INC.
                            C/O THE BANK OF NEW YORK
                             CHURCH STREET STATION
                                 P.O. BOX 11009
                         NEW YORK, NEW YORK 10286-1009
                            TELEPHONE: 1-888-LUCENT6

     If you would like to request documents, please do so by --, 2000 in order to receive them before the Spring Tide special meeting.

     See "Where You Can Find More Information" (page 56).

                           SPRING TIDE NETWORKS, INC.
                       THREE CLOCK TOWER PLACE, SUITE 200
                          MAYNARD, MASSACHUSETTS 01754
                                 (978) 298-2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON --, 2000

To the Stockholders of Spring Tide Networks, Inc.:

     We will hold a special meeting of the stockholders of Spring Tide Networks, Inc. on --, --, 2000, at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109 to consider and vote upon a proposal to adopt the merger agreement among Lucent Technologies Inc., Cogswell Acquisition Inc., a wholly owned subsidiary of Lucent, and Spring Tide.

     Under the merger agreement, each outstanding share of Spring Tide common and convertible preferred stock will be converted into the right to receive
0.6536 of a share of Lucent common stock.

     We will transact no other business at the special meeting.

     Only holders of record of shares of Spring Tide stock at the close of business on --, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the merger agreement is adopted by holders of a majority of the outstanding shares of Spring Tide common stock and preferred stock, voting together as a single class, and holders of a majority of the outstanding shares of the Spring Tide preferred stock, voting together as a single class. Also, a majority of the outstanding shares of Spring Tide convertible preferred stock voting together as a single class must agree to waive any rights to elect to treat the merger as a liquidation and to receive any liquidation premium payable in cash in lieu of shares of Lucent common stock.

     Holders of Spring Tide capital stock who properly comply with certain statutory requirements are entitled to an appraisal of their shares under Delaware law.

     FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX A.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING, EVEN IF YOU HAVE RETURNED A PROXY. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL COUNT AS A VOTE AGAINST THE MERGER AGREEMENT.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                          By Order of the Board of Directors,

                                          Thomas E. Dolan
                                          Secretary

Maynard, Massachusetts
--, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      1
  General...................................................      1
  The Companies.............................................      2
  The Special Meeting.......................................      3
  The Merger................................................      5
  Selected Historical and Pro Forma Financial
     Data -- Lucent.........................................      8
RISK FACTORS................................................     11
  Risk Factors Relating to the Merger.......................     11
  Risk Factors Relating To Spring Tide......................     11
THE COMPANIES...............................................     15
  Recent Developments -- Lucent.............................     15
  Material Contracts between Lucent and Spring Tide.........     16
THE SPECIAL MEETING.........................................     16
  Date, Time and Place......................................     16
  Purpose of Special Meeting................................     16
  Record Date; Stock Entitled to Vote; Quorum...............     16
  Vote Required.............................................     17
  Voting Agreements.........................................     17
  Voting of Proxies.........................................     17
  Revocability of Proxies...................................     18
  Solicitation of Proxies...................................     18
  Appraisal Rights..........................................     18
THE MERGER..................................................     18
  Background to the Merger..................................     18
  Reasons for the Merger and Board of Directors
     Recommendation.........................................     21
  Opinion of Spring Tide's Financial Advisor................     23
  Interests of Certain Directors, Management and
     Stockholders of Spring Tide in the Merger..............     27
  Stock Options and Restricted Stock Agreements.............     27
  Accounting Treatment......................................     28
  Form of the Merger........................................     28
  Merger Consideration......................................     28
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................     29
  Liquidation Preference....................................     30
  Effective Time of the Merger..............................     30
  Stock Exchange Listing of Lucent Common Stock.............     30
  Certain Material United States Federal Income Tax
     Consequences of the Merger.............................     30
  Regulatory Matters........................................     31
  Rights of Stockholders to Appraisals......................     32
  Appraisal Rights Procedures...............................     32
  Resale of Lucent Common Stock.............................     35
THE MERGER AGREEMENT........................................     35
  Conditions to the Completion of the Merger................     35
  No Solicitation...........................................     37
  Termination...............................................     37
  Conduct of Business Pending the Merger....................     38
  Amendment; Extension and Waiver...........................     39

                                                                PAGE
                                                                ----
  Expenses..................................................     39
  Representations and Warranties............................     39
  Additional Agreements.....................................     41
  Indemnification and Insurance.............................     41
  Amendments to Spring Tide's Certificate of
     Incorporation..........................................     41
  Amendments to the Spring Tide By-Laws.....................     41
  Indemnification and Escrow Agreement......................     41
  Restricted Stock Agreement................................     42
  Incentive Stock Option Agreement..........................     43
  Employee Arrangements.....................................     43
  Non-Competition and Non-Solicitation Agreements...........     43
  Approval of the Right of Disqualified Individuals to
     Receive Any Amounts Payable to the Individual on an
     Acceleration of Vesting................................     43
STOCK PRICES AND DIVIDENDS..................................     44
DESCRIPTION OF LUCENT CAPITAL STOCK.........................     45
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LUCENT AND
  STOCKHOLDERS OF SPRING TIDE...............................     45
  Capitalization............................................     45
  Voting Rights.............................................     46
  Number, Election, Vacancy and Removal of Directors........     46
  Amendments to Certificate of Incorporation................     47
  Amendments to By-Laws.....................................     47
  Stockholder Action........................................     48
  Notice of Certain Stockholder Actions.....................     48
  Special Stockholder Meetings..............................     48
  Limitation of Personal Liability of Directors and
     Indemnification........................................     49
  Dividends.................................................     50
  Liquidation...............................................     50
  Conversion................................................     51
  Redemption Rights.........................................     51
  Appraisal Rights..........................................     52
  Rights Plan...............................................     52
CERTAIN INFORMATION CONCERNING SPRING TIDE..................     53
  Security Ownership of Directors, Executive Officers and
     Principal Stockholders of Spring Tide..................     53
LEGAL MATTERS...............................................     55
EXPERTS.....................................................     55
OTHER MATTERS...............................................     56
WHERE YOU CAN FIND MORE INFORMATION.........................     56
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     58
Annexes
  Annex A  Agreement and Plan of Merger
  Annex B  Section 262 of the Delaware General Corporation Law
  Annex C  Opinion of Credit Suisse First Boston Corporation
  Annex D  Form of Voting Agreement

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:  WHY IS SPRING TIDE MERGING?

A: This is a unique opportunity for Spring Tide to join and become part of Lucent, one of the world's leading designers, developers and manufacturers of communications systems, software and products, and for Spring Tide stockholders to become Lucent stockholders. Spring Tide will be joining Lucent's InterNetworking Systems Group, one of the world's leading providers of data communications networking solutions.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive 0.6536 of a share of Lucent common stock for each share of Spring Tide common stock and preferred stock that you own, and cash for any fractional share of Lucent common stock you would otherwise receive in the merger.

    All Spring Tide stockholders will have a portion of the Lucent stock they would otherwise be entitled to receive deposited in an escrow account that may be used to compensate Lucent if Lucent is entitled to indemnification under the merger agreement.

Q:  WHAT IS THE ESCROW FUND AND HOW DOES IT WORK?

A: If the merger is completed, Lucent will deposit into an escrow account approximately 10% of the Lucent common stock to be issued to Spring Tide stockholders. The escrowed shares will be available to compensate Lucent if it is entitled to indemnification under the merger agreement. Any escrowed shares not used to indemnify Lucent and which are not the subject of an unresolved claim for indemnification by Lucent will be distributed to the Spring Tide stockholders following the first anniversary of the consummation of the merger.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR ADOPTION OF THE MERGER AGREEMENT?

A: After considering the support for the merger from its independent directors and the other reasons set forth on pages 21 to 22 of this proxy statement/prospectus, your board of directors unanimously believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, Spring Tide and its stockholders.

Q:  WHAT IF THE MERGER IS NOT COMPLETED?

A: It is possible the merger will not be completed. That might happen if, for example, Spring Tide stockholders do not adopt the merger agreement. Should that occur, none of Lucent, Spring Tide or any third party is under any obligation to make or consider any alternative proposal regarding the purchase of your Spring Tide stock.

Q:  WHAT ELSE WILL HAPPEN AT THE MEETING?

A: We know of no other matters which are expected to come before the special meeting.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, PLEASE COMPLETE AND SIGN YOUR PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote for adoption of the merger agreement. IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE ON THE PROPOSAL, YOUR ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

    The special meeting will take place on --, --, 2000. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.

Q:  WHO MAY VOTE AT THE SPECIAL MEETING?

A: All stockholders of record as of the close of business on --, 2000 may vote. You are entitled to one vote for each share of Spring Tide common stock that you own on the record date, and one vote for each share of Spring Tide preferred stock that you own on the record date.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You may change your vote in one of three ways before your proxy is voted at the special meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Spring Tide at the address set forth in the answer to the last question below. Third, you may attend the special meeting and vote in person.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger has been completed, you will receive written instructions for exchanging your stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held at 10:00 a.m., local time, on --, 2000 at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2000.

Q:  WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: You may seek appraisal of the fair value of your shares by complying with all the Delaware law procedures explained on pages 32 to 34 and in Annex B.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

        Spring Tide Networks, Inc.
        Attention: Thomas E. Dolan
        Three Clock Tower Place
        Suite 200
        Maynard, Massachusetts 01754
        Telephone: (978) 298-2000

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement which is attached as Annex A and your appraisal rights under Delaware law, which are attached as Annex B. Also, see "Where You Can Find More Information" on page 56. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    GENERAL

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 28)

     In the merger, you will receive 0.6536 of a share of Lucent common stock for each share of Spring Tide common stock, series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock that you own. You will receive cash for any fractional share of Lucent common stock that you would otherwise receive in the merger.

     Approximately 10% of the Lucent common stock that each Spring Tide stockholder would otherwise be entitled to receive will be deposited in an escrow account that may be used to compensate Lucent if it is entitled to indemnification under the merger agreement. Any escrowed shares not used to indemnify Lucent and which are not the subject of an unresolved claim for indemnification by Lucent will be distributed to each Spring Tide stockholder following the first anniversary of the consummation of the merger.

OWNERSHIP OF LUCENT FOLLOWING THE MERGER

     Based on the number of currently outstanding shares of Spring Tide stock, we anticipate that Spring Tide stockholders will receive approximately 24,837,294 shares of Lucent common stock in the merger, excluding shares to be cancelled in the merger. Based on that number and on the number of currently outstanding shares of Lucent common stock, following the merger, former Spring Tide stockholders will own less than 1% of the outstanding shares of Lucent common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 30)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to the completion of the merger that Spring Tide receive an opinion from its counsel, Hale and Dorr LLP, stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies, unless you are subject to special tax treatment under the Internal Revenue Code, you will not recognize gain or loss for United States federal income tax purposes solely as a result of the exchange of your Spring Tide stock for Lucent common stock in the merger, except for any cash received in lieu of a fractional share of Lucent common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

RECOMMENDATION OF THE SPRING TIDE BOARD OF DIRECTORS (PAGE 21)

     The Spring Tide board of directors believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, Spring Tide and its stockholders and unanimously recommends that stockholders vote "for" adoption of the merger agreement.

     To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 18 to 21 and 11 to 14.

INTERESTS OF SPRING TIDE DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 27)

     Spring Tide stockholders should note that a number of directors and officers of Spring Tide have interests in the merger as directors or officers that are different from, or in addition to, those of a stockholder generally. If we complete the merger, certain indemnification arrangements for current directors and officers of Spring Tide will be continued and it is anticipated that certain employees of Spring Tide will be retained as employees of Lucent. It is a condition of the merger that certain executives and employees, with stock options or shares of Spring Tide common stock that are subject to a restricted stock agreement, enter into amendments to their respective stock option agreements and restricted stock agreements which provide that a portion of the options granted under the stock option agreements and a portion of the shares issued under the restricted stock agreements will vest only upon satisfaction of performance and retention conditions. In addition, based on the fulfillment of agreed upon performance and retention conditions, certain Spring Tide employees working for the InterNetworking Systems business group (other than specified officers and employees) of Lucent's Service Provider Networks Group will be eligible to participate in a bonus pool of $100 million in the aggregate which bonuses will be distributed during the two consecutive years immediately following the merger.

APPRAISAL RIGHTS (PAGE 32)

     If you do not wish to accept Lucent common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware chancery court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

     - send a written demand to Spring Tide for appraisal in compliance with Delaware law before the vote on the merger

     - not vote in favor of the merger

     - continuously hold your Spring Tide capital stock, from the date you make the demand for appraisal through the closing of the merger

Merely voting against the merger will not protect your rights to an appraisal. Annex B to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. Failure to follow all the steps required by Delaware law will result in the loss of your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail on pages 32 to 35.

                            THE COMPANIES (PAGE 15)

SPRING TIDE NETWORKS, INC.
Three Clock Tower Place
Suite 200
Maynard, Massachusetts 01754
(978) 298-2000

     Spring Tide designs, manufactures, and markets carrier-class network equipment that enables service providers to deploy new, value-added IP services with the same reliability and simplicity as the telephone network. Spring Tide's IP Service Switch 5000 creates a new service layer in the public IP network infrastructure, and delivers the network intelligence required for the widespread deployment of IP services such as network-based virtual private networks (VPNs).

LUCENT TECHNOLOGIES INC.
600 Mountain Avenue
Murray Hill, New Jersey 07974
(908) 582-8500

     Lucent is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Lucent is a global leader in the sale of public and private communications systems, supplying systems and software to most of the world's largest network operators and service providers. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

RECENT DEVELOPMENTS -- LUCENT

     On March 1, 2000 Lucent announced a plan to spin off its PBX, SYSTIMAX structured cabling and LAN-based data businesses to its stockholders, forming a separate company named Avaya Inc. that will focus directly and independently on the enterprise networking market. The spin-off is expected to be accomplished through a tax-free distribution of shares to Lucent's stockholders to be completed by the end of the fourth quarter of Lucent's fiscal year 2000, which ends on September 30.

     On July 20, 2000, Lucent announced plans to spin off its microelectronics business, which includes the optoelectronics components and integrated circuits divisions, in a separate, new company to be named later. An initial public offering for up to 20 percent of the new company is planned in the first calendar quarter of 2001, with the remaining shares of the new company expected to be spun off in a tax-free distribution by the summer of 2001. Lucent intends to seek a ruling from the Internal Revenue Service with respect to the tax-free treatment of the distribution. The distribution is subject to certain conditions, including obtaining a favorable tax ruling. The new company will include Lucent's microelectronics business which makes silicon chips and optoelectronic components, such as lasers, that are the building blocks for communications systems ranging from wireless phones and modems to Internet equipment and optical networking systems.

MARKET PRICE AND DIVIDEND INFORMATION (PAGE 44)

     Shares of Lucent common stock are listed on the New York Stock Exchange. On July 24, 2000, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transactions Tape, was $50 1/8. On --, 2000, the last day for which information was available prior to the date of this proxy statement/prospectus, the last reported sale price of one share of Lucent common stock, as reported on the New York Stock Exchange Composite Transactions Tape, was --. We are unable to provide information with respect to the market prices of the Spring Tide stock, and the equivalent per share market prices of Lucent common stock have been omitted, because there is no established trading market for shares of Spring Tide stock.

     Lucent has historically paid to its stockholders a regular quarterly dividend, currently $0.02 per share. The payment of dividends by Lucent in the future will depend on business conditions, its financial position, earnings and other factors. Spring Tide has never paid dividends to its stockholders.

                         THE SPECIAL MEETING (PAGE 16)

     The special meeting of Spring Tide stockholders will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m., local time, on --, --, 2000. At the special meeting, all stockholders will be asked to adopt the merger agreement among Lucent Technologies Inc., Cogswell Acquisition Inc., a wholly owned subsidiary of Lucent, and Spring Tide.

RECORD DATE; VOTING POWER

     Spring Tide stockholders are entitled to notice of, and to vote at, the special meeting if they owned shares as of the close of business on --, 2000, the record date.

     On the record date, there were outstanding 11,524,499 shares of Spring Tide common stock, 150,000 shares of Spring Tide series A convertible preferred stock, 1,181,987 shares of Spring Tide series B convertible preferred stock, 3,059,003 shares of series C convertible preferred stock and 4,207,577 shares of Spring Tide series D convertible preferred stock. Stockholders will have one vote at the special meeting for each share of Spring Tide common stock that they owned on the record date, and will have one vote for each share of Spring Tide preferred stock that they owned on the record date, whether voting together with the common stock or as a separate vote of all preferred stock entitled to vote.

     On the record date, 58.9% of the outstanding shares of Spring Tide common stock and preferred stock, and 65.5% of the outstanding shares of Spring Tide preferred stock, were held by directors and executive officers of Spring Tide and their affiliates.

VOTE REQUIRED

     The affirmative vote of holders of (1) a majority of the outstanding shares of the Spring Tide common stock and preferred stock, voting together as a single class and (2) a majority of the outstanding shares of the Spring Tide preferred stock voting together as a single class is required to adopt the merger agreement.

     WE CANNOT COMPLETE THE MERGER UNLESS THE MERGER PROPOSAL IS ADOPTED BY THE REQUISITE VOTE.

VOTING AGREEMENTS

     A number of Spring Tide stockholders have entered into a voting agreement with Lucent pursuant to which they have agreed to vote the shares of Spring Tide stock they own "for" adoption of the merger agreement and, in the case of stockholders who own Spring Tide preferred stock, to waive their right to elect to treat the merger as a liquidation and receive any liquidation premium in cash in lieu of shares of Lucent common stock. Each of these stockholders has also granted an irrevocable proxy and a power of attorney to Lucent representatives to vote that stockholder's shares of Spring Tide stock "for" adoption of the merger agreement. The form of the voting agreement is attached as Annex D.

     On the record date, these stockholders in the aggregate owned and agreed to vote 65.1% of the Spring Tide common stock and preferred stock, voting together as a single class, and 71.1% of the preferred stock, voting together as a single class.

LUCENT OWNERSHIP

     Pursuant to a stock purchase agreement, dated as of December 21, 1999, Lucent acquired 1,135,136 shares of Spring Tide series D convertible preferred stock, which upon conversion is equal to approximately 4.3% of Spring Tide's outstanding capital stock.

                              THE MERGER (PAGE 35)

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement. It is the principal document governing the merger.

CONDITIONS TO THE MERGER (PAGE 18)

     Lucent and Spring Tide will complete the merger only if they satisfy or, in some cases, waive several conditions, including the following:

     - holders of a majority of the outstanding shares of Spring Tide common stock and preferred stock voting together as a single class must agree to adopt the merger agreement

     - holders of a majority of the outstanding shares of preferred stock, voting together as a single class, must agree to adopt the merger agreement and to waive any rights to elect to treat the merger as a liquidation and to receive any liquidation premium in cash in lieu of shares of Lucent common stock

     - no judgment, order, statute, law or regulation entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition may be in effect that would (1) prevent or materially delay the merger or (2) otherwise materially impair the ability of Lucent or Spring Tide to perform its obligations under the merger agreement

     - no action or proceeding has been commenced seeking a temporary restraining order, preliminary or permanent injunction, other order from any court of competent jurisdiction or any other legal restraint or prohibition preventing or materially delaying the merger or which would materially impair the ability of Lucent or Spring Tide to perform its obligations under the merger agreement other than an action or proceeding that has been dismissed with prejudice, and Lucent and Spring Tide will use their reasonable best efforts to prevent the entry of any temporary restraining order, preliminary or permanent injunction or other order and will appeal promptly any order that may have been entered

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order

     - Lucent common stock to be issued in accordance with the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance

     - Spring Tide and Lucent must comply with their respective agreements and conditions in all material respects

     - the respective representations and warranties of Spring Tide and Lucent contained in the merger agreement must be true and correct, or true and correct in all material respects, in accordance with the applicable standards set forth in the merger agreement

     - no material adverse change in the assets, business, financial condition or operations of either party may occur and no event or events may occur that could reasonably be expected to have a material adverse effect on the other party other than as a result of (1) general economic conditions, (2) business and economic conditions generally affecting the data networking industry, (3) liabilities incurred in connection with the merger agreement or the transactions contemplated by it, or (4) resulting from the announcement of the transactions contemplated by the merger agreement

     - the waiting period applicable to the merger under United States antitrust laws must expire or be terminated

     - in the case of Lucent only, certain executives and employees of Spring Tide must enter into an amendment to their respective restricted stock agreements and stock option agreements with Spring

       Tide which amendments provide that certain shares previously issued and options granted under those agreements will vest only upon satisfaction of certain performance and retention conditions

     - in the case of Spring Tide only, Lucent must enter into a letter agreement with Spring Tide regarding certain bonus payments to employees of Spring Tide following the merger

     - in the case of Spring Tide only, Spring Tide must receive a written opinion, dated the closing date, from Hale and Dorr LLP, counsel to Spring Tide, addressing certain tax matters

NO SOLICITATION (PAGE 37)

     The merger agreement provides that Spring Tide will not, and will not authorize or permit any of its affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of Spring Tide or any of its affiliates, to solicit, initiate or encourage any acquisition proposal, enter into any agreement or understanding with respect to any acquisition proposal, participate in any discussion or negotiation regarding any acquisition proposal or furnish information to any person or take any other actions to facilitate an acquisition proposal. Without limiting this restriction, any violation of the restriction of which Spring Tide or any of its affiliates had knowledge at the time of the violation, by any officer, director, employee, investment banker, attorney, employee or other advisor or representative of Spring Tide or any of its affiliates, whether or not such person is purporting to act on behalf of Spring Tide or any of its affiliates or otherwise, will be deemed to be a breach of the merger agreement by Spring Tide. Spring Tide has agreed to promptly advise Lucent of any acquisition proposal and inquiries with respect to any acquisition proposal.

INDEMNIFICATION AND ESCROW AGREEMENT (PAGE 41)

     The merger agreement provides that 10% of the shares of Lucent common stock to be issued to Spring Tide stockholders in the merger will be placed in escrow as soon as practicable after the merger is completed. The escrow account will be the sole and exclusive source available to compensate Lucent for the indemnification obligations of Spring Tide stockholders under the merger agreement, other than for any claim of fraud if Lucent so elects. The escrow will terminate one year after the date of the merger at which time all shares of Lucent stock that are in the escrow account and are not the subject of any claim by Lucent will be released from escrow. Any shares of Lucent stock that are the subject of an unasserted claim will continue to be held in escrow until all such claims have been resolved.

NON-COMPETITION AND NON-SOLICITATION AGREEMENTS (PAGE 43)

     As a condition to the merger, certain executives and employees of Spring Tide must enter into non-competition and non-solicitation agreements with Lucent and Spring Tide. Each of these persons has agreed with Lucent and Spring Tide that for 18 months after the date of the merger the individual will not, without Lucent's consent, compete with the activities currently conducted by Spring Tide.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

     Termination. The merger agreement may be terminated and the merger abandoned at any time prior to the merger, whether before or after adoption of the merger agreement by the stockholders of Spring Tide:

     - by mutual agreement of Lucent and Spring Tide

     - by Lucent or Spring Tide, if, the merger has not been completed by January 31, 2001

     - by Lucent or Spring Tide, if any court of competent jurisdiction in the United States or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action has become final and nonappealable

     - by Lucent or Spring Tide, if the other party has materially breached its obligations under the merger agreement, unless the breach is cured within 15 calendar days after notice to the other party

REGULATORY MATTERS (PAGE 31)

     United States antitrust laws prohibit Lucent and Spring Tide from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Lucent and Spring Tide each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on August 4, 2000. Under the antitrust laws the merger may not be completed until after the expiration or early termination of the applicable waiting period on September 3, 2000.

ACCOUNTING TREATMENT (PAGE 28)

     The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Lucent expects a significant portion of the purchase price to be allocated to goodwill and identifiable intangible assets. The merger is expected to result in a charge against earnings for in-process research and development.

EXPENSES (PAGE 39)

     Lucent and Spring Tide will each pay its own expenses incidental to the preparation of the merger agreement, the carrying out of the provisions of the merger agreement and the consummation of the merger whether or not the merger is consummated, except that all printing expenses and SEC filings fees will be divided equally between Lucent and Spring Tide.

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- LUCENT

HISTORICAL

     Lucent was spun off from AT&T Corp. in 1996. On February 1, 1996, AT&T began transferring to Lucent the assets and liabilities relating to Lucent's operations. Lucent's historical financial data for periods prior to that date reflect the results of operations and the financial position of the business that was transferred to Lucent from AT&T in the separation as if Lucent had been a stand-alone entity and have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Lucent business. Lucent's historical financial data for periods prior to that date also include an allocation of certain AT&T corporate headquarters assets, liabilities and expenses related to the Lucent business. The calculation of earnings (loss) per common share on a historical basis includes the retroactive recognition to January 1, 1995 of the 524,624,894 shares on a pre-split basis, or 2,098,499,576 shares on a post-split basis, owned by AT&T on April 10, 1996.

     Beginning September 30, 1996, Lucent changed its fiscal year end from December 31 to September 30 and reported results for the nine-month transition period ended September 30, 1996. All per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and April 1, 1998. Lucent's results were restated to include the results of International Network Services and Excel Switching Corporation, which merged with Lucent in transactions that were each accounted for as a pooling of interests.

     Effective October 1, 1998, Lucent changed its method of accounting for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and post-retirement benefit costs. As a result, Lucent recorded a one-time, after-tax gain from the cumulative effect of the accounting change of $1,308 million (net of tax of $842 million), or $0.41 per diluted common share, for the first fiscal quarter of 1999. This accounting change also resulted in a reduction in benefit costs in the year ended September 30, 1999 that increased income by $427 million ($260 million after-tax, or $0.08 per basic and diluted share) as compared with the previous accounting method.

     The following selected historical financial data of Lucent at and for the nine months ended June 30, 2000 and June 30, 1999 are derived from unaudited condensed financial statements incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, include all necessary adjustments for a fair presentation of those data in conformity with generally accepted accounting principles. Results for the nine-month period ended June 30, 2000 may not be indicative of the results for the full year. These selected financial data reflect the treatment of the expected spin off of Lucent's enterprise networks business as discontinued operations and were prepared consistent with Accounting Principles Board Opinion No. 30. The revenues, costs and expenses and assets and liabilities of the business to be spun off have been segregated and the net operating results and net assets of this business have been reported as "Discontinued Operations."

     The following selected historical financial data of Lucent at September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999 is derived from audited historical financial statements incorporated by reference in this proxy statement/prospectus. The selected historical financial data of Lucent at September 30, 1997 and 1996 and December 31, 1995 and for the nine-month period ended September 30, 1996 and twelve-month period ended December 31, 1995, is derived from unaudited financial statements not incorporated by reference in this proxy statement/prospectus, and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles. For fiscal year information reflecting the treatment of the expected spin off of Lucent's enterprise networks business as discontinued operations, see "Pro Forma" below.

     THE INFORMATION IN THIS SECTION SHOULD BE READ ALONG WITH LUCENT'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 56.

                                    AT OR FOR THE NINE       AT OR FOR THE TWELVE       AT OR FOR THE NINE   AT OR FOR THE TWELVE
                                       MONTHS ENDED              MONTHS ENDED              MONTHS ENDED          MONTHS ENDED
                                         JUNE 30,                SEPTEMBER 30,            SEPTEMBER 30,          DECEMBER 31,
                                    -------------------   ---------------------------   ------------------   --------------------
                                      2000       1999      1999      1998      1997            1996                  1995
                                    --------   --------   -------   -------   -------   ------------------   --------------------
                                                          DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS
INCOME STATEMENT DATA:
Revenues..........................  $25,133    $22,270    $38,774   $32,108   $27,802        $16,726               $21,770
Operating income (loss)...........    2,920      3,814      5,444     2,680     1,632            747                  (911)
Income from continuing
  operations......................    1,732      2,327         --        --        --             --                    --
Income (loss) from discontinued
  operations......................      (29)       207         --        --        --             --                    --
Income (loss) before cumulative
  effect of accounting change.....    1,703      2,534      3,481     1,065       470            388                  (808)
Cumulative effect of accounting
  change..........................       --      1,308      1,308        --        --             --                    --
Net income (loss).................  $ 1,703    $ 3,842    $ 4,789   $ 1,065   $   470        $   388               $  (808)
Earnings (loss) per common
  share --
basic:
Income from continuing
  operations......................  $  0.54    $  0.75    $  1.12        --        --             --                    --
Income (loss) from discontinued
  operations......................    (0.01)      0.07         --        --        --             --                    --
Cumulative effect of accounting
  change..........................       --       0.42       0.42        --        --             --                    --
Net income (loss).................  $  0.53    $  1.24    $  1.54   $  0.35   $  0.16        $  0.14               $ (0.33)
Earnings (loss) per common
  share --
diluted:
Income from continuing
  operations......................  $  0.53    $  0.73    $  1.08        --        --             --                    --
Income (loss) from discontinued
  operations......................    (0.01)      0.06         --        --        --             --                    --
Cumulative effect of accounting
  change..........................       --       0.41       0.41        --        --             --                    --
Net income (loss).................  $  0.52    $  1.20    $  1.49   $  0.34   $  0.16        $  0.14               $ (0.33)
Dividends declared per common
  share...........................  $  0.06    $  0.06    $  0.08   $ 0.078   $ 0.056        $ 0.038                    --
BALANCE SHEET DATA:
Total assets......................  $46,340    $33,619    $39,250   $29,711   $25,256        $23,632               $20,250
Total debt........................    5,163      5,475      7,038     4,649     4,208          4,003                 4,023
Shareowners' equity...............   26,130     12,725     13,936     7,960     4,570          3,479                 1,925

PRO FORMA

     The following selected pro forma financial data of Lucent at and for the years ended September 30, 1999, 1998 and 1997 is derived from unaudited condensed financial information incorporated by reference in this proxy statement/prospectus and, in the opinion of Lucent's management, includes all necessary adjustments for a fair presentation of that data in conformity with generally accepted accounting principles. The selected pro forma financial data reflect the treatment of the expected spin off of Lucent's enterprise networking business as discontinued operations and were prepared consistent with Accounting Principles Board Opinion No. 30. The revenues, costs and expenses and assets and liabilities of the business to be spun off have been segregated and the net operating results and net assets of this business have been reported as "Discontinued Operations."

                                                                  AT OR FOR THE TWELVE
                                                                      MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                  DOLLARS IN MILLIONS,
                                                              EXCEPT FOR PER SHARE AMOUNTS
INCOME STATEMENT DATA:
Revenues....................................................  $30,617    $24,367    $21,483
Operating income............................................    4,694      1,953      1,219
Income from continuing operations...........................    3,026        769        453
Income from discontinued operations.........................      455        296         17
Income before cumulative effect of accounting change........    3,481      1,065        470
Cumulative effect of accounting change......................    1,308         --         --
Net income..................................................  $ 4,789    $ 1,065    $   470
Earnings per common share --
basic:
Income from continuing operations...........................  $  0.97    $  0.25    $  0.15
Income from discontinued operations.........................     0.15       0.10       0.01
Cumulative effect of accounting change......................     0.42         --         --
Net income..................................................  $  1.54    $  0.35    $  0.16
Earnings per common share --
diluted:
Income from continuing operations...........................  $  0.94    $  0.25    $  0.15
Income from discontinued operations.........................     0.14       0.09       0.01
Cumulative effect of accounting change......................     0.41         --         --
Net income..................................................  $  1.49    $  0.34    $  0.16
Dividends declared per common share.........................  $  0.08    $  0.08    $  0.06
BALANCE SHEET DATA:
Total assets................................................  $35,372    $25,144    $21,045
Total debt..................................................    5,867      2,861      4,182
Shareowners' equity.........................................   13,936      7,960      4,570

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement/ prospectus, Spring Tide stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

RISK FACTORS RELATING TO THE MERGER

     - The exchange ratio for Lucent common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price. Under the merger agreement, each share of Spring Tide stock will be converted into the right to receive 0.6536 of a share of Lucent common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of Lucent common stock. The price of Lucent common stock at the closing of the merger may vary from its price on the date of this proxy statement/prospectus and on the date of the special meeting. The price may vary because of changes in the business, operations or prospects of Lucent, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the price of Lucent common stock on the date of the special meeting may not be indicative of its price on the date the merger is completed. We urge Spring Tide stockholders to obtain current market quotations for Lucent common stock.

     - The price of Lucent common stock may be affected by factors different from those affecting the value of Spring Tide stock. Upon completion of the merger, holders of Spring Tide stock will become holders of Lucent common stock. Lucent's business differs from that of Spring Tide, and Lucent's results of operations, as well as the price of Lucent common stock, may be affected by factors different from those affecting Spring Tide's results of operations and the value of Spring Tide stock. For a discussion of Lucent's business and certain factors to consider in connection with this business, see Lucent's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, as amended; and Quarterly Reports for the periods ended December 31, 1999, March 31, 2000 and June 30, 2000.

     - A portion of the Lucent common stock to be received by Spring Tide stockholders will be placed in escrow to satisfy indemnity claims made by Lucent under the merger agreement. The merger agreement provides that each Spring Tide stockholder will remain liable and will indemnify Lucent and certain other persons after the merger for any inaccuracy in a representation or warranty and for any breach or default by Spring Tide of any covenants or agreements made by Spring Tide in the merger agreement. As soon as practicable after the date of the merger, Lucent will cause 10% of the shares of Lucent common stock issued in connection with the merger to be deposited into an escrow account, which will be available to it to satisfy the indemnification obligations of the Spring Tide stockholders. There can be no assurance that the Spring Tide stockholders will receive any of the shares in the escrow account should they be required to indemnify Lucent under the terms of the merger agreement. See "The Merger Agreement -- Indemnification and Escrow Arrangement" on page 41 and "The Merger -- Merger Consideration" on page 28.

RISK FACTORS RELATING TO SPRING TIDE

     As a stand-alone company, Spring Tide's business is subject to numerous risks and uncertainties, including those described below. Spring Tide's stockholders should understand that these and other risks will continue to apply to Spring Tide's business if the merger is not consummated.

     - Spring Tide has a limited operating history and has not had profitable operations. Since its inception, Sprint Tide has incurred losses. For the period from its date of incorporation, on March 17, 1998, to December 31, 1998, Spring Tide incurred losses of $2.5 million. Spring Tide incurred net losses of $12.6 million in the fiscal year ending December 31, 1999. Although Spring Tide began shipping development systems in the last half of 1999, it has only begun to recognize revenues in the first quarter of 2000. As of June 30, 2000, Spring Tide had an accumulated deficit of $26.6 million. If the merger with Lucent is not consummated, Spring Tide would expect to increase its operating expenses significantly in the second half of 2000 and would expect its operating results to be adversely affected if its revenues did not increase significantly over the same period. If Spring Tide's future revenues do not increase substantially, then increased expenditures would have a material adverse effect on Spring Tide's future business, results of operations and financial condition.

     - Spring Tide will need additional financing. If the merger with Lucent is not consummated and Spring Tide continues as a stand-alone company, Spring Tide would not have sufficient capital to continue its business operations as currently conducted. Spring Tide will be required also to obtain significant additional debt and/or equity funds for research and development and to otherwise provide working capital for its continuing operations. While Spring Tide believes it will be able to raise the funds required to finance its operations as a stand-alone company, it cannot assure you that the required funds will be available when needed on terms favorable to Spring Tide. If the required funds cannot be obtained, Spring Tide could be forced to revise its business plans, including possible curtailment of its future business operations, reduction of its planned future growth or a combination with another company on terms less favorable than the terms governing the merger with Lucent.

     - Market acceptance of the IP Service Switch is not assured and may not be achieved. If the IP Service Switch does not achieve market acceptance, or if market acceptance occurs more slowly than expected, Spring Tide's ability to increase its revenues and achieve profitability could be harmed. The success of Spring Tide's products depends, in part, on the ability to make potential customers recognize the advantages and cost-effectiveness of the products. In addition, many of its customers and potential customers have long-standing relationships with suppliers of competing technologies and network architectures that have already achieved a degree of market acceptance. If the IP Service Switch does not quickly achieve sufficient customer acceptance, Spring Tide may be unable to attract additional users to generate the volume of business necessary for widespread acceptance of its products.

     - The IP Service Switch is currently Spring Tide's only product line, and its future revenues substantially depend on its commercial success. To date, the IP Service Switch 5000 products are the only products that have been shipped to Spring Tide's customers. Spring Tide's future revenues substantially depend on the commercial success of the IP Service Switch product line. If Spring Tide's customers and potential customers do not adopt, purchase and successfully deploy the IP Service Switch in large numbers, Spring Tide's revenue may not grow and its operating results may be seriously harmed.

     - Spring Tide has a lengthy sales cycle. As a result, Spring Tide's revenues and operating results may vary significantly and unexpectedly from quarter to quarter. A customer's decision to purchase the IP Service Switch involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Timing of customer purchase decisions is unpredictable and depends on a number of factors outside of Spring Tide's control, including the technical skills of the customer and its end-users, the size of the network deployment, the complexity of the network environment and the degree of hardware and software configuration required. Network service providers and other customers with complex networks may expand their networks in large increments on a periodic basis. Accordingly, Spring Tide may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis.

     - Spring Tide relies upon a limited number of significant customers.
       Spring Tide anticipates that sales of its products to relatively few customers will account for a significant portion of its total revenue. To date, substantially all of Spring Tide's revenues have come from Lucent, who has purchased Spring Tide's products under the terms of an OEM contract. The failure of Spring Tide to diversify its customer base and increase its sales to end-user customers may have material adverse effects on the result of operations and financial condition of Spring Tide.

     - Spring Tide's market for carrier class networks equipment which enables IP Services is highly competitive. Competitors in this market include large companies such as Lucent, Cisco Systems, Nortel Networks, Alcatel, Ericsson and Siemens. Many of these larger competitors have substantially greater financial, technical, sales, marketing and other resources than Spring Tide as well as greater name recognition and larger installed customer bases. As a result, these larger competitors are able to devote greater resources to the development, promotion, sale and support of their products than Spring Tide can as a stand-alone company. Additionally, a number of smaller companies have announced plans to compete for business in this market. If Spring Tide is unable to compete efficiently, its ability to increase its revenue and market share may be harmed.

     - The failure of Spring Tide's contract manufacturer to meet its manufacturing needs would seriously harm its ability to timely fill customer orders. Spring Tide uses ACT Manufacturing, Inc., a third-party contract manufacturer located in Hudson, Massachusetts, which provides manufacturing services for numerous other companies. If ACT terminates its relationship with Spring Tide or is unable to produce sufficient quantities of Spring Tide's products in a timely manner and at satisfactory quality levels, Spring Tide's ability to fill customer orders on time, its reputation and its operating results will suffer. Qualifying new contract manufacturers and commencing volume production is expensive and time consuming, and changing contract manufacturers would disrupt Spring Tide's business, potentially causing Spring Tide to lose revenue.

     - Spring Tide depends on its key personnel, and the hiring of additional personnel. Spring Tide's success depends upon the continued contributions of key management, engineering, sales and marketing and manufacturing personnel, many of whom would be difficult to replace. In particular, Spring Tide believes that its future success is highly dependent on retention of these employees. Spring Tide believes that its future success will also depend in large part upon its ability to attract and retain additional highly skilled personnel. Competition for highly skilled personnel is intense and there can be no assurance that Spring Tide will be successful in retaining its existing or attracting additional key personnel. The loss of the services of any of Spring Tide's key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could materially adversely affect Spring Tide's business, operating results and financial condition.

     - Spring Tide's market is subject to rapid technological change. The market for Spring Tide's IP Service Switch and other service delivery products is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer and end user requirements. Spring Tide may be unable to respond quickly or effectively to these developments. Spring Tide may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render Spring Tide's existing or future products obsolete.

     - Spring Tide may be unable to protect its proprietary technology. Spring Tide relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Spring Tide also enters into confidentiality or license agreements with its employees, consultants and third parties with whom Spring Tide has strategic relationships. Despite Spring Tide's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of Spring Tide's products is difficult, and Spring Tide cannot be certain that the steps it has taken will prevent unauthorized use of Spring Tide's technology, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.

     - Spring Tide faces risks associated with its international operations that could harm its financial condition and results of operations. Spring Tide intends to substantially expand its international operations and enter new international markets. This expansion will require significant management attention and financial resources to develop appropriate international sales and support channels. Additionally, Spring Tide intends to rely on a limited number of international partners to increase sales and to manage customer service. Spring Tide has limited experience in marketing and distributing its products internationally and may be unable to develop international market demand for its products directly or through distribution arrangements. In addition, its international operations may be affected by other factors, including:

        - certification requirements and unexpected changes in them or in other regulatory requirements;

        - difficulties inherent in developing versions of its products that comply with local standards;

        - difficulties and costs of staffing and managing foreign operations;

        - potential consequences of foreign currency fluctuations;

        - potentially adverse tax consequences; and

        - political and economic instability.

                                 THE COMPANIES

SPRING TIDE NETWORKS, INC.
Three Clock Tower Place
Suite 200
Maynard, Massachusetts 01754

     Spring Tide designs, manufactures, and markets carrier-class network equipment that enables service providers to deploy new, value-added IP services with the same reliability and simplicity as the telephone network. Spring Tide's IP Service Switch 5000 creates a new service layer in the public IP network infrastructure, and delivers the network intelligence required for the widespread deployment of IP services such as network-based virtual private networks (VPNs).

     Spring Tide sells its products to major telecom carriers, local exchange carriers, and Internet service providers. Spring Tide enables these service providers to offer a broad portfolio of highly-available, IP services across any kind of access media. By delivering IP services on a network-based platform, Spring Tide reduces the cost and complexity of deploying them, and enables service providers to generate new, high margin revenue streams. As of July 28, 2000, customers deploying Spring Tide's products included AT&T Wireless, Vanion, Ionex, and Broadslate.

     Spring Tide has approximately 194 full-time and 2 part-time employees, most of whom are located at Spring Tide's headquarters in Maynard, Massachusetts. Spring Tide was organized as AC Systems Corp, under the laws of Delaware on March 17, 1998, and its executive offices are located at Three Clock Tower Place, Suite 200, Maynard, Massachusetts.

LUCENT TECHNOLOGIES INC.
600 Mountain Avenue
Murray Hill, New Jersey 07974
(908) 582-8500

     Lucent is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Lucent is a global leader in the sale of public and private communications systems, supplying systems and software to most of the world's largest network operators and service providers. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

     Lucent was incorporated in Delaware in November 1995. Lucent was a wholly owned subsidiary of AT&T prior to its initial public offering of common stock on April 10, 1996, and became completely separate from AT&T when the remaining shares of Lucent common stock held by AT&T were distributed to AT&T's stockholders on September 30, 1996. Additional information regarding Lucent is contained in Lucent's filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 56.

RECENT DEVELOPMENTS -- LUCENT

     On March 1, 2000 Lucent announced a plan to spin off its PBX, SYSTIMAX structured cabling and LAN-based data businesses to its stockholders, forming a separate company named Avaya Inc. that will focus directly and independently on the enterprise networking market. The spin-off is expected to be accomplished through a tax-free distribution of shares to Lucent's stockholders to be completed by the end of the fourth quarter of Lucent's fiscal year 2000, which ends on September 30.

     On July 20, 2000, Lucent announced plans to spin off its microelectronics business, which includes the optoelectronics components and integrated circuits divisions, in a separate, new company to be named later. An initial public offering is planned for up to 20 percent of the new company in the first calendar quarter of 2001, with the remaining shares of the new company expected to be spun off in a tax-free distribution by the summer of 2001. Lucent intends to seek a ruling from the Internal Revenue Service with respect to the tax-free treatment of the distribution. The distribution is subject to certain conditions, including obtaining a favorable tax ruling. The new company will include Lucent's microelectronics business which makes silicon chips and optoelectronic components, such as lasers, that are the building blocks for communications systems ranging from wireless phones and modems to Internet equipment and optical networking systems.

MATERIAL CONTRACTS BETWEEN LUCENT AND SPRING TIDE

     Pursuant to a stock purchase agreement dated December 21, 1999, Lucent purchased 1,135,136 shares of series D convertible preferred stock of Spring Tide, which upon conversion is equal to approximately 4.3% of Spring Tide's outstanding capital stock. Lucent also entered into a right of first refusal and co-sale agreement and investor rights agreement in connection with its purchase of Spring Tide preferred stock. In November 1999, Lucent and Spring Tide entered into a worldwide original equipment manufacturer agreement for the sale by Lucent of Spring Tide's IP Service Switch 5000.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Spring Tide as part of the solicitation of proxies by the Spring Tide board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, on --, 2000.

PURPOSE OF SPECIAL MEETING

     At the special meeting, we are asking holders of Spring Tide stock to adopt the merger agreement among Lucent Technologies Inc., Cogswell Acquisition Inc., a wholly owned subsidiary of Lucent, and Spring Tide.

     The Spring Tide board of directors has determined that the merger is advisable and fair to, and in the best interests of, Spring Tide stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that Spring Tide stockholders vote "for" adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Spring Tide stock at the close of business on --, 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date, (1) 11,524,499 shares of Spring Tide common stock were issued and outstanding and held by 63 holders of record, (2) 150,000 shares of Spring Tide series A convertible preferred stock were issued and outstanding and held by 3 holders of record, (3) 1,181,987 shares of Spring Tide series B convertible preferred stock were issued and outstanding and held by 13 holders of record, (4) 3,059,003 shares of Spring Tide series C convertible preferred stock were issued and outstanding and held by 15 holders of record, and (5) 4,207,577 shares of Spring Tide series D convertible preferred stock were issued and outstanding and held by 16 holders of record.

     A quorum is present at the special meeting for purposes of the combined vote of the holders of Spring Tide common stock and preferred stock if a majority of the shares of Spring Tide common stock, and a majority of the preferred stock, in each case, which are issued and outstanding and entitled to vote on the record date are represented in person or by proxy. A quorum is present with respect to the single class vote of the preferred stockholders if the holders of a majority of the shares of preferred stock which are issued, outstanding and entitled to vote on the record date are represented in person or by proxy. If the quorum for either the vote of Spring Tide common and preferred stockholders or the vote of Spring Tide preferred stockholders is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

     Holders of record of Spring Tide common stock on the record date are entitled to one vote for each share of common stock at the special meeting. Holders of record of Spring Tide preferred stock on the record date are entitled to one vote for each share of Spring Tide preferred stock at the special meeting whether voting together with the common stock or in a separate vote of the preferred stock entitled to vote.

     On the record date, 58.9% of the outstanding shares of Spring Tide common stock and preferred stock, and 65.5% of the outstanding shares of Spring Tide preferred stock, were held by directors and executive officers of Spring Tide and their affiliates.

VOTE REQUIRED

     The affirmative vote of holders of (1) a majority of the outstanding shares of the Spring Tide common stock and preferred stock, voting together as a single class and (2) a majority of the outstanding shares of Spring Tide preferred stock voting together as a single class is required to adopt the merger agreement.

     IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. WE CANNOT COMPLETE THE MERGER UNLESS THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IS APPROVED BY THE REQUISITE VOTE.

VOTING AGREEMENTS

     Each of Steven Akers, Stephen Collins, Christopher McCleary, Allan L. Wallack, North Bridge Venture Partners II, L.P., North Bridge Venture Partners III, L.P., Matrix Partners V, L.P., Matrix V Entrepreneurs Fund, L.P., Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. have entered into a voting agreement with Lucent and Spring Tide pursuant to which they agreed to vote the shares of Spring Tide stock they own "for" adoption of the merger agreement. Each of these stockholders who own Spring Tide preferred stock also agreed to vote his, her or its shares of preferred stock to waive any right to treat the merger as a liquidation and to receive any liquidation premium payable in cash in lieu of shares of Lucent common stock. The form of the voting agreement is attached as Annex D to the proxy statement/prospectus.

     On the record date, these stockholders owned and agreed to vote (1) 65.1% of the outstanding shares of Spring Tide common stock and preferred stock, voting together as a single class, and (2) 71.1% of the Spring Tide preferred stock, voting together as a single class.

VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS WITH RESPECT TO THE PROPOSAL WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT.

     Shares of Spring Tide stock represented at the special meeting but not voting, including abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares voted for the proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement. If a Spring Tide stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against adoption of the merger agreement.

     The persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies.

No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by filing with the secretary of Spring Tide a duly executed revocation of proxy, by submitting a duly executed proxy to the secretary of Spring Tide bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of Spring Tide may solicit proxies from stockholders in person, by telephone or other electronic means.

     PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. A transmittal form with instructions for the surrender of Spring Tide stock certificates will be mailed to you as soon as practicable after completion of the merger.

APPRAISAL RIGHTS

     If you do not wish to accept Lucent common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

     - send a written demand to Spring Tide for appraisal in compliance with Delaware law before the vote on the merger

     - not vote in favor of the merger

     - continuously hold your Spring Tide capital stock, from the date you make the demand for appraisal through the closing of the merger

Merely voting against the merger will not protect your rights to an appraisal. Annex B to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. If you do not follow all the steps required by Delaware law, you will lose your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail on pages 32 to 34.

     See "The Merger -- Right of Stockholders to Appraisals" and "The
Merger -- Appraisal Rights Procedures" on page 32, and "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Spring Tide -- Appraisal Rights" on page 52.

                                   THE MERGER

     The following discussion summarizes the material terms of the merger and the merger agreement. We urge stockholders to read carefully the merger agreement and the fairness opinion of Credit Suisse First Boston which are attached as Annexes A and C to this proxy statement/prospectus.

BACKGROUND TO THE MERGER

     Beginning in January 1999, representatives of Spring Tide and Lucent held multiple discussions. These discussions were principally focused on a range of partnering possibilities with respect to the development and distribution of Spring Tide's products, primarily with the Lucent's InterNetworking Services Group.

     On January 21, 1999, Steven Akers, Chief Technical Officer and Vice President, Product Development, and Stephen Collins, Vice President, Business Development, of Spring Tide met in Boxborough, Massachusetts with representatives of Lucent, including Will Engler, Director, Strategy and Business Development, InterNetworking Systems Group, and other Lucent business development employees. Spring Tide presented an overview of the company, products under development, product applications, and related information.

     In March and April 1999, Spring Tide was invited to bid on two Lucent opportunities, one in Australia and one in the United States, as part of Lucent proposals to customers in these countries by Lucent. During this period, the possibility of an original equipment manufacturing (OEM) partnership with Lucent was also discussed.

     On May 5, 1999, representatives of Lucent including Mr. Engler and Eric Hager, Director, Strategy and Business Development, InterNetworking Systems Group, of Lucent met in Boxborough, Massachusetts with Allan L. Wallack, Chief Executive Officer and President, Mr. Akers, Mr. Collins and other members of the Spring Tide management team. Mr. Akers described Spring Tide's technology and the progress of its product development. In addition, Spring Tide management demonstrated the Spring Tide IP Services Switch 5000 to the Lucent representatives.

     During the week of June 5, 1999, representatives of Lucent and Spring Tide had several discussions about a potential OEM relationship and certain technical diligence matters.

     On July 16, 1999, representatives of Lucent including James Zeitlin, Senior Vice President, Strategic Business Development InterNetworking Systems Group, Mr. Engler and Mr. Hager met in Boxborough, Massachusetts with representatives of Spring Tide management. At the meeting, Spring Tide demonstrated the capabilities of Spring Tide's IP Service Switch 5000, and the group held additional discussions concerning the terms of an OEM contract. Following the meeting, Spring Tide's IP Service Switch 5000 was delivered to a Lucent facility in Alameda, California.

     During the months of August, September and October of 1999, numerous teleconferences involving representatives of Spring Tide and Lucent were held regarding a potential OEM agreement. During August of 1999, the Spring Tide IP Service Switch 5000 was tested at the Lucent facility in Pleasanton, California.

     On November 1, 1999, Spring Tide entered into an OEM contract with Ascend Communications, a wholly owned subsidiary of Lucent.

     From November 1999 through March 2000, Spring Tide and Lucent worked cooperatively in presenting the Spring Tide products to customers. During this period, the Spring Tide IP Service Switch 5000 was delivered to numerous customer locations in the United States and internationally, with extensive testing taking place.

     On December 21, 1999, Spring Tide completed the sale and issuance of 4,207,577 shares of series D preferred stock at a price of $9.25 per share. Lucent purchased 1,135,136 of these shares.

     On March 30, 2000, Mr. Wallack spoke with Mr. Zeitlin via teleconference regarding the potential of expanding the business relationship beyond the existing OEM contract and explored the possibility of a potential business combination.

     On March 31, 2000, Mr. Wallack spoke to members of the Spring Tide board of directors regarding the existing relationship between Spring Tide and Lucent and the possibility of expanding the business relationship. Mr. Wallack described to the board members his discussion with Mr. Zeitlin that had taken place the previous day. It was agreed that a private meeting between representatives of Lucent and Spring Tide would be arranged for the following week.

     On April 4, 2000, Mr. Wallack and Mr. Akers met with Mr. Zeitlin and Mr. Hager to discuss the status of product development and future product strategy at Spring Tide and a possible business combination between Lucent and Spring Tide.

     On April 5, 2000, Mr. Wallack spoke via teleconference with the Spring Tide board of directors regarding a possible business combination between the two companies and the engagement of the services of a financial advisor to represent Spring Tide. Later that day, Spring Tide retained Credit Suisse First Boston as its financial advisor in connection with a potential business combination.

     On April 10, 2000, representatives of Credit Suisse First Boston contacted Lucent and held a discussion with several members of Lucent's corporate strategy group, including Michael Bond, Vice President -- Strategic Development, and Philip Chin, Director -- Corporate Development, regarding a potential business combination between Lucent and Spring Tide. Lucent requested and subsequently received preliminary due diligence materials regarding Spring Tide.

     On April 18, 2000, Mr. Akers, Mr. Wallack and a representative of Credit Suisse First Boston held a discussion via teleconference with representatives from Lucent, including Mr. Engler, Mr. Hager and technical representatives from the Nexabit group within Lucent. The focus of the discussion was the functionality of the IP Service Switch 5000 and the future resource requirements relating to the general development of the product.

     During the course of the week of April 17, 2000, Mr. Wallack had several informal discussions with members of the Spring Tide board of directors as to the status of ongoing discussions with Lucent.

     On April 25, 2000, Mr. Wallack met with representatives of Credit Suisse First Boston at its offices in Palo Alto California and reviewed the state of the discussions with Lucent, the identity and likelihood of interest by third parties in acquiring Spring Tide, and any discussions or contact with such third parties. Also discussed was the state of new third party OEM relationships with Spring Tide. The parties identified certain third parties to contact regarding potential interest in acquiring Spring Tide and Credit Suisse First Boston called these parties subsequent to this meeting.

     On April 26, 2000, a meeting was held among Janet Davidson, President of the Internetworking Systems Group, Mr. Hager, Mr. Chin, Mr. Engler and Richard Wong, Manager -- Corporate Development, all of Lucent, to discuss a possible business combination with Spring Tide.

     Throughout the month of May, 2000, Spring Tide and Credit Suisse First Boston provided Lucent with additional information relating to Spring Tide and held discussions with employees of Lucent regarding the likelihood, timing and nature of a potential proposal by Lucent to acquire Spring Tide. During this time, Credit Suisse First Boston held preliminary discussions with several other companies regarding their level of interest in acquiring Spring Tide.

     On May 31, 2000, Lucent obtained approval from the office of the Chief Executive Officer to continue discussions with Spring Tide.

     On June 8, 2000, Mr. Bond contacted Credit Suisse First Boston and indicated that Lucent would like to proceed with an acquisition of Spring Tide. Over the course of the next two weeks, representatives of Credit Suisse First Boston held numerous discussions with Mr. Bond regarding the price, structure and terms of the proposed acquisition.

     On June 26, 2000, Spring Tide received an offer from Lucent substantially similar to the terms described in the "The Merger Agreement". After review and consultation with Credit Suisse First Boston, Spring Tide agreed to allow Lucent to conduct detailed due diligence concurrent with the negotiation and drafting of definitive documentation related to an acquisition of Spring Tide by Lucent.

     On June 29, 2000, due diligence sessions focused principally on the Spring Tide hardware platform were held at the law offices of Hale and Dorr LLP, counsel to Spring Tide, in Boston, Massachusetts. Following the meetings at the offices of Hale and Dorr, Lucent representatives were escorted by Spring Tide representatives through the Spring Tide offices and engineering laboratories in Maynard, Massachusetts.

     Between July 2, 2000 and July 5, 2000, Lucent and Spring Tide negotiated a mutually acceptable confidentiality agreement. On July 5, 2000, Lucent and Spring Tide executed a confidentiality agreement containing customary terms and conditions regarding the confidential treatment of information furnished by the parties.

     Between July 5, 2000 and July 7, 2000, Lucent conducted due diligence sessions at the law offices of Hale and Dorr in Boston, Massachusetts. The sessions on July 6, 2000 focused principally on the software components of the Spring Tide product, and corporate due diligence was conducted throughout the three-day period. In addition, Lucent representatives met with members of the audit and tax practice of Arthur Andersen, who represented Spring Tide. During the week of July 12, 2000, Lucent made several follow up requests for information from Spring Tide, and further information was provided to Lucent pursuant to these requests.

     On July 14, a special meeting of the Spring Tide board of directors was held via teleconference. Credit Suisse First Boston reviewed the status of its discussions with Lucent and the status of outstanding business issues. Counsel reviewed, among other things, the status of negotiations with Lucent's counsel, outstanding issues and the anticipated timing of the transaction.

     On July 19, 2000, the Lucent board of directors, by unanimous consent, approved the revised terms of the proposed acquisition.

     On July 20, 2000, a special meeting of the Spring Tide board of directors was held via teleconference. Credit Suisse First Boston and counsel to Spring Tide each reviewed the status of their current discussions with Lucent. Counsel also reviewed the terms of the proposed transaction and answered questions from the board.

     On July 24, 2000, a special meeting of the Spring Tide board of directors was held via teleconference with representatives of Credit Suisse First Boston and Hale and Dorr participating. Credit Suisse First Boston rendered its oral opinion to the board, subsequently confirmed in writing, that as of that date, the exchange ratio was fair to the holders of Spring Tide common stock, other than Lucent and its affiliates, from a financial point of view, and answered questions with the board. Counsel reviewed the terms of the definitive merger agreement and related documentation and answered questions by the board. After discussion by the Spring Tide board regarding the status of the Lucent negotiations, the continuing progress of the due diligence process and the reasons set forth under "Reasons for the Merger," the Spring Tide board authorized management to execute the definitive merger agreement and related agreements. On the evening of July 24, 2000, the parties executed the merger agreement.

     Prior to the commencement of trading on the New York Stock Exchange on July 25, 2000, Lucent issued a press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

     Reasons for the Merger. In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement by Spring Tide stockholders, the Spring Tide board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the Spring Tide board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Spring Tide board of directors.

     The Spring Tide board of directors considered the following factors as reasons that the merger will be beneficial to Spring Tide and its stockholders:

     - the access afforded to Spring Tide's products through Lucent's established relationships with large business organizations and enterprises and with major customers, sales and marketing resources and distribution channels;

     - the belief that the merger would permit Spring Tide to leverage hardware and software technologies developed for other products in the Lucent portfolio, including the access and aggregation switching systems to which Spring Tide products are often connected in Spring Tide's customers' networks;

     - the belief that, through a reorganization, the opportunity to own Lucent common stock would provide Spring Tide stockholders with greater future liquidity in the security of an attractive company that could capitalize on the business prospect of Spring Tide and provide a better return of stockholder investment; and

     - the success of the existing OEM partnership with Lucent demonstrated their ability to penetrate and broaden the market for Spring Tide's IP Service Switch product.

     In the course of its deliberations, the Spring Tide board of directors reviewed with Spring Tide management a number of other factors relevant to the merger. In particular, the Spring Tide board of directors considered, among other things:

     - information relating to the business, assets, management, competitive position and operating performance of Spring Tide, including the prospects of Spring Tide if it were to continue as an independent company;

     - the financial presentation of Credit Suisse First Boston, including its opinion described under "The Merger -- Opinion of Spring Tide's Financial Advisor" on page 22, to the effect that, as of the date of such opinion, the exchange ratio was fair from a financial point of view, to the holders of Spring Tide common stock, other than Lucent and its affiliates;

     - the likelihood that the merger would be completed; and

     - the expected qualification of the merger as a reorganization under
       Section 368(a) of the Internal Revenue Code.

     The Spring Tide board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the operations of Lucent and Spring Tide might not be successfully integrated;

     - the risk that, despite the efforts of Spring Tide and Lucent after the merger, key personnel might leave Spring Tide;

     - the risk that the potential benefits of the merger might not be fully realized; and

     - the risk that the market price for Lucent stock might decline.

     The Spring Tide board of directors believed that certain of these risks were unlikely to occur, that Spring Tide could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Spring Tide board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Spring Tide board of directors may have given different weight to different factors.

     Recommendation of the Spring Tide Board of Directors. After careful consideration, the Spring Tide board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, Spring Tide and its stockholders and has unanimously approved the merger agreement and the merger. The Spring Tide board of directors unanimously recommends that the stockholders of Spring Tide vote "for" adoption of the merger agreement.

OPINION OF SPRING TIDE'S FINANCIAL ADVISOR

     Spring Tide retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the merger. On July 24, 2000, the Spring Tide board of directors met to review the proposed merger with Lucent and the final terms of the merger agreement. During this meeting Credit Suisse First Boston rendered its oral opinion, subsequently confirmed in writing, that, as of July 24, 2000, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair to the holders of Spring Tide common stock, other than Lucent and its affiliates, from a financial point of view.

     The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations set on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion. The full text of the opinion is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. Spring Tide stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the exchange ratio to holders of Spring Tide common stock, other than Lucent and its affiliates, from a financial point of view as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

     In connection with its opinion, Credit Suisse First Boston, among other things:

     - reviewed publicly available business and financial information relating to Lucent and business and financial information relating to Spring Tide, as well as the merger agreement and related documents;

     - reviewed other information relating to Spring Tide and Lucent, including financial forecasts provided to Credit Suisse First Boston by Spring Tide and publicly available financial forecasts relating to Lucent, and met with the management of Spring Tide to discuss the business and prospects of Spring Tide;

     - considered financial and stock market data of Lucent and financial data of Spring Tide and compared that data with similar data for publicly held companies in businesses Credit Suisse First Boston deemed similar to those of Lucent and Spring Tide;

     - considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected or announced; and

     - considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts that Credit Suisse First Boston reviewed, (i) in the case of Spring Tide, Credit Suisse First Boston was advised, and assumed, that such information was reasonably prepared on bases reflecting the best then available estimates and judgments of Spring Tide's management as to the future financial performance of Spring Tide and (ii) in the case of Lucent, the management of Lucent reviewed publicly available financial forecasts relating to Lucent and advised Credit Suisse First Boston that such financial forecasts represented reasonable estimates as to the future financial performance of Lucent. Spring Tide also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Spring Tide or Lucent, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. The Credit Suisse First Boston opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on July 24, 2000. Credit Suisse First Boston has not expressed any opinion as to what the value of Lucent common stock actually will be when issued to the holders of Spring Tide common stock pursuant to the merger or the prices at which shares of Lucent common stock will trade subsequent to the merger.

     In preparing the Credit Suisse First Boston opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Spring Tide, Lucent or the merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of Spring Tide or Lucent. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spring Tide or Lucent. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness to the holders of Spring Tide common stock, other than Lucent and its affiliates, from a financial point of the exchange ratio and were provided to the Spring Tide board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Spring Tide board of directors at its meeting held on July 24, 2000. The summaries of certain financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

     Transaction Multiples. Credit Suisse First Boston calculated the fully diluted equity value for Spring Tide implied by the exchange ratio, as well as the multiples of the implied aggregate transaction value to Spring Tide's projected revenues for 2000, 2001 and 2002 and to the number of Spring Tide employees. The following table sets forth the results of this analysis:

                               ESTIMATED
                SPRING TIDE      LUCENT       AGGREGATE VALUE/
SPRING TIDE      AGGREGATE       SHARES      ESTIMATED REVENUES    AGGREGATE
FULLY DILUTED   TRANSACTION   AND OPTIONS    ------------------    VALUE PER
EQUITY VALUE       VALUE        RECEIVED     2000   2001   2002     EMPLOYEE
-------------   -----------   ------------   ----   ----   ----    ----------
 (MILLIONS)     (MILLIONS)                                         (MILLIONS)
   $1,500         $1,467       28,950,543    97.2x  37.7x  14.7x      $7.6

     Potential Public Market Valuation Analysis. Credit Suisse First Boston analyzed the present value to Spring Tide's current stockholders of potential fully distributed equity values of Spring Tide following a future initial public offering of Spring Tide common stock. For purposes of this analysis, Credit Suisse First Boston assumed, based on current equity market conditions, Spring Tide's projected revenues and revenue growth rates, that Spring Tide would be able to conduct an initial public offering in February 2001. For purposes of determining a range of potential fully distributed equity values of Spring Tide following its initial public offering, Credit Suisse First Boston applied multiples ranging from 30.0 to 47.5 to discounted projected 2002 revenues for Spring Tide of $100 million. Credit Suisse First Boston derived this range of revenue multiples by examining the current trading multiples for 27 high growth broadband infrastructure companies. The following table sets forth the results of this analysis:

                                               PRESENT VALUE OF FULLY
  MULTIPLE OF        FULLY DISTRIBUTED        DISTRIBUTED EQUITY VALUE
DISCOUNTED 2002   -----------------------   -----------------------------
   ESTIMATED      AGGREGATE      EQUITY          50%            100%
   REVENUES         VALUE        VALUE      DISCOUNT RATE   DISCOUNT RATE
---------------   ----------   ----------   -------------   -------------
                  (MILLIONS)   (MILLIONS)
     30.0x          $3,000       $3,191        $1,635          $1,206
     32.5x          $3,250       $3,441        $1,763          $1,300
     35.0x          $3,500       $3,691        $1,891          $1,395
     37.5x          $3,750       $3,941        $2,019          $1,489
     40.0x          $4,000       $4,191        $2,147          $1,584
     42.5x          $4,250       $4,441        $2,275          $1,678
     45.0x          $4,500       $4,691        $2,404          $1,772
     47.5x          $4,750       $4,941        $2,532          $1,867

     Precedent Transaction Analysis. Credit Suisse First Boston reviewed the following precedent acquisitions of private technology companies by public technology companies:

     - Nortel Networks' acquisition of Shasta Networks

     - Ericsson's acquisition of Torrent

     - Siemens' acquisition of Redstone Communications

     - Alcatel's acquisition of Assured Access

     - Efficient Networks' terminated acquisition of NetScreen

     - Nokia's acquisition of Network Alchemy

     - Cisco Systems' acquisition of Altiga

     - Cisco Systems' acquisition of Compatible Systems

     - Lucent's acquisition of Xedia

     - Intel's acquisition of Shiva

     - Cisco Systems' acquisition of NetSpeed

Credit Suisse First Boston noted, among other things, that the acquisition value in these transactions as a multiple of the number of employees of the acquired companies ranged from $1.7 million per employee to $9.1 million per employee.

     Terminal Value Analysis. Credit Suisse First Boston calculated the present value for Spring Tide using various assumptions, including (i) compound annual revenue growth rates ranging from 50% to 100%, (ii) exit multiples of next twelve month price/earnings ratios in 2005 ranging from 30 times to 70 times,
(iii) operating margins in 2005 ranging from 12% to 24%, and (iv) discount rates ranging from 18% to 50%. These analyses implied present values for Spring Tide ranging from $73 million to $3,111 million. The following table sets forth the range of implied present values (in millions) assuming a compound annual revenue growth rate of 75% and an exit multiple of 50 times:

      OPERATING
      MARGIN IN
         2005                 DISCOUNT RATE
      ---------           ----------------------
                              18%      25%    50%
12%...................    $  651   $  504   $224
18%...................    $  977   $  756   $337
24%...................    $1,303   $1,009   $449

     Pro Forma Analyses. Credit Suisse First Boston analyzed certain pro forma effects expected to result from the merger, including, among other things, the expected effect of the merger on the projected revenues per share and earnings per share of Lucent for the first two fiscal quarters of 2001 and for full fiscal year 2001. The following table summarizes the results of this analysis:

                                                             ACCRETION/(DILUTION)
                                                   -----------------------------------------
                                                   FIRST QUARTER    SECOND QUARTER
                                                      FY2001            FY2001        FY2001
                                                   -------------    --------------    ------
Pro forma earnings per share.....................      (1.64)%          (1.57)%       (1.37)%
Pro forma revenues per share.....................      (0.79)%          (0.77)%       (0.73)%

The actual results achieved by the combined company after the merger may vary from projected results and the variations may be material.

     The Credit Suisse First Boston opinion and presentation to the Spring Tide board of directors was one of many factors taken into consideration by the Spring Tide board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Spring Tide board of directors or the management of Spring Tide with respect to the value of Spring Tide or whether the Spring Tide board of directors would have been willing to agree to a different exchange ratio.

     The Spring Tide board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Spring Tide board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as its familiarity with Spring Tide. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have performed investment banking services for Lucent and have received customary fees for these services. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Lucent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

     Under an engagement letter dated April 5, 2000, Spring Tide engaged Credit Suisse First Boston to provide financial advisory services to the Spring Tide board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. Under the terms of the engagement letter, Spring Tide has agreed to pay Credit Suisse First Boston a customary fee for its services contingent upon the consummation of the merger. In addition, Spring Tide has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and related persons against liabilities and expenses arising out of or in conjunction with its engagement, including, to the extent permitted, liabilities arising under the federal securities laws.

INTERESTS OF CERTAIN DIRECTORS, MANAGEMENT AND STOCKHOLDERS OF SPRING TIDE IN THE MERGER

     In considering the recommendation of the Spring Tide board of directors in favor of the merger, you should be aware that certain directors, executive officers and stockholders of Spring Tide have interests in the merger as specified in the merger agreement that are different from, or in addition to, the interests of stockholders of Spring Tide generally. These interests relate to or arise from, among other things:

     - the continued indemnification of current directors and officers of Spring Tide

     - the retention of certain current officers, who are also directors of Spring Tide, as employees of Lucent

     - accelerated vesting of shares of Spring Tide common stock (or Lucent restricted stock substituted for the Spring Tide stock) acquired or to be acquired by certain executives and employees of Spring Tide subject to stock option agreements or restricted stock purchase agreements with Spring Tide

     - the release from escrow of Lucent stock to be acquired by certain executive and employees of Spring Tide upon satisfaction of certain performance and retention conditions

     - the potential payment of additional bonuses to certain Spring Tide employees following the merger upon satisfaction of performance and retention conditions

     Except as described below those persons have, to the knowledge of Lucent and Spring Tide, no material interest in the merger apart from those of stockholders generally. The Spring Tide board of directors was aware of, and considered the interests of, their directors, executive officers and these stockholders when it approved the merger agreement and the merger.

     Indemnification and Insurance. The merger agreement provides that Lucent will, or will cause the surviving corporation to, fulfill and honor in all respects the obligations of Spring Tide to indemnify each person who is or was a director or officer of Spring Tide pursuant to any indemnification provision of the Spring Tide certificate of incorporation, or by-laws as each was in effect on the date of the merger agreement. Lucent will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions of each person who is or was a director or officer of Spring Tide which occur prior to the merger under customary terms and conditions.

     Spring Tide Executive Officers. It is anticipated that certain Spring Tide's executive officers will become employees of Lucent after the merger.

     Employee Benefits. Lucent has agreed to provide employee benefit plans, programs and arrangements to those individuals who will continue to be employees of Spring Tide after the merger that are the same as those made generally available to similarly situated employees of Lucent hired by Lucent after January 1, 2000. These benefits will be made available as soon as practicable after the merger. Until these benefits are made available, Lucent has agreed that it will provide the same benefits that were provided to employees of Spring Tide on July 24, 2000. Lucent will recognize each employee's service to Spring Tide prior to the merger solely for the purposes of determining eligibility to participate and vest in benefit plans, not including accrual, and applying Lucent's vacation schedule.

     Employee Arrangements. Based on the fulfillment of certain agreed upon performance and retention conditions, Spring Tide employees working for the InterNetworking Systems business group (other than certain officers and employees) of Lucent's Service Provider Networks Group will be eligible to participate in a bonus pool of $100 million in the aggregate which bonuses will be distributed during the two consecutive years immediately following the merger.

STOCK OPTIONS AND RESTRICTED STOCK AGREEMENTS

     Under the merger agreement, at the effective time of the merger, Lucent will assume the Spring Tide's 1998 Stock Incentive Plan and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire Lucent common stock on the same terms and conditions as applied to the Spring Tide stock option. The number of shares of Lucent common stock to be issued in respect of a Spring Tide option will be equal to the number of shares of Spring Tide common stock that would be issued in respect of that option multiplied by the 0.6536 exchange ratio, rounded down to the nearest whole share. The exercise price per share of Lucent common stock for any Spring Tide option will be equal to the exercise price per share of Spring Tide common stock for that option divided by the 0.6536 exchange ratio, rounded to the nearest cent. As of July 24, 2000, the number of shares of Spring Tide common stock reserved for issuance pursuant to outstanding Spring Tide stock options under the plan was 4,590,938.

     In addition, following the merger, each restricted stock agreement between a Spring Tide stockholder and Spring Tide and each stock option agreement between a Spring Tide option holder and Spring Tide will be assumed by Lucent, subject to the same restrictions and vesting contained in the related Spring Tide restricted stock or stock option agreement, as each such agreement may be amended prior to the merger.

     Certain of Spring Tide's officers, directors and employees have agreed to amend their incentive stock option agreements or restricted stock agreements to provide that 20% of the total number of each individual's shares and shares under options, calculated after vesting acceleration relating to the merger, will vest in accordance with certain agreed upon performance-based milestones. One half of the unvested shares will vest on each milestone date if the applicable milestone is satisfied on or before the agreed upon date subject to pro rata reduction if the milestone is satisfied within 90 days of the applicable date. Any unvested restricted shares will be subject to an option to repurchase by Spring Tide. If the individual is terminated without good cause or resigns with good reason any shares subject to the amended vesting will continue to vest as described above.

     Lucent will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Lucent common stock subject to the assumed Spring Tide stock options. The registration statement will be kept effective (and the current status of the prospectus required by the Securities and Exchange Commission will be maintained in accordance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of
1934) for so long as any assumed Spring Tide options remain outstanding.

ACCOUNTING TREATMENT

     The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Lucent expects a significant portion of the purchase price to be allocated to goodwill and identifiable intangible assets. The merger is expected to result in a charge against earnings for in-process research and development.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Cogswell Acquisition Inc., a wholly owned subsidiary of Lucent, will merge with and into Spring Tide. Spring Tide will be the surviving corporation of the merger and a wholly owned subsidiary of Lucent, and will continue under the name "SPRING TIDE NETWORKS, INC."

MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Spring Tide stock (other than shares as to which appraisal rights have been properly exercised) will be converted into the right to receive 0.6536 of a share of Lucent common stock, except that treasury stock and stock held by Cogswell Acquisition or Lucent or its subsidiaries will be canceled. Stockholders will receive cash for any fractional share that they would otherwise receive in the merger. As of the effective time of the merger, all shares of Spring Tide stock will no longer be outstanding, will automatically be canceled and will cease to exist. At that time, each holder of a certificate representing shares of Spring Tide stock (other than shares as to which appraisal rights have been properly exercised) will cease to have any rights as a stockholder except the right to receive Lucent common stock, the right to any dividends or other distributions in accordance with the merger agreement and the right to receive cash for any fractional share of Lucent common stock. The exchange ratio was determined through arm's-length negotiations between Lucent and Spring Tide.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Spring Tide stock into the right to receive Lucent common stock will occur automatically at the effective time of the merger. As of the effective time of the merger, Lucent will deposit with The Bank of New York (or another institution selected by Lucent), the exchange agent, for the benefit of the holders of Spring Tide stock, certificates representing the shares of the Lucent common stock to be issued pursuant to the merger agreement, less the number of shares of Lucent common stock to be deposited in escrow accounts. As soon as practicable after the merger, the exchange agent will send a transmittal letter to each former Spring Tide stockholder. The transmittal letter will contain instructions for obtaining shares of Lucent common stock in exchange for shares of Spring Tide stock. PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the merger, each certificate that previously represented shares of Spring Tide stock will represent only the right to receive the Lucent common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Lucent common stock as described below.

     Until holders of certificates previously representing Spring Tide stock for the purchase of such stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Lucent common stock into which those shares have been converted with a record date after the merger, and will not receive cash for any fractional shares of Lucent common stock. When holders surrender those certificates, they will receive any unpaid dividends and any cash for any fractional share of Lucent common stock without interest.

     Upon surrender of certificates previously representing Spring Tide stock, together with the letter of transmittal described above duly executed and such other documents as the exchange agent may reasonably require, the holder will be entitled to receive (1) a certificate representing the number of whole shares of Lucent common stock into which the Spring Tide stock, represented by the surrendered certificates, will have been converted at the effective time of the merger, less the number of shares of Lucent common stock to be deposited in the escrow account on behalf of the holder, (2) cash in lieu of any fractional share of Lucent common stock in accordance with the merger agreement, and (3) certain dividends and distributions in accordance with the merger agreement.

     In the event of a transfer of ownership of Spring Tide stock which is not registered in the records of Spring Tide's transfer agent, a certificate representing the proper number of shares of Lucent common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - that certificate is properly endorsed and otherwise is in proper form for transfer

     - the person requesting the issuance (1) pays to the exchange agent any transfer or other taxes resulting from the issuance of shares of Lucent common stock in a name other than that on the surrendered certificate, or
       (2) establishes to the satisfaction of the exchange agent that tax has been paid or is not applicable.

     All shares of Lucent common stock issued upon conversion of shares of Spring Tide stock, including any cash paid for any fractional share of Lucent common stock, will be issued in full satisfaction of all rights relating to those shares of Spring Tide stock.

     No fractional share of Lucent common stock will be issued to any Spring Tide stockholder upon surrender for exchange of certificates previously representing Spring Tide stock. In lieu of any fractional share, the stockholder will receive cash equal to the product obtained by multiplying (1) the closing price for a share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape on the date immediately preceding the date on which the merger is completed by (2) the fractional share to which the stockholder would otherwise be entitled.
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

LIQUIDATION PREFERENCE

     Spring Tide's certificate of incorporation provides that if Spring Tide merges with another corporation, each holder of Spring Tide preferred stock is entitled to receive, subject to adjustment to account for any stock splits, from Spring Tide, as a liquidation preference, $1.00 per share of series A preferred stock, $5.22 for each share of series B preferred stock, $5.46 for each share of series C preferred stock and $9.25 for each share of series D preferred stock that such holder owns as a liquidation preference. It is a condition of Lucent to the merger that a majority of the outstanding shares of Spring Tide convertible preferred stock, voting together as a single class, agree to waive any rights to treat the merger as a liquidation and to receive any liquidation premium payable in cash in lieu of shares of Lucent common stock.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as stated in the certificate of merger or agreed upon by Lucent and Spring Tide. The filing of a certificate of merger will occur at the time of the closing of the merger.

STOCK EXCHANGE LISTING OF LUCENT COMMON STOCK

     It is a condition to completion of the merger that the Lucent common stock issued to Spring Tide stockholders in the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax considerations that are applicable to the stockholders of Spring Tide who exchange their Spring Tide capital stock for Lucent common stock in the merger. This discussion is based on existing provisions of the Internal Revenue Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Lucent, Spring Tide, or Spring Tide's stockholders as described herein.

     This discussion does not deal with all federal income tax considerations that may be relevant to particular Spring Tide stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are insurance companies or financial institutions, who are tax-exempt organizations, who are foreign persons or entities, who do not hold their Spring Tide stock as a capital asset, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or who have previously entered into a transaction deemed to result in a constructive sale of Spring Tide stock under the Internal Revenue Code. This discussion also does not address the tax consequences of the merger to holders of options or warrants to acquire Spring Tide capital stock. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), or the tax consequences of the assumption by Lucent of outstanding options. ACCORDINGLY, SPRING TIDE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     Spring Tide has received an opinion from Hale and Dorr LLP, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The opinion is subject to certain assumptions, limitations and qualifications, and is based upon certain

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

factual representations of Lucent, its subsidiary formed to undertake the merger and Spring Tide. In addition, the consummation of the merger is conditioned upon Hale and Dorr LLP delivering an opinion to Spring Tide at the closing similar to the opinion filed as an exhibit to the registration statement which will be based upon factual representations of Lucent, its acquisition subsidiary and Spring Tide as of the date of the closing.

     If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then, subject to the assumptions, limitations and qualifications referred to herein and in the opinion, the merger should result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by the stockholders of Spring Tide stock who exchange their Spring Tide stock in the merger solely for Lucent common stock (except to the extent of cash received in lieu of a fractional share of Lucent common stock).

          (b) The aggregate tax basis of the Lucent common stock received by a Spring Tide stockholder in the merger (including any fractional share of Lucent common stock not actually received) will be the same as the aggregate tax basis of the Spring Tide stock surrendered therefor.

          (c) The holding period of the Lucent common stock received by each Spring Tide stockholder in the merger will include the period for which the Spring Tide stock surrendered in exchange therefor was considered to be held, provided that the Spring Tide stock so surrendered was held as a capital asset at the time of the merger.

          (d) Cash payments received by holders of Spring Tide stock in lieu of a fractional share will be treated as if such fractional share of Lucent common stock had been issued in the merger and then redeemed by the combined company. A Spring Tide stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          (e) Each of Lucent, its subsidiary formed to participate in the merger and Spring Tide will be a party to the reorganization, and as such will not recognize gain or loss directly as a result of the merger.

     The parties will not request a ruling from the Internal Revenue Service in connection with the merger. Spring Tide stockholders should be aware that neither the tax opinion filed as an exhibit to the registration statement nor the tax opinion that is to be delivered at the closing of the merger will bind the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary position. In addition, the tax opinion filed as an exhibit to the registration statement and the tax opinion that is to be delivered at the closing of the merger are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by Lucent and Spring Tide.

     A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Spring Tide stockholders recognizing taxable gain or loss with respect to each share of Spring Tide stock surrendered equal to the difference between the holder's basis in such share and the fair market value, as of the effective time of the merger, of the Lucent common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Lucent common stock so received would equal its fair market value as of the effective time of the merger, and the holder's holding period for such stock would begin the day after the merger. The gain or loss generally will be capital gain or loss. In the case of an individual stockholder, capital gain is subject to a maximum tax rate of 20% if the individual held his or her Spring Tide shares for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied.

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

Lucent and Spring Tide each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission on August 4, 2000. The applicable waiting period will expire on September 3, 2000. Under the antitrust laws, the merger may not be completed until after the expiration or early termination of the applicable waiting period. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Lucent or Spring Tide. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if made, that it would not be successful.

RIGHTS OF STOCKHOLDERS TO APPRAISALS

     Under the Delaware General Corporation Law, any holder of Spring Tide capital stock who does not wish to accept the merger consideration in respect of his or her shares of common stock has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, his or her shares of stock, judicially determined, and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Annex B to this proxy statement/prospectus.

     Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal right. Please review Section 262 for the complete procedure. Spring Tide will not give you any notice other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.

APPRAISAL RIGHTS PROCEDURES

     If you are a Spring Tide stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

          You must make a written demand for appraisal: You must deliver a written demand for appraisal to Spring Tide before the vote on the merger agreement is taken at the special meeting. This written demand for appraisal must be separate from your proxy. A vote against the merger agreement alone will not constitute demand for appraisal.

          You must refrain from voting for approval of the merger: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against approval of the merger or (2) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

          You must continuously hold your Spring Tide shares: You must continuously hold your shares of Spring Tide capital stock, from the date you make the demand for appraisal through the closing of the merger. If you are the record holder of Spring Tide capital stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the merger, you will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

     A written demand for appraisal of Spring Tide stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on their shares of Spring Tide common stock certificate(s). If you are

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

the beneficial owner of Spring Tide capital stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

     If you own Spring Tide capital stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Spring Tide capital stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds Spring Tide capital stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Spring Tide capital stock that are in your name.

     If you are a Spring Tide stockholder who elects to exercise approval rights, you should mail or deliver a written demand to:

                       Three Clock Tower Place, Suite 200
                          Maynard, Massachusetts 01754
                           Attention: Thomas E. Dolan

     It is important that Spring Tide receive all written demands before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

     If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

     Written notice: Within ten days after the closing of the merger, Spring Tide must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

     Petition with the chancery court: Within 120 days after the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the chancery court. Spring Tide has no intention at this time to file this petition. Because Spring Tide has no obligation to file this petition, if you do not file this petition within 120 days after the closing, you will lose your rights of appraisal.

     Withdrawal of demand: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Spring Tide. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     Request for appraisal rights statement: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Spring Tide. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Spring Tide within 120 days after the merger. After the merger, Spring Tide has ten days after receiving a request to mail you the statement.

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

     Chancery court procedures: If you properly file a petition for appraisal in the Delaware Court of Chancery and deliver a copy to Spring Tide, Spring Tide will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Spring Tide as to the value of their shares. The chancery court will then send notice to all the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, the chancery court has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     Appraisal of shares: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Spring Tide to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct Spring Tide to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive payment for your shares, you must then surrender your stock certificates to Spring Tide.

     The chancery court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under Section 262.

     Costs and Expenses of Appraisal Proceeding: The costs of the appraisal proceeding may be assessed against Spring Tide and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You may request that the chancery court determine the amount of interest, if any, Spring Tide should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all the shares entitled to appraisal.

     Loss of Stockholder's Rights: If you demand appraisal rights, after the closing of the merger you will not be entitled:

     - to vote the shares of stock for which you have demanded appraisal rights for any purpose;

     - to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     - to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

     If no petition for an appraisal is filed within 120 days after the closing of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Spring Tide a written withdrawal of your demand, except that (1) any attempt to withdraw made more than 60 days after the closing of the merger will require the written approval of Spring Tide, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves.

     If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

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

RESALE OF LUCENT COMMON STOCK

     Lucent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933 except for shares subject to a restricted stock agreement and shares issued to any Spring Tide stockholder who may be deemed to be an "affiliate" of Spring Tide for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of Spring Tide is any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, Spring Tide or Lucent. It is expected that each affiliate will agree not to transfer any Lucent common stock received in the merger except in compliance with the resale provisions of Rule 145 under the Securities Act and will make no disposition of any Lucent common stock received in connection with the merger unless such disposition has been registered under the Securities Act, or in the opinion of counsel reasonably acceptable to Lucent, the disposition is otherwise exempt from registration under the Securities Act. The merger agreement requires Spring Tide to use its reasonable best efforts to cause its affiliates to enter into these agreements. This proxy statement/prospectus does not cover resales of Lucent common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. We urge stockholders to read carefully the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     - holders of a majority of the outstanding shares of Spring Tide common stock and preferred stock voting together as a single class, must agree to adopt the merger agreement

     - holders of a majority of the outstanding shares of preferred stock, voting together as a single class, must agree to adopt the merger agreement and to waive any rights to elect to treat the merger as a liquidation and to receive any liquidation premium in cash in lieu of shares of Lucent common stock

     - no judgment, order, statute, law or regulation entered, enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition may be in effect that would (1) prevent or materially delay the merger or (2) otherwise materially impair the ability of Lucent or Spring Tide to perform its obligations under the merger agreement

     - no action or proceeding has been commenced seeking a temporary restraining order, preliminary or permanent injunction, other order from any court of competent jurisdiction or any other legal restraint or prohibition preventing or materially delaying the merger or which would materially impair the ability of Lucent or Spring Tide to perform its obligations under the merger agreement other than an action or proceeding that has been dismissed with prejudice, and Lucent and Spring Tide will use their reasonable best efforts to prevent the entry of any temporary restraining order, preliminary or permanent injunction or other order and will appeal promptly any order that may have been entered

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order

     - Lucent common stock to be issued in accordance with the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance

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

     - Spring Tide and Lucent must comply with their respective agreements and conditions in all material respects

     - the respective representations and warranties of Spring Tide and Lucent contained in the merger agreement must be true and correct, or true and correct in all material respects, in accordance with the applicable standards set forth in the merger agreement

     - no material adverse change in the assets, business, financial condition or operations of either party may occur and no event or events may occur that could reasonably be expected to have a material adverse effect on the other party other than as a result of (1) general economic conditions, (2) business and economic conditions generally affecting the data networking industry, (3) liabilities incurred in connection with the merger agreement or the transactions contemplated by it, or (4) resulting from the announcement of the transactions contemplated by the merger agreement

     - the waiting period applicable to the merger under United States antitrust laws must expire or be terminated

     - in the case of Spring Tide only, Spring Tide must receive a written opinion, dated the closing date, from Hale and Dorr LLP, counsel to Spring Tide, addressing certain tax matters

     In addition, the parties' obligation to effect the merger is further subject to the satisfaction or waiver of various additional conditions including the following:

     - in the case of Lucent only, certain executives and employees of Spring Tide must enter into an amendment to their respective restricted stock agreements and stock option agreements with Spring Tide which provide that certain shares previously issued and options granted under those agreements will vest only upon satisfaction of certain performance and retention conditions

     - in the case of Spring Tide only, Lucent must enter into a letter agreement with Spring Tide regarding certain bonus payments to certain employees of Spring Tide following the merger

     - in the case of Lucent only, Spring Tide must receive all necessary consents to the merger, including the waivers provided in the schedules to the merger agreement

     - the escrow agreement must be entered into and each of the Spring Tide stockholders must provide their certificates representing shares of Spring Tide stock to Lucent to exchange into shares of Lucent common stock and deposit a portion of the exchanged Lucent shares into the escrow fund

     - all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority must be obtained, made or occur unless the failure to obtain, make or occur (1) would not have the effect of making the merger or any of the transactions contemplated in the merger agreement illegal, assuming the merger had occurred, or (2) would not have a material adverse effect on Lucent or Spring Tide, assuming the merger had occurred

     - Lucent and Spring Tide each must sign and deliver letters relating to certain tax matters

     - Lucent must receive a certificate at the closing from Spring Tide certifying that neither Spring Tide nor its subsidiary has ever been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code

     - in the case of Lucent only, each director and officer of Spring Tide must cease to act in such capacity

     - in the case of Lucent only, certain individuals of Spring Tide must enter into non-competition and non-solicitation agreements with Spring Tide, and those agreements must be in full force and effect

     - in the case of Lucent only, each of the stockholder agreements and voting agreements entered into by the Spring Tide stockholders prior to July 24, 2000, and each of the registration rights agreements, investor rights agreement and right of first refusal and co-sale agreements entered into by Spring Tide and other parties thereto prior to July 24, 2000, and other similar agreements, have been terminated either in accordance with their terms or by Spring Tide and each of the other parties to the agreements

     The merger agreement defines a "material adverse effect" when used in connection with Lucent or Spring Tide as any condition or event that may:

     - have a material adverse effect on the assets, business, financial condition or operations of Lucent or Spring Tide, as applicable

     - materially impair the ability of Lucent or Spring Tide to perform its obligations under the merger agreement

     - prevent or delay the consummation of the transactions contemplated under the merger agreement

     Neither Lucent nor Spring Tide may rely on the failure of any of these conditions to be satisfied if that failure was caused by Lucent or Spring Tide, respectively, not using reasonable efforts to consummate the merger.

NO SOLICITATION

     The merger agreement provides that Spring Tide will not, and will not authorize or permit any of its affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of Spring Tide or any of its affiliates, to solicit, initiate or encourage any acquisition proposal, enter into any agreement or understanding with respect to any acquisition proposal, or participate in any discussion or negotiation regarding any acquisition proposal or furnish information to any person or take any other actions to facilitate an acquisition proposal. Without limiting this restriction, any violation of the restriction of which Spring Tide or any of its affiliates had knowledge at the time of the violation, by any officer, director, employee, investment banker, attorney, employee or other advisor or representative of Spring Tide or any of its affiliates, whether or not such person is purporting to act on behalf of Spring Tide or any of its affiliates or otherwise, will be deemed to be a breach of the merger agreement by Spring Tide.

     The merger agreement also provides that Spring Tide will promptly advise Lucent of any acquisition proposal and inquiries with respect to any acquisition proposal. An acquisition proposal is any proposal for a merger or other business combination involving Spring Tide or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Spring Tide or any of its affiliates, any voting securities of Spring Tide or any of its affiliates or a substantial portion of Spring Tide's assets (other than sales of Spring Tide's products in the ordinary course of business consistent with past practice).

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the merger, whether before or after approval of the merger agreement by the stockholders of Spring Tide:

     - by mutual agreement of Lucent and Spring Tide

     - by Lucent or Spring Tide, if the merger has not been completed by January 31, 2001, so long as the party terminating the merger agreement did not fail to fulfill any obligation under the merger agreement that causes the merger not to be completed

     - by Lucent or Spring Tide, if any court of competent jurisdiction in the United States or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action has become final and nonappealable

     - by Lucent or Spring Tide, if the other party has materially breached its obligations under the merger agreement, unless the breach is cured within 15 calendar days after notice to the other party

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Spring Tide has agreed that, prior to the merger, it will and will cause its subsidiary to:

     - maintain its existence in good standing

     - maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the merger agreement

     - maintain business and accounting records consistent with past practices

     - use its reasonable best efforts to preserve its business intact, to keep available the services of its present officers and employees and preserve the goodwill of its suppliers, customers and others having business relations with Spring Tide

     In addition, Spring Tide has agreed that, subject to certain exceptions provided in the merger agreement or approved by Lucent in writing, it will not and will not permit its subsidiary to:

     - amend or otherwise change its certificate of incorporation or by-laws

     - issue, sell or authorize for issuance or sale any shares of its capital stock or any other of its securities (other than in connection with the exercise of outstanding options or warrants of Spring Tide), or issue, grant or take any action with respect to any options (including any modification or any option plan or the vesting of any options previously granted), or make any other agreements with respect to, any shares of its capital stock or other securities except for (1) the grant of stock options to purchase up to 250,000 shares of Spring Tide common stock granted to employees of Spring Tide hired after July 24, 2000, consistent with past practice and with an exercise price reflecting Spring Tide common stock's fair market value and which were granted in the ordinary course of business and (2) agreements with the exchange agent which are in furtherance of the merger agreement

     - declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock

     - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock

     - acquire any corporation, partnership, other business organization or any division thereof or any material amount of assets, or enter into or amend any contract, agreement, commitment or arrangement with respect to the same

     - incur any indebtedness for borrowed money (other than as disclosed on schedules to the merger agreement) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for certain interest and fees on indebtedness set forth in the schedules to the merger agreement incurred in the ordinary course of business and consistent with past practice

     - enter into or amend any contract or agreement or series of related contracts or agreements in excess of $100,000 other than in the ordinary course of business and consistent with past practice

     - authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000

     - mortgage, pledge or subject to lien, any of its assets or properties or agree to do so except for certain permitted liens

     - assume, guarantee or otherwise become responsible for the obligations of any other person or entity, or agree to do so

     - enter into or agree to enter into or terminate prior to the expiration date any employment agreement other than in the ordinary course of business in the case of international hires

     - (1) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases to employees who are not officers in the ordinary course of business and in accordance with past practices for similar employees, (2) grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee, or (3) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee

     - take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures

     - make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability

     - settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the merger agreement

     - pay, discharge or satisfy any claim, liability or obligation, other than
       (1) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the audited balance sheets of Spring Tide as of December 31, 1999 or subsequently incurred in the ordinary course of business and consistent with past practice and (2) other claims, liabilities or obligations that in the aggregate do not exceed $25,000 and which if not paid could not reasonably be expected to have material adverse effect on Spring Tide

     - except in connection with the sale or licensing of Spring Tide's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of its intellectual property rights

     - announce an intention, or commit or agree to do any of the foregoing

AMENDMENT; EXTENSION AND WAIVER

     Subject to applicable law:

     - except as provided in Section 251(d) of the Delaware General Corporation Law, the merger agreement may be amended, modified or supplemented by the parties in writing at any time prior to the effective time of the merger notwithstanding approval of such amendment, modification or supplementation by the stockholders of Spring Tide

     - waiver of compliance or consent with respect to the merger agreement must be in a writing signed by Lucent and Spring Tide.

EXPENSES

     Lucent and Spring Tide will each pay its own expenses incidental to the merger and the preparation of the merger agreement, whether or not the merger is consummated, except that all printing expenses and SEC filing fees will be divided equally between Lucent and Spring Tide.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties relating to, among other things, in the case of Spring Tide and Lucent

     - corporate organization

     - capital structure

     - charter documents

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters

     - the accuracy of information supplied by in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - absence of material changes or events

     - absence of actions that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

     - payment of fees to brokers, investment bankers and financial advisors

     - outstanding and pending material litigation

in the case of Spring Tide only

     - subsidiaries

     - financial statements provided by Spring Tide to Lucent, the fairness of those financial statements

     - absence of undisclosed liabilities of Spring Tide

     - compliance with applicable laws

     - matters relating to employee benefit plans

     - filing of tax returns and payment of taxes

     - required stockholder vote

     - matters relating to its stock plan and restricted stock agreements

     - intellectual property and year 2000 matters

     - good and valid title to property

     - no termination of agreements with Spring Tide by its significant customers and suppliers

     - status of leases and contracts entered into by Spring Tide and absence of default by Spring Tide under those leases and contracts

     - affiliate transactions

     - accounts receivable and inventories

     - insurance matters

     - certain employment matters

     - assets and properties and their condition

     - liability under environmental laws

     - compliance with export control laws

and in the case of Lucent only

     - documents filed by Lucent with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of Lucent expected to have material adverse effect on Lucent and its subsidiaries taken as a whole

ADDITIONAL AGREEMENTS

     The merger agreement contains certain other agreements, relating to, among other things:

     - actions to be taken by Spring Tide and Lucent relating to the assumption of Spring Tide's 1998 stock incentive plan and restricted stock agreements by Lucent

     - employee benefits plans, programs and arrangements to be provided by Lucent

     - indemnification by Lucent of directors and officers of Spring Tide and maintenance by Lucent of directors' and officers' liability insurance as described below under the caption "-- Indemnification and Insurance"

     - indemnification of Lucent by Spring Tide pursuant to an escrow agreement described below under the caption "-- Indemnification and Escrow Agreement"

     - neither Lucent nor Spring Tide will take any action that could reasonably be expected to jeopardize the merger qualifying as a reorganization within the meaning of the Internal Revenue Code

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Lucent will, or will cause the surviving corporation to, fulfill and honor in all respects the obligations of Spring Tide to indemnify each person who is or was a director or officer of Spring Tide, pursuant to any indemnification provision of the Spring Tide certificate of incorporation, or by-laws as in effect on the date of the merger agreement. Lucent will maintain for six years after the merger directors' and officers' liability insurance for acts or omissions of each person who is or was a director or officer of Spring Tide which occur prior to the merger under customary terms and conditions.

AMENDMENTS TO SPRING TIDE'S CERTIFICATE OF INCORPORATION

     As of the effective time of the merger, the certificate of incorporation of Spring Tide, as in effect immediately prior to the merger, will be amended to be the same as the certificate of incorporation of Cogswell Acquisition except that the name of the surviving corporation will be SPRING TIDE NETWORKS, INC. For a summary of certain provisions of the current Spring Tide certificate of incorporation and the associated rights of Spring Tide stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Spring Tide" on page 45.

AMENDMENTS TO THE SPRING TIDE BY-LAWS

     The merger agreement provides that the by-laws of Cogswell Acquisition, as in effect immediately prior to the merger, will be the by-laws of the surviving corporation following the merger. For a summary of certain provisions of the current Spring Tide by-laws and the associated rights of Spring Tide stockholders, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Spring Tide" on page 45.

INDEMNIFICATION AND ESCROW AGREEMENT

     The merger agreement provides that 10% of the shares of Lucent common stock to be issued to the Spring Tide stockholders in the merger will be placed in escrow with an escrow agent as soon as practicable after the merger is completed. The number of shares of Lucent common stock to be received by the Spring Tide stockholders will be reduced by approximately 10% of the shares of Lucent common stock the stockholders would otherwise be entitled to receive. The escrow account will be the sole and exclusive source available to compensate Lucent for the indemnification obligations of each Spring Tide stockholder under the merger agreement, other than for any claim of fraud if Lucent so elects.

     Each Spring Tide stockholder has agreed jointly and severally to indemnify Lucent, its affiliates and their respective officers, directors, employees, agents and advisors, from and against any and all damages

(including reasonable legal fees) arising out of (1) any inaccuracy in any representation or warranty made by Spring Tide in the merger agreement or any exhibit or schedule to the merger agreement, and (2) any breach or default by Spring Tide of any of the covenants or agreements given or made by it in the merger agreement or any exhibit or schedule to the merger agreement. Lucent may not seek indemnification for any inaccuracy in any representation or warranty by Spring Tide until the aggregate amount of all damages for which Lucent is seeking indemnification is at least $2,000,000, in which case Lucent may seek indemnification under clause (1) for damages in excess of that amount.

     The escrow fund will terminate on the first anniversary of the closing date of the merger. At that time, the remaining Lucent common stock in the escrow fund will be distributed by the escrow agent to the stockholders in accordance with each stockholder's percentage of the escrow fund, except that escrowed shares as to which Lucent has made a claim before the first anniversary and which claim is unresolved will not be released until the claim is resolved. No shares may be released from the escrow fund to any stockholder until that stockholder has delivered his certificates formerly representing Spring Tide stock to the exchange agent in accordance with the merger agreement.

     The merger agreement provides that Allan L. Wallack and Edward Anderson have been appointed as representatives for the Spring Tide stockholders to take all actions necessary or appropriate in their judgment for the accomplishment of the terms of the merger agreement. The holders of a majority in interest of the shares of Lucent common stock held in the escrow fund may replace the stockholders' representatives upon not less than 10 days' prior written notice to Lucent. The stockholders' representatives will not be required to provide a bond and will not receive any compensation for their services, except that actual and reasonable expenses incurred by the stockholders' representatives in connection with the performance of their duties under the merger agreement will be reimbursable out of the escrow fund to the extent available after the release of shares (and the stockholders' representative may request and Lucent, in the exercise of its reasonable judgment, based upon such factors and considerations as it determines to be relevant, may permit such expenses to be paid from the escrow fund as incurred). Notices of communications to or from the stockholders' representatives will constitute notice to or from each of the Spring Tide stockholders which have stock deposited in the escrow fund. If each of Mr. Wallack and Mr. Anderson is no longer able or willing to serve as the stockholders' representative, a new stockholders' representatives will be chosen by stockholders holding a majority of the shares of Lucent common stock issued in connection with the merger.

     The stockholders' representatives will not be liable for any act done or omitted in that capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Spring Tide stockholders will severally indemnify the stockholders' representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on their part and arising out of or in connection with the acceptance or administration of their duties.

     Any decision, act, consent or instruction of the stockholders' representatives will constitute a decision of all Spring Tide stockholders and will be final, binding and conclusive upon each of these stockholders, and the escrow agent and Lucent may rely upon any decision, act, consent or instruction of the Spring Tide stockholder's representatives. The escrow agent and Lucent are relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the stockholders' representatives.

RESTRICTED STOCK AGREEMENT

     The merger agreement provides that certain Spring Tide officers and employees must enter into amendments to their respective restricted stock agreements with Spring Tide prior to the time of the merger. These amendments provide that restricted shares equal to 20% of the officer's or employee's aggregate of restricted shares and unvested options will vest only upon the achievement by Spring Tide of certain performance conditions prior to certain specified dates. To receive these shares, the officer or employee must also have not been terminated by Spring Tide for cause or the employee not having been terminated by Spring Tide for cause or have resigned from Spring Tide without good reason have resigned from Spring Tide without good reason.

INCENTIVE STOCK OPTION AGREEMENT

     The merger agreement provides that two Spring Tide employees must enter into amendments to their respective incentive stock option agreements with Spring Tide prior to the time of the merger. The amendments to the incentive stock option agreement will provide that 20% of the employee's unvested options to purchase Spring Tide shares will vest only upon the achievement by Spring Tide of certain performance conditions prior to certain specified dates.

EMPLOYEE ARRANGEMENTS

     Lucent and Spring Tide have agreed that, upon satisfaction of certain commercial performance and retention conditions, present and future employees (other than certain designated individuals) working for Lucent's Service Provider Networks Group -- InterNetworking Systems business group will be eligible for cash bonuses totaling up to $100 million in the aggregate to be distributed during the two consecutive years immediately following the merger. The $100 million bonus will be distributed in three amounts, up to $20 million, $30 million and $50 million, respectively, and will be payable upon achieving separate performance conditions.

NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

     As a condition to the merger, certain executives and employees of Spring Tide specified in the merger agreement must enter into non-competition and non-solicitation agreements with Spring Tide. Each of these officers and employees has agreed with Lucent and Spring Tide that, for a specified period, they will not, directly or indirectly, do any of the following activities without the express written consent of Lucent:

     - engage in any business or activity or render any services or provide any advice to any business, activity, service, person or entity if the executive or employee knows or reasonably should know that the business or activity in any manner competes in any material aspect with the business of Spring Tide relating principally to the design, development, production, marketing, distribution, maintenance and support of carrier-class network equipment consisting of data communications hardware and software that enables service providers to deploy new, value-added IP services or

     - meaningfully assist, help or otherwise support without the prior express written consent of Lucent, any person, business, corporation, partnership or other entity or activity, to create, commence or otherwise initiate, develop, enhance or further any business or activity if the executive or employee knows or reasonably should know that the business or activity in any manner competes in any material respect with Spring Tide's business relating principally to the design, development, production, marketing, distribution, maintenance and support of carrier-class network equipment consisting of data communications hardware and software that enables service providers to deploy new, value-added IP services.

The non-competition period for each executive or employee who has executed a non-competition agreement will end on the 18-month anniversary of the date of the merger.

APPROVAL OF THE RIGHT OF DISQUALIFIED INDIVIDUALS TO RECEIVE ANY AMOUNTS PAYABLE TO THE INDIVIDUAL ON AN ACCELERATION OF VESTING

     If the merger is completed, certain executives and employees of Spring Tide will receive accelerated vesting of shares of stock and options that are subject restricted stock and stock option agreements with Spring Tide. This accelerated vesting had the potential to trigger an "excess parachute payment" under Internal Revenue Code Section 280G, resulting in adverse tax consequences to executives, employees and potentially to Spring Tide. These adverse tax consequences should be avoided if the vesting acceleration is approved by disinterested Spring Tide stockholders holding more than 75% of the total voting power of Spring Tide's voting shares, in accordance with the Internal Revenue Code.

                           STOCK PRICES AND DIVIDENDS

     Lucent common stock is listed for trading on the New York Stock Exchange under the trading symbol "LU". The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape. Lucent's per share data has been restated to account for Lucent's two-for-one stock splits effective on April 1, 1999 and April 1, 1998. For current price information, stockholders are urged to consult publicly available sources. Because there is no established trading market for shares of Spring Tide stock, information with respect to the market prices of Spring Tide stock has been omitted.

                                                                  LUCENT
                                                               COMMON STOCK
                                                           ---------------------              DIVIDENDS
CALENDAR PERIOD                                            HIGH              LOW              DECLARED
---------------                                            ----              ---              ---------
1997
  First Quarter..........................................  $15 5/32          $11 3/16          $0.000
  Second Quarter.........................................   18 35/64          12 15/32          0.019
  Third Quarter..........................................   22 11/16          18 3/64           0.019
  Fourth Quarter.........................................   22 35/64          18 3/32           0.038

1998
  First Quarter..........................................  $32 1/16          $18 23/64         $0.000
  Second Quarter.........................................   41 27/32          32                0.020
  Third Quarter..........................................   54 1/4            34 3/16           0.020
  Fourth Quarter.........................................   56 15/16          26 23/32          0.040

1999
  First Quarter..........................................  $60               $47               $0.000
  Second Quarter.........................................   68 11/16          51 7/8            0.020
  Third Quarter..........................................   79 3/4            60                0.020
  Fourth Quarter.........................................   84 3/16           55 1/16           0.040

2000
  First Quarter..........................................  $77 1/2           $49 13/16         $0.000
  Second Quarter.........................................   65 15/16          51 1/16           0.020
  Third Quarter (through -- 2000)........................   --                --                   --

     The following table sets forth the high and low sales prices per share of Lucent common stock on the New York Stock Exchange Composite Transactions Tape on July 24, 2000, the last trading day before the public announcement of the merger agreement, and on --, 2000, the last trading day before the date of this proxy statement/prospectus. Because there is no established trading market for shares of Spring Tide stock, information with respect to the market prices of Spring Tide stock has been omitted.

                                                                 LUCENT
                                                              COMMON STOCK
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
July 24, 2000...............................................  $51 7/8   $50
--, 2000....................................................   --        --

                      DESCRIPTION OF LUCENT CAPITAL STOCK

     The following summary of the capital stock of Lucent is subject in all respects to applicable Delaware law, Lucent's certificate of incorporation and by-laws and Lucent's rights agreement. See "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Spring Tide" on page 45.

     The total authorized shares of capital stock of Lucent consist of (1) 10 billion shares of common stock, $.01 par value per share, and (2) 250 million shares of preferred stock, $1.00 par value per share. At the close of business on June 30, 2000 approximately 3.3 billion shares of Lucent common stock were issued and outstanding and no shares of Lucent preferred stock were issued and outstanding.

     The Lucent board of directors is authorized to provide for the issuance from time to time of Lucent preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on each series will have compared to any other class or series of capital stock of Lucent, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to each series and the redemption price or prices and the other terms of redemption, if any, applicable to each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Lucent preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Lucent common stock or for other corporate purposes.

     For a description of the rights to acquire Lucent junior preferred stock that are attached to shares of Lucent common stock, see "Comparison of Rights of Common Stockholders of Lucent and Stockholders of Spring Tide -- Rights Plan" on page 52.

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                   OF LUCENT AND STOCKHOLDERS OF SPRING TIDE

     The rights of Lucent and Spring Tide stockholders are currently governed by the Delaware General Corporation Law, and the respective certificates of incorporation and by-laws of Lucent and Spring Tide. Upon completion of the merger, the rights of Spring Tide stockholders who become stockholders of Lucent in the merger will be governed by the Delaware General Corporation Law, Lucent's certificate of incorporation and Lucent's by-laws.

     The following description summarizes the material differences that may affect the rights of stockholders of Lucent and stockholders of Spring Tide but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Lucent's certificate of incorporation and by-laws and Spring Tide's certificate of incorporation and by-laws.

CAPITALIZATION

     Lucent. Lucent's authorized capital stock is described above under "Description of Lucent Capital Stock."

     Spring Tide. The total authorized shares of capital stock of Spring Tide consist of 50,000,000 shares of common stock, $.001 par value per share, and 8,900,000 shares of preferred stock, $.01 par value per share. At the close of business on --, 2000, approximately 11,524,499 shares of Spring Tide common stock were issued and outstanding, including 28,178,961 shares reserved for the conversion of preferred stock. As of the same date, the breakdown of Spring Tide's preferred stock was as follows:

     - 150,000 shares of preferred stock had been designated as series A convertible preferred stock, of which 150,000 shares were issued and outstanding;

     - 1,181,987 shares of preferred stock had been designated as series B convertible preferred stock, of which 1,181,987 shares were issued and outstanding;

     - 3,059,003 shares of preferred stock had been designated as series C convertible preferred stock, of which 3,059,003 shares were issued and outstanding; and

     - 4,207,577 shares of preferred stock had been designated as series D convertible preferred stock, of which 4,207,577 shares were issued and outstanding.

     Spring Tide's certificate of incorporation provides that the number of authorized shares of common stock may be increased or decreased, but not below the numbers then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.

VOTING RIGHTS

     Lucent. Each holder of Lucent common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     Spring Tide. Each holder of Spring Tide common stock is entitled to one vote for each share held at all meetings of stockholders and written actions in lieu of meetings and may not cumulate votes. Each holder of Spring Tide preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held are convertible on the record date. Except as provided by law, in a stockholders agreement and in certain situations described in Spring Tide's certificate of incorporation, holders of Spring Tide preferred stock vote together with the holders of common stock as a single class.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     Lucent. Lucent's board of directors has seven members. Lucent's certificate of incorporation provides that the Lucent board of directors will consist of at least three directors and that the number of directors may be changed from time to time by a resolution adopted by a majority of the total number of directors which Lucent would have if there were no vacancies. As permitted under the Delaware General Corporation Law, Lucent's certificate of incorporation also provides that the Lucent board of directors consists of three classes of directors. One of the classes of directors consists of a single director. The directors in each class serve on the Lucent board of directors for approximately three years each.

     Lucent's certificate of incorporation and by-laws provide that if there is a vacancy on the Lucent board of directors or if the number of directors is increased, those vacancies will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders. A director elected to fill a vacancy or newly created directorship will serve until the next succeeding annual meeting of stockholders following his election by the directors, and if elected by the stockholders at such meeting, will serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until that director's successor will have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

     Under Lucent's certificate of incorporation, any director may be removed from office only for cause by the affirmative vote of the holders of a majority of the voting power of all shares of Lucent common stock entitled to vote generally in the election of directors then outstanding, voting together as a single class.

     Spring Tide. Spring Tide's board of directors has five members. Spring Tide's by-laws provide that the number of directors is determined by resolution of the stockholders or board of directors, but never shall be less than one. The number of directors may be decreased at any time either by the stockholders or a majority of the directors then in office, but only to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of one or more directors. The number of directors may be increased at any time by the stockholders or a majority of the directors then in office. Directors are elected at the annual meeting of the stockholders and need not be stockholders of Spring Tide. Each director holds office until the next annual meeting and until a successor is elected and qualified, or until his earlier death, resignation or removal.

     Spring Tide's by-laws provide that unless and until filled by the stockholders, any vacancy in the board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. A director chosen to fill a position resulting from an increase in the number of directors holds office until the next annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal. Directors may resign by delivering a written resignation to Spring Tide at its principal office or to Spring Tide's President or Secretary.

     Spring Tide's by-laws also provide that, except as otherwise provided by the General Corporation Law of Delaware, any number or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

     Spring Tide's certificate of incorporation provides that for so long as at least 2,149,642 shares of preferred stock are outstanding, the holders of record of the shares of preferred stock, exclusively and as a separate class, are entitled to elect two members of Spring Tide's board of directors, and the holders of record of the shares of common stock and of any other class or series of voting stock, including the preferred stock, exclusively and as a separate class, are entitled to elect the remaining directors. A vacancy in any directorship elected by the holders of the preferred stock of Spring Tide may be filled only by the vote or written consent of the holders of preferred stock.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Lucent. Lucent's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class, will be required to alter, amend, adopt any provision inconsistent with or repeal Articles V, VII and VIII of Lucent's certificate of incorporation, which relate to stockholder action, the Lucent board of directors and Lucent's by-laws, respectively.

     Spring Tide. Spring Tide's certificate of incorporation provides that Spring Tide may not amend, alter or repeal the preferences, special rights or other powers of the preferred stock so as to adversely affect the preferred stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of preferred stock given in writing or by vote at a meeting, consenting or voting separately as a class. Spring Tide's certificate of incorporation also provides that Spring Tide may not amend its certificate of incorporation without the prior written consent of the holders of a least a majority of the then outstanding shares of preferred stock, so long as at least 2,149,642 shares of preferred stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding (or lesser number of shares if Spring Tide failed to redeem shares of preferred stock under the certificate of incorporation).

AMENDMENTS TO BY-LAWS

     Lucent. Lucent's certificate of incorporation and by-laws provide that Lucent's by-laws may be altered or repealed and new by-laws may be adopted:

     - at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at that meeting, provided that, any proposed alteration or repeal of, or the adoption of, any by-law inconsistent with Section 2.2, 2.7 or 2.10 of Article II of Lucent's by-laws, which relate to special meetings of stockholders, notice of stockholder business and nominations and actions by written consent of stockholders, respectively, or with Section 3.2, 3.9 or 3.11 of Article III of Lucent's by-laws, which relate to the number and tenure of the directors, vacancies on the Lucent board of directors and removal of directors, respectively, by the stockholders requires the affirmative vote of the holders of at least 80% of the voting stock then outstanding, voting together as a single class

     - by a majority of the total number of directors Lucent would have if there were no vacancies.

     Spring Tide. Spring Tide's certificate of incorporation provides that Spring Tide may not amend its by-laws in a manner adverse to the holders of Spring Tide preferred stock without the prior written consent of the holders of a least a majority of the then outstanding shares of preferred stock, so long as at least 2,149,642 shares of preferred stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding (or lesser number of shares if Spring Tide failed to redeem shares of preferred stock under the certificate of incorporation). Spring Tide by-laws provides that its board of directors may alter, amend, repeal or adopt new by-laws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present. The by-laws further provide that Spring Tide stockholders may alter, amend, repeal or adopt new by-laws by the affirmative vote of the holders of the majority of the shares of the capital stock of Spring Tide, issued and outstanding, at any regular or special meeting of stockholders, provided that proper notice of such intended change to the by-laws has been given in the notice to such meeting.

STOCKHOLDER ACTION

     Lucent. Lucent's certificate of incorporation provides that any action required or permitted to be taken by the Lucent stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

     Spring Tide. Spring Tide's by-laws provide that unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NOTICE OF CERTAIN STOCKHOLDER ACTIONS

     Lucent. Lucent's certificate of incorporation provides that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders. Under Lucent's by-laws, a stockholder's written notice must generally be delivered to the Secretary of Lucent not later than 45 days nor earlier than the 75 days prior to the first anniversary of the record date for determining stockholders entitled to vote at the preceding year's annual meeting.

     If Lucent calls a special meeting of stockholders for the purpose of electing one or more directors to the Lucent board of directors, any stockholder may nominate a director or directors, provided that written notice must be delivered not earlier than 120 days prior to the special meeting and not later than (1) 90 days prior to that special meeting or (2) 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Lucent board of directors to be elected at that meeting.

     Spring Tide. Spring Tide does not have any comparable notice unique to stockholder actions.

SPECIAL STOCKHOLDER MEETINGS

     Lucent. Lucent's certificate of incorporation and by-laws provide that a special meeting of Lucent's stockholders may be called only by the Lucent board of directors by a resolution stating the purposes of the special meeting and approved by a majority of the total number of directors Lucent would have if there were no vacancies or by the chairman of the Lucent board of directors. Any power of the stockholders to call a special meeting is specifically denied in Lucent's certificate of incorporation.

     Spring Tide. Spring Tide's by-laws provide that special meetings of the stockholders may be called at any time by the president of Spring Tide or by the board of directors. Business transacted at any special meeting of stockholders will be limited to matters relating to the purpose stated in the notice of meeting.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION

     Lucent. Lucent's certificate of incorporation provides that a director will not be personally liable to Lucent or to its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by law, for liability:

     - for any breach of the director's duty of loyalty to Lucent or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions

     - for any transaction from which the director derived an improper personal benefit

     Lucent's certificate of incorporation provides a right to indemnification to directors and officers of Lucent subject to the limitations under Delaware General Corporation Law.

     In addition, Lucent must indemnify any present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses (including attorneys' fees) actually and reasonably incurred.

     Spring Tide. Spring Tide's certificate of incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director will be personally liable to Spring Tide or its stockholders for monetary damages arising from any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. The certificate of incorporation further provides that no amendment to, or repeal of, such limitation will apply to or have any effect on the liability or alleged liability of any director for, or with respect to, any acts or omissions of such director prior to such amendment.

     Pursuant to its certificate of incorporation, Spring Tide will indemnify each person who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of Spring Tide or its subsidiary. Individuals are indemnified for any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement or actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification will attach if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Spring Tide, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The certificate of incorporation further provides that indemnification may include payment by Spring Tide of expenses in defending an action or proceeding in advance of its final disposition upon receipt of an undertaking by the person indemnified to repay such payment in the event that it is ultimately determined that such person is not entitled to indemnification. Spring Tide will not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the initiation thereof was approved by Spring Tide's board of directors.

     The indemnification rights provided in Spring Tide's certificate of incorporation are not exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and inure to the benefit of the heirs, executors and administrators of such persons. Spring Tide may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of Spring Tide.

DIVIDENDS

     Lucent. Lucent's by-laws provide that the Lucent board of directors may from time to time declare, and Lucent may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in Lucent's certificate of incorporation.

     Spring Tide. Spring Tide's certificate of incorporation provides that Spring Tide will pay dividends or make distributions of common stock only if the holders of the preferred stock then outstanding will have received a like distribution on each outstanding share of preferred stock, in an amount at least equal to the product of the per share amount, if any, of the dividends or distributions to be declared, paid or set aside for the commons stock, multiplied by the number of shares of common stock into which such share of preferred stock is convertible as of the record date of such dividend or distribution.

     Spring Tide's certificate of incorporation further provides that so long as at least 2,149,642 shares of preferred stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding (or lesser number of shares if Spring Tide failed to redeem shares of preferred stock under the certificate of incorporation) Spring Tide will not, without the prior consent of the holders of a majority of the then outstanding shares of preferred stock, declare or pay any dividends on common stock other than dividends payable solely in common stock.

LIQUIDATION

     Lucent. Holders of Lucent common stock have no preferential rights with respect to liquidation.

     Spring Tide. Spring Tide's certificate of incorporation provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of Spring Tide, the holders of preferred shares of Spring Tide stock then outstanding are entitled to be paid out of Spring Tide's assets available for distribution to its stockholders in the following order, with each series of stock receiving payment in full prior to payment to any subsequent series:

     - holders of shares of series D preferred stock at an amount equal to $9.25 per share;

     - holders of shares of series C preferred stock at an amount equal to $5.46 per share;

     - holders of shares of series B preferred stock at an amount equal to $5.22 per share; and

     - holders of shares of series A preferred stock at $1.00 per share.

Payment is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such preferred shares, plus any dividends declared but unpaid on such preferred shares. If upon the liquidation, dissolution or winding up of Spring Tide the remaining assets of Spring Tide available for distribution to its stockholders are insufficient to pay the holders of a particular series of preferred stock the full amount to which they are entitled, the holders of shares of that series of preferred stock will share any distribution of the remaining assets and funds of Spring Tide in proportion with their respective holdings. For the current effect of conversion, please see "Conversion" below.

     Spring Tide's certificate of incorporation further provides that, after the payment of all preferential amounts required to be paid to the holders of preferred stock, any remaining assets and funds of Spring Tide available for distribution will be distributed among the holders of Spring Tide common stock based upon the number of shares held by each stockholder.

     Spring Tide's certificate of incorporation also provides that in the event of any merger or consolidation of Spring Tide with or into another corporation (except one in which the holders of capital stock of Spring Tide immediately prior to such merger or consolidation continue to hold at least 66 2/3% voting power of the capital stock of the surviving corporation), or the sale of substantially all the assets of Spring Tide, such merger, consolidation or asset sale will be deemed a liquidation. The certificate of incorporation further provides that all consideration payable to the stockholders of Spring Tide in connection with such liquidation will be distributed to the holders of capital stock in accordance with the provisions described above. Provided however, that the holders of at least 66 2/3% of the then outstanding shares of preferred stock elect such distribution and give written notice thereof to Spring Tide at least three days before the effective date of such event.

CONVERSION

     Lucent. Holders of Lucent common stock have no rights to convert their shares into any other securities.

     Spring Tide. Holders of Spring Tide common stock have no rights to convert their shares into any other securities. Subject to certain terms, conditions, limitations and adjustments set forth in Spring Tide's certificate of incorporation, the holders of each series of Spring Tide preferred stock have the right, at their option, to convert any such shares into the number of fully paid and nonassessable shares of Spring Tide common stock as is determined by the formula set forth in the certificate of incorporation. Based on the formula and taking into consideration several recent stock splits, the current rates of conversion are as follows:

     - each share of Spring Tide series A convertible preferred stock is convertible into 11.25 shares of Spring Tide common stock;

     - each share of Spring Tide series B convertible preferred stock is convertible into 11.25 shares of Spring Tide common stock;

     - each share of Spring Tide series C convertible preferred stock is convertible into 2.25 shares of Spring Tide common stock; and

     - each share of Spring Tide series D convertible preferred stock is convertible into 1.5 shares of Spring Tide common stock.

     No fractional shares of common stock may be issued upon conversion of preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, Spring Tide will pay cash equal to such fraction multiplied by the then effective applicable conversion price.

REDEMPTION RIGHTS

     Lucent.  Holders of Lucent common stock have no redemption rights.

     Spring Tide. Spring Tide certificate of incorporation provides that on December 21, 2004, December 21, 2005 and December 21, 2006, upon receipt, not less than 30 nor more than 120 days prior to such date, of written request(s) for redemption from holders of a majority of the shares of series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock then outstanding, Spring Tide will redeem from each holder of shares of preferred stock, at a price equal to $1.00 per share (in the case of series A convertible preferred stock), $5.22 per share (in the case of series B convertible preferred stock), $5.46 per share (in the case of series C convertible preferred stock) and $9.25 per share (in the case of series D convertible preferred stock) (in each case subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) plus, in each case, any declared but unpaid dividend thereon, the following respective portion of the number of shares of each series of preferred stock held by such holder on the applicable redemption date: (1) 33 1/3% on December 21, 2004 (2) 66 2/3% on December 21, 2005 and (3) all remaining outstanding shares then held on December 21, 2006.

     Spring Tide's certificate of incorporation provides that Spring Tide will provide notice of its redemption obligations by notice to each holder of record of all series of preferred stock, not less than 120 nor more than 180 days prior to the applicable mandatory redemption date.

     If the funds of Spring Tide legally available for redemption of preferred stock on any mandatory date are not sufficient to redeem the number of shares of preferred stock required to be redeemed, those funds that are legally available for redemption will be used to redeem the maximum possible number of shares of preferred stock ratably on the basis of the number of shares of preferred stock which would be redeemed on such date if the fund of the Spring Tide legally available therefor had been sufficient to redeem all shares of preferred stock require to be redeem on such date. At any time thereafter when additional funds of Spring Tide become legally available for redemption of preferred stock, such funds will be used, at the end of the nest succeeding fiscal quarter, to redeem, to the extent of the available funds, the balance of the shares of which Spring Tide was theretofore obligated to redeem.

     Spring Tide's certificate of incorporation further provides that any preferred stock redeemed by Spring Tide will not be reissued, sold or transferred.

APPRAISAL RIGHTS

     Lucent. Lucent is a Delaware corporation. Under the Delaware General Corporation Law, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation's stock is either:

     - listed on a national securities exchange, as the Lucent common stock is, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or

     - held of record by more than 2,000 stockholders;

provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their shares of Lucent common stock for anything other than:

     - shares of the surviving corporation,

     - shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders or

     - cash in lieu of fractional shares.

Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

     Spring Tide. Spring Tide is also a Delaware corporation and dissenters' rights of appraisal are available for shares of Spring Tide common and preferred stock in connection with certain mergers or consolidations involving Spring Tide.

RIGHTS PLAN

     Lucent. Lucent has a rights agreement with The Bank of New York as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement. Stockholders should read carefully the rights agreement. See "Where You Can Find More Information" on page 56.

     Under the rights agreement, rights attach to each share of Lucent common stock outstanding and, when exercisable, entitle the registered holder to purchase from Lucent one four-hundredth of a share of junior preferred stock, par value $1.00 per share, at a purchase price of $22.50 per one four-hundredth of a share, subject to customary anti-dilution adjustments.

     The rights will not be exercisable until the earlier of:

     - 10 days following a public announcement that a person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Lucent common stock or

     - 10 business days, or that later date as may be determined by the Lucent board of directors, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock.

The rights will expire on March 31, 2006, unless that date is extended or unless the rights are earlier redeemed or exchanged by Lucent, in each case as summarized below.

     If a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right, other than rights beneficially owned by that person or group, which become void, will have the right to receive upon exercise that number of shares of Lucent common stock having a market value of two times the purchase price provided for in the right. If Lucent is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, each holder of a right will have the right to receive upon exercise that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the purchase price provided for in the right.

     At any time after a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Lucent common stock and prior to the acquisition by that person or group of 50% or more of the then outstanding shares of Lucent common stock, the Lucent board of directors may exchange the rights, other than rights owned by that person or group which have become void, in whole or in part, for Lucent common stock or junior preferred stock.

     At any time prior to a person or group acquiring beneficial ownership of 10% or more of the outstanding shares of Lucent common stock, the Lucent board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.0025 per right, subject to customary anti-dilution provisions, or may amend the terms of the rights, in each case, without the consent of the holders of the rights, at the time, on the basis and upon the conditions that the Lucent board of directors may establish.

     Junior preferred shares purchasable upon exercise of the rights will not be redeemable. The junior preferred shares have dividend, voting and liquidation rights that are intended to result in the value of the one four-hundredth interest in a junior preferred share purchasable upon exercise of each right approximating the value of one share of Lucent common stock.

     The rights may have antitakeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Lucent on terms not approved by the Lucent board of directors. The rights should not interfere with any merger or other business combination approved by the Lucent board of directors prior to the time that a person or group has acquired such 10% beneficial ownership since the rights may be redeemed or amended by Lucent until such time.

     Spring Tide.  Spring Tide does not have a rights plan.

                   CERTAIN INFORMATION CONCERNING SPRING TIDE

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF SPRING TIDE

     The following table sets forth certain information as to the number of shares of Spring Tide stock that will be beneficially owned as of July 31, 2000 by:

     - each person that beneficially owns more than 5% of the outstanding shares of Spring Tide common stock and preferred stock;

     - each director of Spring Tide;

     - Spring Tide's Chief Executive Officer;

     - the four other most highly compensated Spring Tide executive officers who received annual compensation in excess of $100,000, collectively referred to below as the "executive officers;" and

     - all Spring Tide executive officers and directors as a group.

     Except as indicated by the notes to the following table, the holders listed below will have sole voting and investment power over the shares beneficially owned. The vesting information set forth below has been calculated assuming a closing date of the merger on September 18, 2000. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Unless indicated otherwise, the address for each person is to the care of Spring Tide.

                                                                      BENEFICIAL OWNERSHIP AS OF
                                                                           JULY 31, 2000(1)
                                                                --------------------------------------
NAME OF DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL STOCKHOLDERS,  CLASS OF                    PERCENT OF
AND EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP                   STOCK       SHARES(#)       CLASS
--------------------------------------------------------------  ---------     ----------    ----------
5% BENEFICIAL HOLDERS
North Bridge Venture Partners
  950 Winter Street, Suite 4600
  Waltham, MA 02451.........................................    Preferred(2)   9,187,128       32.6%
Matrix Partners
  Bay Colony Corporate Center
  1000 Winter Street, Suite 4500
  Waltham, MA 02451.........................................    Preferred(3)   8,975,996       31.9%
Oak Investment Partners
  One Gorham Island
  Westport, CT 06880........................................    Preferred(4)   3,445,419       12.2%
Meritech Capital Partners
  285 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301.......................................    Preferred(5)   2,108,109        7.5%
EXECUTIVE OFFICERS AND DIRECTORS
Allan L. Wallack............................................       Common(6)   2,340,000       20.3%
Steven G. Akers.............................................       Common(7)   1,811,250       15.7%
                                                                Preferred        112,500          *
Stephen A. Collins..........................................       Common(8)   1,811,250       15.7%
                                                                Preferred(9)     155,586          *
Gary Breitbord..............................................       Common(10)    540,000        4.7%
David E. Bartolini..........................................       Common(11)    199,500        1.7%
Edward T. Anderson..........................................       Common             --         --
                                                                Preferred(2)   9,187,128       32.6%
Andrew Marcuvitz............................................       Common             --         --
                                                                Preferred(3)   8,975,986       31.9%
Christopher McCleary........................................       Common(12)     90,000          *
                                                                Preferred         16,216          *
All executive officers and directors as a group (8
  individuals)..............................................       Common      6,792,000       58.9%
                                                                Preferred     18,447,426       65.5%

---------------
 * Beneficial ownership does not exceed 1% of the outstanding Spring Tide common stock.

 (1) Includes shares subject to options which will be exercisable within 60 days following July 31, 2000, and shares which become exercisable upon the completion of the merger. All percentages assume that the options of the particular person or group in question, and no others, have been exercised.

 (2) Includes 7,755,684 held by North Bridge Venture Partners II, L.P. and 1,431,444 held by North Bridge Venture Partners III, L.P. Edward T. Anderson is the managing partner of North Bridge Venture Partners and a director of Spring Tide. Mr. Anderson disclaims beneficial ownership of the shares held by North Bridge Venture Partners except to the extent of his pecuniary interest arising from his partnership interest, as the case may be.

 (3) Includes 8,078,397 held by Matrix Partners V, L.P. and 897,599 held by Matrix V Entrepreneurs Fund L.P. Andrew Marcuvitz is the managing partner of Matrix Partners and a director of Spring

     Tide. Mr. Marcuvitz disclaims beneficial ownership of the shares held by Matrix Partners except to the extent of his pecuniary interest arising from his partnership interest as the case may be.

 (4) Includes 3,379,957 held by Oak Investment Partners VIII, L.P. and 65,462 held by Oak VIII Affiliates Fund, L.P.

 (5) Includes 2,074,380 held by Meritech Capital Partners L.P. and 33,729 held by Meritech Capital Affiliates L.P.

 (6) Shares consist of restricted stock, 624,000 vested as of July 31, 2000, 78,000 to vest within 60 days of July 31, 2000, in accordance with normal vesting provisions, and 1,072,499 to vest in accordance with accelerated vesting provisions upon completion of the merger. 565,501 shares will remain unvested after the acquisition.

 (7) Shares consist of restricted stock, 845,249 vested as of July 31, 2000, 60,375 to vest within 60 days of July 31, 2000, in accordance with normal vesting provisions, and 467,907 to vest in accordance with accelerated vesting provisions upon completion of the merger. 437,719 shares will remain unvested after the acquisition.

 (8) Shares consist of restricted stock, 845,249 vested as of July 31, 2000, 60,375 to vest within 60 days of July 31, 2000, in accordance with normal vesting provisions, and 467,907 to vest in accordance with accelerated vesting provisions upon completion of the merger. 437,719 shares will remain unvested after the acquisition.

 (9) Includes 112,500 shares held by Mr. Collins individually and 43,086 shares held in trust for his children.

(10) Shares consist of restricted stock, 126,000 vested as of July 31, 2000, 18,000 to vest within 60 days of July 31, 2000, in accordance with normal vesting provisions, and 202,500 to vest in accordance with accelerated vesting provisions upon completion of the merger. 193,500 shares will remain unvested after the acquisition.

(11) Shares consist of incentive stock options, 68,250 vested as of July 31, 2000, 10,500 which will be exercisable within 60 days of July 31, 2000, and 120,750 which will be exercisable in accordance with accelerated vesting provisions upon completion of the merger.

(12) Shares consist of restricted stock, none vested as of July 31, 2000, none to vest within 60 days of July 31, 2000, in accordance with normal vesting provisions, and 90,000 to vest in accordance with accelerated vesting provisions upon completion of the merger.

                                 LEGAL MATTERS

     The legality of Lucent common stock offered by this proxy statement/prospectus will be passed upon for Lucent by Jean F. Rankin, Vice President -- Law, of Lucent. As of July 28, 2000, Ms. Rankin owned 121 shares of Lucent common stock and options and stock units for 145,200 shares of Lucent common stock.

     Certain United States federal income tax consequences of the merger will be passed upon for Spring Tide's counsel Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Lucent incorporated in this proxy statement/prospectus by reference in Exhibit 99.1 to Lucent's Current Report on Form 8-K dated February 10, 2000 for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Spring Tide board of directors knows of no matters that will be presented for consideration at the special meeting of stockholders other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Lucent files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Lucent files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Lucent may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Lucent filed a registration statement on Form S-4 on August 7, 2000 to register with the Securities and Exchange Commission the Lucent common stock to be issued to Spring Tide stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Lucent's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Lucent to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Lucent previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Lucent that is not included in or delivered with this proxy statement/prospectus.

LUCENT FILINGS
(FILE NO. 001-11639)                                              PERIOD
--------------------                   ------------------------------------------------------------
Annual Report on Form 10-K             Fiscal Year ended September 30, 1999, as amended by Form 8-K filed on February 11, 2000
Quarterly Reports on Form 10-Q         Quarters ended December 31, 1999, March 31, 2000 and June
                                       30, 2000
Current Reports on Form 8-K            Filed October 29, 1999, November 19, 1999, January 7, 2000,
                                       February 11, 2000, March 1, 2000, March 10, 2000, May 5,
                                       2000, July 20, 2000 and July 28, 2000
Proxy Statement                        Filed December 21, 1999
The description of Lucent common       Filed under Section 12 of the Exchange Act on February 26,
  stock and Lucent rights to acquire   1996, as amended by Amendment No. 1 thereto filed on Form
  junior preferred stock set forth     10/A on March 12, 1996, Amendment No. 2 thereto filed on
  Statement on Form 10                 Form 10/A on March 22, 1996 and Amendment No. 3 thereto
                                       filed on Form 10/A on April 1, 1996, including any
                                       amendments or reports filed for the purpose of updating such descriptions

     Lucent also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Lucent has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Lucent and Spring Tide has supplied all such information relating to Spring Tide.

     Spring Tide stockholders should not send in their Spring Tide certificates until they receive the transmittal materials from the exchange agent. Spring Tide stockholders of record who have further questions about their share certificates or the exchange of their Spring Tide stock for Lucent common stock should call the exchange agent.

     You can obtain any of the documents incorporated by reference through Lucent, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Lucent without charge, excluding all exhibits, except that if Lucent has specifically incorporated by reference an exhibit in this proxy statement/ prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the Lucent at the following address:

                            Lucent Technologies Inc.
                            c/o The Bank of New York
                             Church Street Station
                                 P.O. Box 11009
                         New York, New York 10286-1009
                            Telephone: 1-888-LUCENT6

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated --, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Lucent common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Lucent and Spring Tide and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Lucent and Spring Tide, wherever they occur in this proxy statement/ prospectus, are necessarily estimates reflecting the best judgment of the senior management of Lucent and Spring Tide and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - the ability to integrate the operations of Lucent and Spring Tide, including their respective product lines

     - the effects of vigorous competition in the markets in which Lucent and Spring Tide operate

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended September 30, 1999 of Lucent, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Lucent nor Spring Tide undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           LUCENT TECHNOLOGIES INC.,

                           COGSWELL ACQUISITION INC.

                                      AND

                           SPRING TIDE NETWORKS, INC.

                            ------------------------

                           DATED AS OF JULY 24, 2000
                            ------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
1.   The Merger........................................................   A-2
     1.1   General.....................................................   A-2
     1.2   Certificate of Incorporation................................   A-2
     1.3   By-Laws.....................................................   A-2
     1.4   Directors and Officers......................................   A-2
     1.5   Conversion of Securities....................................   A-2
     1.6   Adjustment of the Exchange Ratio............................   A-3
     1.7   Dissenting Shares...........................................   A-3
     1.8   No Fractional Shares........................................   A-3
     1.9   Exchange Procedures; Distributions with Respect to
           Unexchanged Shares; Stock Transfer Books....................   A-4
     1.10  Return of Exchange Fund.....................................   A-5
     1.11  No Further Ownership Rights in Company Capital Stock........   A-5
     1.12  Further Assurances..........................................   A-5

2.   Approval by Stockholders..........................................   A-6
     2.1   Approval by Stockholders....................................   A-6

3.   Representations and Warranties of the Company.....................   A-6
     3.1   Organization................................................   A-6
     3.2   Capitalization; Options and Other Rights....................   A-6
     3.3   Authority; Stockholder Vote.................................   A-7
     3.4   Charter Documents...........................................   A-8
     3.5   Financial Statements........................................   A-8
     3.6   Absence of Undisclosed Liabilities; Indebtedness............   A-8
     3.7   Operations and Obligations..................................   A-9
     3.8   Properties..................................................  A-10
     3.9   Customers and Suppliers.....................................  A-10
     3.10  Contracts...................................................  A-10
     3.11  Absence of Default..........................................  A-11
     3.12  Litigation..................................................  A-12
     3.13  Compliance with Law.........................................  A-12
     3.14  Intellectual Property; Year 2000............................  A-12
     3.15  Tax Matters.................................................  A-13
     3.16  Employee Benefit Plans......................................  A-14
     3.17  Officers....................................................  A-15
     3.18  Employees...................................................  A-15
     3.19  Environmental Laws..........................................  A-16
     3.20  Bank Accounts, Letters of Credit and Powers of Attorney.....  A-16
     3.21  Subsidiaries................................................  A-16
     3.22  Affiliate Transactions......................................  A-17
     3.23  Insurance...................................................  A-17
     3.24  Leases......................................................  A-17
     3.25  Assets......................................................  A-17
     3.26  Accounts Receivable and Inventory...........................  A-17
     3.27  Export Control Laws.........................................  A-17
     3.28  Minute Books................................................  A-18

                                                                         PAGE
                                                                         ----
     3.29  Reorganization..............................................  A-18
     3.30  Complete Copies of Materials................................  A-18
     3.31  Disclosure..................................................  A-18
     3.32  Information in Lucent Registration Statement................  A-18

4.   Representations and Warranties of Acquisition and Lucent..........  A-18
     4.1   Organization................................................  A-18
     4.2   Capital Structure...........................................  A-19
     4.3   Authority...................................................  A-19
     4.4   Litigation..................................................  A-19
     4.5   SEC Filings; Lucent Financial Statements....................  A-20
     4.6   Information Supplied........................................  A-20
     4.7   Operations and Obligations..................................  A-20
     4.8   Interim Operations of Acquisition...........................  A-21
     4.9   Reorganization..............................................  A-21

5.   Conduct Pending Closing...........................................  A-21
     5.1   Conduct of Business Pending Closing.........................  A-21
     5.2   Prohibited Actions Pending Closing..........................  A-21
     5.3   Access; Documents; Supplemental Information.................  A-22
     5.4   No Solicitation.............................................  A-23
     5.5   Filings; Other Actions......................................  A-24
     5.6   Company Stock Options.......................................  A-24
     5.7   Company Stock Plan..........................................  A-25
     5.8   Employee Benefit Plans; Existing Agreement..................  A-25
     5.9   Indemnification.............................................  A-25
     5.10  Comfort Letters.............................................  A-26
     5.11  Stock Exchange Listing......................................  A-26
     5.12  Affiliates..................................................  A-26
     5.13  Notification of Certain Matters.............................  A-26
     5.14  Tax Returns; Cooperation....................................  A-26
     5.15  Actions by the Parties......................................  A-27
     5.16  Covenants Regarding Reorganization Status...................  A-27

6.   Conditions Precedent..............................................  A-27
     6.1   Conditions Precedent to Each Party's Obligation to Effect
           the Merger..................................................  A-27
     6.2   Conditions Precedent to Obligations of Acquisition and
           Lucent......................................................  A-28
     6.3   Conditions Precedent to the Company's Obligations...........  A-29
     6.4   Frustration of Closing Conditions...........................  A-30

7.   Survival of Representation and Warranties.........................  A-30
     7.1   Representations and Warranties..............................  A-30

8.   Indemnification...................................................  A-30
     8.1   Escrow Shares...............................................  A-30
     8.2   General Indemnification.....................................  A-30
     8.3   Damages Threshold; Damages Cap..............................  A-31
     8.4   Escrow Period; Release of Escrow Fund.......................  A-31
     8.5   Claims Upon Escrow Fund.....................................  A-31
     8.6   Objections to Claims........................................  A-32

                                                                         PAGE
                                                                         ----
     8.7   Third-Party Claims..........................................  A-32
     8.8   Stockholders' Representative................................  A-32

9.   Brokers' and Finders' Fees........................................  A-33
     9.1   Company.....................................................  A-33
     9.2   Acquisition and Lucent......................................  A-33

10.  Expenses..........................................................  A-33

11.  Press Releases....................................................  A-33

12.  Contents of Agreement; Parties in Interest; etc...................  A-33

13.  Assignment and Binding Effect.....................................  A-34

14.  Termination.......................................................  A-34

15.  Definitions.......................................................  A-34

16.  Notices...........................................................  A-36

17.  Amendment.........................................................  A-37

18.  Governing Law.....................................................  A-37

19.  No Benefit to Others..............................................  A-37

20.  Severability......................................................  A-37

21.  Section Headings..................................................  A-37

22.  Schedules and Exhibits............................................  A-37

23.  Extensions........................................................  A-37

24.  Counterparts......................................................  A-37

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 24, 2000 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), COGSWELL ACQUISITION INC., a Delaware corporation ("Acquisition"), and SPRING TIDE NETWORKS, INC., a Delaware corporation (the "Company").

                                   BACKGROUND

     A. The Company is a Delaware corporation with its registered office located at 1209 Orange Street, Wilmington, Delaware and has authorized 50,000,000 shares of common stock, par value $.001 per share ("Company Common Stock"), and 8,900,000 shares of preferred stock, $.01 par value per share, of which 150,000 shares have been designated Series A Convertible Preferred Stock ("Series A Preferred Stock"), 1,181,987 shares have been designated Series B Convertible Preferred Stock ("Series B Preferred Stock"), 3,059,003 shares have been designated Series C Convertible Preferred Stock ("Series C Preferred Stock") and 4,207,577 shares have been designated Series D Convertible Preferred Stock ("Series D Preferred Stock"); the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as the "Company Preferred Stock" and the Company Common Stock and the Company Preferred Stock are collectively referred to herein as the "Company Capital Stock". The Company is engaged principally in the design, development, production, marketing, distribution, maintenance and support of carrier-class network equipment consisting of data communications hardware and software that enables service providers to deploy new, value-added IP services (the "Business").

     B. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

     C. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that as a result of the merger the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

     D. The Board of Directors of each of Lucent, Acquisition and the Company has determined that the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Lucent, Acquisition and the Company and their respective stockholders.

     E. The Board of Directors of each of Lucent, Acquisition and the Company has approved this Agreement and the transactions contemplated hereby.

     F. Lucent, Acquisition and certain holders of Company Capital Stock are simultaneously entering into a voting agreement whereby, upon the terms and subject to the conditions set forth therein, such stockholders agree to vote their shares of Company Capital Stock in favor of the Agreement.

     G. The parties intend that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

     1.  The Merger.

     1.1 General.

     (a) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

     (b) The Merger shall become effective at the time of filing of a Certificate of Merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, N.Y. at 10:00 A.M. two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

     (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.2 Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     1.3 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and by law.

     1.4 Directors and Officers. From and after the Effective Time, (a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and (b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities:

          (a) Each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation;

          (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Acquisition or Lucent or any of its Subsidiaries shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Subject to the provisions of Sections 1.6 and 1.8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into 0.6536 (such number as adjusted in accordance with Section
     1.6 (the "Exchange Ratio")), of a validly issued, fully paid and nonassessable share of Lucent Common Stock, including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996 between Lucent and The Bank of New York (successor to First Chicago Trust Company of New York), as Rights Agent. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. As of the Effective Time, each share of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration therefor upon the surrender of such certificate,
     (ii) any dividends and other distributions in accordance with Section 1.9(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8.

     1.6 Adjustment of the Exchange Ratio. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to the Exchange Ratio shall be deemed to be as so adjusted.

     1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that formerly evidenced such Dissenting Shares less the number of shares of Lucent Common Stock allocable to such stockholder that have been deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.9(b) and 8.1.

     (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, the stockholder shall receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported on the NYSE Composite Transactions Tape as such Tape is reported in the Wall Street Journal or another recognized business publication) on the date immediately preceding the date on which the Effective Time shall occur (or, if the Lucent Common Stock did not trade on the NYSE on such prior date, the last day of trading in Lucent Common Stock on the NYSE prior to the Effective Time) by (ii) the fractional share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

     1.9 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock, certificates representing the shares of Lucent Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Capital Stock, less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to Section 8.1. Such shares of Lucent Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto pursuant to Sections 1.8 and 1.9(c), are referred to herein as the "Exchange Fund".

     (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the "Certificates"), which shares were converted into the right to receive Lucent Common Stock pursuant to Section 1.5(c), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates, shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates, for cancellation, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time less such holder's pro rata portion of the number of shares of Lucent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8.1,
(B) cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8 and (C) dividends and distributions, if any, that are payable in accordance with Section 1.9(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8 and Section 1.9(c), until surrendered as contemplated by this Section 1.9(b), each Certificate from and after the Effective Time shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8, Lucent shall cause to be delivered to the Escrow Agent certificates representing 10% of the shares of Lucent Common Stock to be issued in exchange for Company Capital Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this
Section 1.9. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be used, if necessary, to compensate Lucent as provided in Section 8. To the extent not so used, such shares shall be released, as provided in Section 8.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.8 until such holder shall have surrendered its Certificates pursuant to this Section 1.9. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

     (d) If any certificate representing shares of Lucent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it

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shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Lucent or the Exchange
Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such state, local or foreign tax law, as applicable.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Lucent Common Stock as determined under Section 1.5(c) and pay any cash, dividends or other distributions as determined in accordance with Sections 1.8 and 1.9(c) in respect of such Certificate; provided that Lucent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

     1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates, in compliance herewith shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock, and Lucent agrees to promptly pay any such claims. None of Lucent, Acquisition, the Exchange Agent or the Company shall be liable to any former holder of Company Capital Stock for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

     1.11 No Further Ownership Rights in Company Capital Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

     1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this

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Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

     2. Approval by Stockholders.

     2.1 Approval by Stockholders.  Each of the Company and Acquisition shall
(i) in the case of the Company, call a meeting of its respective stockholders to be held as promptly as practicable after the date hereof and (ii) in the case of Acquisition, solicit written consent of its stockholder in lieu thereof for purposes of voting upon this Agreement. Each of the Company and Acquisition will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement. The Company shall provide Lucent with a copy of all materials to be distributed to its stockholders (other than the Registration Statement on Form S-4) describing the transactions contemplated hereby not later than five days prior to distribution. The Company, Acquisition and Lucent each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

     3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:

     3.1 Organization. Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. Except as set forth in Schedule 3.1, each of the Company and its Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, could not reasonably be expected to have a Material Adverse Effect on the Company.

     3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 11,524,499 shares are issued and outstanding (the "Outstanding Common Shares") and 28,178,961 shares have been reserved for issuance upon the conversion of the Company Preferred Stock (collectively, the "Reserved Common Shares" and together with the Outstanding Common Shares, the "Common Shares"); and (ii) 8,900,000 shares of Company Preferred Stock, of which
(A) 150,000 shares have been designated as Series A Preferred Stock and 150,000 shares are issued and outstanding, (B) 1,181,987 shares have been designated as Series B Preferred Stock and 1,181,987 shares are issued and outstanding, (C) 3,059,003 shares have been designated as Series C Preferred Stock and 3,059,003 shares are issued and outstanding (D) 4,207,577 shares have been designated as Series D Preferred Stock and 4,207,577 shares are issued and outstanding (collectively, the "Preferred Shares"; the Common Shares and the Preferred Shares are collectively referred to herein as the "Shares"). All the Outstanding Common Shares have been duly and validly authorized and issued and are fully paid and nonassessable and all the Reserved Common Shares, when issued upon the conversion of the Company Preferred Stock, will be duly and validly authorized and issued and fully paid and nonassessable. All the Preferred Shares have been duly and validly authorized and issued and are fully paid and nonassessable. None of the Shares has been issued and none of such Company Capital Stock will be issued in violation of the preemptive rights of any stockholder of the Company. The Outstanding Common Shares and the Preferred Shares have been issued, and the shares of Company Common Stock to be issued upon the conversion of the Company Preferred Stock will be issued, in compliance in all material respects with all applicable federal and state securities laws and regulations.

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

     (b) Except as set forth in Section 3.2(a) and in Schedule 3.2(b) there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any other Person any securities so convertible or exchangeable, nor, to the Best Knowledge of the Company, are there any proxies, agreements or understandings with respect to the voting of the Shares or the direction of the business operations or conduct of the Company or its Subsidiary, except as contemplated by this Agreement.

     (c) Schedule 3.2(c) sets forth a true and complete list of all holders of Company Capital Stock (including the amount and type of security held by such holder).

     (d) Schedule 3.2(d) sets forth a true and complete list of all outstanding Company Stock Options, showing for each such Option: (i) the name of the optionee, (ii) the number of shares issuable, (iii) the number of vested shares and the dates unvested shares will vest, (iv) the date of expiration and (v) the exercise price.

     3.3 Authority; Stockholder Vote. (a) The Company has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by all necessary corporate or other action and, except for (i) the approval of this Agreement by the stockholders of the Company and the holders of the Preferred Stock voting as a separate class, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company or its Subsidiary, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency applicable to the Company or its Subsidiary, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company or its Subsidiary is a party or by which any of its properties may be bound, except (A) as set forth in Schedule 3.3(b) and (B) for violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL, (ii) the filing of a premerger notification and report form by the Company under the HSR Act,

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

and (iii) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect on the Company.

     (d) The Board of Directors of the Company (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the Merger are advisable and in the best interests of the stockholders of the Company, and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company.

     (e) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of the Company, the By-laws of the Company and any other applicable law, the only approval of holders of Company Capital Stock required to approve the Merger and to approve and adopt this Agreement and the transactions contemplated hereby is the approval of (i) a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class and (ii) a majority of the outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class, and prior to Closing this Agreement and the transactions contemplated hereby shall have been so approved.

     3.4 Charter Documents. Schedule 3.4 contains a true, complete and correct copy of the Certificate of Incorporation and the By-laws of each of the Company and its Subsidiary. The Certificate of Incorporation and By-laws or equivalent constituent documents of each of the Company and its Subsidiary are in full force and effect. Neither the Company nor its Subsidiary is in violation of any provision of its Certificate of Incorporation or By-laws.

     3.5 Financial Statements. (a) Schedule 3.5 contains true and complete copies of the following financial statements of the Company (the "Financial Statements"):

          (i) audited consolidated balance sheets of the Company as of December 31, 1998 and December 31, 1999 (the "Balance Sheet") audited and with a report by Arthur Andersen LLP;

          (ii) audited consolidated statements of operations, stockholders' equity and cash flows of the Company for the period from inception (March 17, 1998) to December 31, 1998, the year ended December 31, 1999, and for the period from inception (March 17, 1998) to December 31, 1999 audited and with a report by Arthur Andersen LLP;

          (iii) the unaudited consolidated balance sheet of the Company as of June 30, 2000 (the "Unaudited Balance Sheet"); and

          (iv) unaudited consolidated statements of operations and cash flows of the Company and its Subsidiary for the six-month period ended June 30, 2000.

     (b) The Financial Statements were prepared in accordance with GAAP (except, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnotes). The Financial Statements were prepared on the basis of the books and records of the Company and, to the extent its Subsidiary was then organized, such Subsidiary (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP.

     3.6 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as disclosed in Schedule 3.6(a) or as set forth in the notes to the Financial Statements, neither the Company nor its Subsidiary has any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is materially in excess of amounts shown or reserved therefor in the Financial Statements other than (a) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial Statements and (b) liabilities or obligations incurred after the date of the Unaudited Balance Sheet incurred in the ordinary course of business and consistent with past practice.

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

     (b) Except as disclosed in Schedule 3.6(b), the Company and its Subsidiary do not have any Indebtedness.

     3.7 Operations and Obligations. (a) Except as set forth in Schedule 3.7(a), or reflected on the Balance Sheet, since December 31, 1999:

          (i) there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect on the Company (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the data networking industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement), or (iv) resulting from the announcement of the transactions contemplated hereby (including loss of personnel, distribution partners, customers or suppliers or the delay or cancellation of orders or products)); and

          (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect on the Company.

     (b) Except (i) as set forth in Schedule 3.7(b) and (ii) for actions required to be taken hereunder or approved in advance thereof by Lucent in writing, since December 31, 1999, the Company and its Subsidiary have conducted their business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1999, except as set forth in such Schedule, neither the Company nor its Subsidiary has:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) other than in the ordinary course of business consistent with past practice, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into any lease the obligations of which, in accordance with generally accepted accounting principles, would be capitalized;

          (iii) paid any obligation or liability (absolute or contingent) other than liabilities reflected or reserved against in the Balance Sheet and liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practice;

          (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any Company Capital Stock or any equity interest in its Subsidiary;

          (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any agreement to which the Company or its Subsidiary is a party and is or should be set forth on Schedule 3.10;

          (vi) undertaken or committed to undertake capital expenditures exceeding $100,000 for any single project or related series of projects;

          (vii) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after December 31, 1999, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

          (viii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (ix) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

          (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice;

          (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

          (xii) allowed the levels of supplies or other materials included in the inventory of the Company or its Subsidiary to vary materially from the levels customarily maintained in accordance with past practice;

          (xiii) except for increases in the ordinary course of business consistent with past practice, instituted any increase in any compensation payable to any employee of the Company or its Subsidiary, amended any Benefit Plan or modified any other benefits made available to any such employees;

          (xiv) made any change in the accounting principles or made any material change in accounting practices used by the Company from those applied in the preparation of the Financial Statements; or

          (xv) taken any of the actions which, under Section 5.2, they are prohibited from taking between the date hereof and the Closing Date.

     (c) There are no accrued and unpaid dividends or distributions with respect to the Company Capital Stock.

     3.8 Properties. (a) Each of the Company or its Subsidiary has good and valid title to all its properties and assets (other than Intellectual Property Rights and Patents to the extent qualified by Section 3.14) reflected on the Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company or such Subsidiary has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material to the operations of the business of the Company and its Subsidiary taken as a whole.

     (b) Neither the Company nor its Subsidiary owns any real property.

     3.9 Customers and Suppliers. Except as set forth in Schedule 3.9, as of the date of this Agreement, none of the Company's customers which individually account for more than 5% of the Company's consolidated gross revenues during the 12-month period immediately preceding the date hereof has terminated or indicated in writing that it intends to terminate any agreement with the Company or such Subsidiary. During the 12-month period immediately preceding the date hereof, no material supplier of the Company and its Subsidiary taken as a whole has indicated in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company or such Subsidiary.

     3.10 Contracts. Schedule 3.10 lists any of the following not otherwise listed on any other Schedule:

          (a) each written contract or commitment which creates an obligation on the part of the Company or its Subsidiary in excess of $100,000;

          (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness for money borrowed, where the Company or its Subsidiary is a lender, borrower or guarantor, in a principal amount in excess of $50,000;

          (c) each non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, the business of the Company and its Subsidiary is conducted or by which the Company manufactures or distributes its products;

          (d) each written contract to which the Company or its Subsidiary is a party which contains a change of control provision or a prohibition against assignment that would cause the termination of any such agreement as a result of the transactions contemplated hereby;

          (e) each written contract or commitment in excess of $50,000 to which the Company or its Subsidiary is a party for any charitable contribution;

          (f) each written joint venture or partnership agreement to which the Company or its Subsidiary is a party;

          (g) each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license (other than "off the shelf" software licenses which are generally available through retail channels) or other agreement containing the right to sublicense software and/or technology, in each case, to which the Company or its Subsidiary is a party;

          (h) each written agreement in excess of $50,000 to which the Company or its Subsidiary is a party with respect to any assignment, discounting or reduction of any receivables of the Company or its Subsidiary;

          (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, or any interest therein, of the Company or its Subsidiary, having a value in excess of $50,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

          (j) each written employment or consulting contract entered into by the Company or its Subsidiary; and

          (k) each supply agreement that the Company or its Subsidiary could not readily replace without a material impact on the Company and its Subsidiary taken as a whole.

     Except as set forth in Schedule 3.10, (i) there are no oral contracts or oral commitments of the types described in this Section 3.10 which create an obligation on the part of the Company or its Subsidiary which are individually in excess of $100,000 or in the aggregate in excess of $150,000, (ii) there are no contracts or commitments between the Company or its Subsidiary and any Affiliate, (iii) there are no contracts, commitments or arrangements between the Company or its Subsidiary and any employee which require the payment of any compensation upon the occurrence of any specified contingency, (iv) there are no contracts or arrangements to which the Company or its Subsidiary is a party, except this Agreement, which require notice to, the consent of, or any payment of any compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect to the Merger or any of the transactions contemplated hereby or in the event of the termination of such contract or arrangement on or following the Effective Time, and (v) there are no contracts to which the Company or its Subsidiary is a party which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company and its Subsidiary as in effect on the Closing Date).

     3.11 Absence of Default. Except as set forth in Schedule 3.11, (a) each of the agreements listed in Schedules 3.10, 3.14, 3.17 and 3.24 that creates obligations of any Person in excess of $100,000 constitutes a valid and binding obligation of the parties thereto, is in full force and effect and will continue in full force and effect after giving effect to the Merger, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any other Person; (b) the Company or its Subsidiary have fulfilled and performed in all material respects their obligations under each such agreement to which they are a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof; (c) the Company and its Subsidiary are not and are not alleged in writing to be, and each other party to any such agreement is not, to the Best Knowledge of the Company, in default under, nor is there alleged in writing to be any basis for termination of, any such agreement; (d) no event has occurred and no condition or state of facts exists which, with the passage of time or the

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giving of notice or both, would constitute such a default or breach by the
Company or, to the Best Knowledge of the Company, by any such other party, and
(e) neither the Company nor its Subsidiary is currently renegotiating any such agreement or paying liquidated damages in lieu of performance thereunder. Except as set forth in Schedule 3.30, the Company has previously delivered complete and correct copies of all such agreements (including all amendments) to Lucent.

     3.12 Litigation. There are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the Best Knowledge of the Company, threatened against the Company or its Subsidiary. Neither the Company or its Subsidiary, nor the assets, properties or business of the Company or its Subsidiary, is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Neither the Company nor its Subsidiary is the plaintiff in any such proceeding nor is the Company or its Subsidiary contemplating commencing legal action against any other Person.

     3.13 Compliance with Law. (a) Each of the Company and its Subsidiary has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") which is material to the business of the Company and its Subsidiary taken as a whole; and

     (b) Each of the Company and its Subsidiary has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company or such Subsidiary has no reason to believe would not be issued in due course and (ii) which, the failure of the Company or such Subsidiary to possess, would not subject the Company and its Subsidiary to penalties other than fines not to exceed $20,000 in the aggregate ("Immaterial Authorizations"); and

     (c) Neither the Company nor its Subsidiary has received written notice of violation of, or, to the Best Knowledge of the Company, has violated any Laws which are material to the business of the Company or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

     3.14 Intellectual Property; Year 2000. (a) The Company and its Subsidiary own, or are validly licensed or otherwise have the right to use, all trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights which are material to the conduct of the Business (the "Intellectual Property Rights"). Schedule 3.14(a) contains a list of (i) patents and patent applications ("Patents"), (ii) trademark registrations and applications and (iii) copyright registrations and applications owned by the Company and its Subsidiary.

     (b) To the Best Knowledge of the Company, neither the Company nor its Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Patent or Intellectual Property Rights of any other Person. Neither the Company nor its Subsidiary has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any such Subsidiary must license or refrain from using any Patents or Intellectual Property Rights of any other Person) which has not been settled or otherwise fully resolved. To the Best Knowledge of the Designated Group, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Patents or Intellectual Property Rights of the Company or its Subsidiary.

     (c) Except as disclosed in Schedule 3.14(c), assuming that Lucent continues to operate the business of the Company and its Subsidiary as separate entities and as presently conducted by the Company or its Subsidiary, then, to the Company's Best Knowledge, Lucent's use of the Patents or Intellectual Property Rights which are material to the conduct of the business by the Company and its Subsidiary will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Patents or Intellectual Property Rights of any other Person by virtue of any change of control or prohibition of assignment provisions in agreements between the Company and any such Person.

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     (d) Except as disclosed in Schedule 3.14(d), each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or its Subsidiary, or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material, a copy of which assignment or agreement to assign has been made available to Lucent.

     (e) Except as disclosed in Schedule 3.14(e), the Company has taken all reasonable steps with the intent of ensuring that its and its Subsidiary's products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries, (ii) accurately processing, providing and receiving correctly entered and formatted date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and (iii) recognizing year 2000 as a leap year; provided that all non-Company products (e.g., hardware, software and firmware) used in or in combination with the Company's products, properly exchange data with the Company's products in the same manner on dates in both the Twentieth and Twenty-First centuries. In addition, the Company has taken all necessary steps to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company and its Subsidiary, except as could not reasonably be expected to have a Material Adverse Effect. Finally, in conjunction with the advent of the year 2000, the Company has not experienced any material date-related failures of its systems and has no knowledge of any date-related issue experienced by its customers with respect to the Company's products.

     (f) Except as disclosed in Schedule 3.14(f), (i) the Company and its Subsidiary have not sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense their Patents or Intellectual Property Rights other than, in connection with the Company's and its Subsidiary's assets, in the ordinary course of business, permitting their customers to operate under any Patents covering, or Intellectual Property Rights embedded in their products and (ii) the Company and its Subsidiary have not entered into any contract (oral or written) or other arrangement pursuant to which the Company or its Subsidiary have agreed or are obligated to license, transfer or place in escrow the source code for any of their software products (prior or current) or restrict themselves from using any of their Patents or Intellectual Property Rights.

     (g) To the Best Knowledge of the Company, no Stockholder or employee of the Company has any interest in any Intellectual Property Rights or Patents (other than as a stockholder of the Company) that is material to the business or operations of the Company.

     3.15 Tax Matters. (a) Except as set forth in Schedule 3.15, (i) each of the Company and its Subsidiary has filed all Tax Returns required to be filed;
(ii) all such Tax Returns are complete and accurate in all material respects and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and its Subsidiary have been timely paid or the Company has established adequate reserves therefor; (iv) neither the Company nor its Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Best Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or its Subsidiary;
(vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full;
(viii) Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (ix) there are no Liens for Taxes upon the assets of the Company except Liens relating to current Taxes not yet due; (x) all Taxes which

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

the Company or its Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or such Subsidiary in accordance with GAAP; (xi) since December 31, 1998, neither the Company nor its Subsidiary has taken any action that would, under applicable law, materially adversely impact Lucent's or the Company's ability to utilize any net operating carry forwards of the Company and such Subsidiary; and (xii) neither the Company nor its Subsidiary is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes other than a group comprising exclusively the Company and its Subsidiary.

     (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company or its Subsidiary.

     (c) Neither the Company nor its Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code other than by reason of the transactions contemplated by this Agreement, and, to the Best Knowledge of the Company, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method with respect to the Company or its Subsidiary. Neither the Company nor its Subsidiary has any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

     (d) Except as set forth in Schedule 3.15, neither the Company nor its Subsidiary owns an interest in any (i) domestic international sales corporation,
(ii) foreign sales corporation, (iii) controlled foreign corporation or (iv) passive foreign investment company.

     (e) Neither the Company nor its Subsidiary is a party (other than as an investor) to any industrial development bond.

     (f) Each of the Company and its Subsidiary has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (g) Neither the Company nor its Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     3.16 Employee Benefit Plans. (a) Schedule 3.16(a) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to as "Welfare Plans") and all other Benefit Plans (together with the Pension Plans and Welfare Plans, the "Plans") maintained, or contributed to, by the Company or its Subsidiary or any Person that, together with the Company and its Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company or its Subsidiary . The Company has made available to Lucent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan and (v) all correspondence with the IRS or the United States Department of Labor relating to any outstanding controversy or audit. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Plan has been administered in accordance with its terms, and (ii) the Company and all Plans are in compliance with applicable provisions of ERISA and the Code.

     (b) All Pension Plans that are intended to be qualified under Section 401(a) of the Code have been the subject of a determination opinion, notification or advisory letter from the IRS to the effect that each

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

such Pension Plan is so qualified and the trust thereunder is exempt from Federal income taxes under Section 501(a) of the Code, and no such determination letter has been revoked nor has any event occurred since the date of such Plan's most recent determination letter that would adversely affect its qualification or materially increase its costs.

     (c) Neither the Company, nor its Subsidiary, nor any Commonly Controlled Entity, has maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA.

     (d) Neither the Company nor its Subsidiary has any liability or obligation under any Welfare Plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by
Part 6 of Subtitle B of Title I of ERISA or other applicable law.

     (e) Except as set forth in Schedule 3.16(e) or as provided by this Agreement, no employee of the Company or its Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan as a result of the transactions contemplated by this Agreement.

     (f) The deduction of any amount payable pursuant to the terms of the Plans will not be subject to disallowance under Section 162 (m) of the Code.

     (g) Schedule 3.16(g) lists all shares of Company Capital Stock issued pursuant to any restricted stock purchase agreement or stock option agreement (including, without limitation, any such agreement amended in accordance with the provisions of this Agreement and any stock option agreement issued under the Company Stock Plan, the "Restricted Stock Agreements"), including (i) the date such shares were sold, (ii) the purchase price per share (which is also the price at which the Company may repurchase such shares), (iii) the number of shares issued, (iv) the number of such shares which, as of the date hereof, are no longer subject to repurchase rights in favor of the Company and (v) the number of such shares which, as of the date hereof, remain subject to repurchase rights in favor of the Company and the schedule for which such rights expire. All Restricted Stock Agreements are for the purchase of Company Common Stock. Except as indicated on Schedule 3.16(g) hereto, the transactions contemplated by this Agreement, including without limitation the Merger, shall not cause any acceleration, vesting or other similar consequences to the rights of the parties under any provision of any Restricted Stock Agreement or under the Company Stock Plan; and following the Merger, the repurchase rights in favor of the Company (to the extent otherwise applicable at that time) shall remain in full force and effect on the Substitute Restricted Stock (as defined herein). Prior to the date hereof, certain of the parties to a Restricted Stock Agreement agreed to make certain adjustments to such Agreements which adjustments are set forth in
Schedule 3.16(g).

     3.17 Officers. (a) Schedule 3.17 lists the names, titles and current annual salary rates of, and bonuses paid or payable to, all present officers of each of the Company and its Subsidiary whose 1999 annual base salary exceeded $100,000 ("Executive Officers").

     (b) Except as set forth in Schedules 3.16 or 3.17, neither the Company nor its Subsidiary has any employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Officers. Except as set forth in Schedule 3.17, there are no agreements which would obligate the Company or its Subsidiary to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under Section 4999 of the Code.

     3.18 Employees. (a) Each of the Company and its Subsidiary has complied in all material respects with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, other than instances of non-compliance which, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect on the Company, and neither the Company nor its Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (b) the Company believes that each of the Company's and its Subsidiary's relations with their respective employees is satisfactory; (c) there are no controversies pending or, to the Best Knowledge of the Company, threatened between the Company or its

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Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company;
(d) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiary, nor, to the Best Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (e) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company or its Subsidiary; (f) there is no strike, slowdown, work stoppage or lockout existing, or, to the Best Knowledge of the Company, threatened, by or with respect to any employees of the Company or its Subsidiary; (g) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or its Subsidiary; (h) there are no claims pending against the Company before any workers' compensation board; and (i) neither the Company nor its Subsidiary has received written notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or its Subsidiary and, to the Best Knowledge of the Company, no such investigation is in progress.

     3.19 Environmental Laws. The Company has not received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the Best Knowledge of the Company, neither the Company nor its Subsidiary is the subject of any investigation by any governmental or regulatory authority, domestic or foreign, in each case, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the Best Knowledge of the Company, threatened, actions, suits or proceedings against the Company, its Subsidiary or any of their respective properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

     3.20 Bank Accounts, Letters of Credit and Powers of Attorney.  Schedule
3.20 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of each of the Company and its Subsidiary (including the name of the Bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or its Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or its Subsidiary. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 3.20.

     3.21 Subsidiaries. (a) Schedule 3.21 sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the total number of shares of each class of capital stock of each Subsidiary authorized, the number of shares outstanding and the number of shares owned by the Company or any other Subsidiary of the Company and (iii) a complete list of the directors and officers of the Company and each Subsidiary. All the issued and outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued and are fully paid, non-assessable and free of pre-emptive rights. None of the outstanding shares of capital stock of any Subsidiary has been issued in violation of the preemptive rights of any stockholder of such Subsidiary. The shares of each Subsidiary were issued in compliance with all applicable Federal and state securities laws and regulations, and are owned free and clear of all Liens.

     (b) Except as set forth in Schedule 3.21, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any Subsidiary, at any time, or upon the occurrence of any stated event, any shares of capital stock of or equity interest in any Subsidiary, whether or not presently issued or outstanding, nor are there any outstanding shares of capital stock of or equity interests in any Subsidiary or any other entity which are convertible into or exchangeable for other shares of capital stock of or equity interests in any Subsidiary nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from any Subsidiary or any other Person any shares of capital stock or equity interests so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the shares of capital stock of or equity interests in any Subsidiary. Except for the Company's ownership of the Subsidiary as disclosed in Schedule 3.21, the Company does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is any Subsidiary controlled by or under common control with any Person.

     3.22  Affiliate Transactions.  Except for the individuals listed in
Schedule 3.22, (i) no officer or director of the Company or its Subsidiary has any significant interest in any Person that is engaged in a business which is in competition with the Business of the Company, and (ii) no officer or director of the Company is a supplier to, or a customer of, the Company, or is a party to any contract listed in Schedule 3.10, 3.14 or 3.24.

     3.23 Insurance. Schedule 3.23 sets forth a list of all policies of insurance maintained, owned or held by the Company or its Subsidiary as of the date hereof and a brief description of any outstanding claims under any of such insurance policies. Each of the Company and its Subsidiary shall use all commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. Each of the Company and its Subsidiary has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner, other than instances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.23, to the Best Knowledge of the Company, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company or its Subsidiary thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

     3.24 Leases. Schedule 3.24 lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company or its Subsidiary has (i) obtained the right to use or occupy any real or personal property where the value of such personal property exceeds $25,000 in the case of any single lease or $50,000 in the aggregate, or (ii) granted to any other Person the right to use any property described in Schedule 3.25.

     3.25 Assets. Schedule 3.25 lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by the Company or its Subsidiary having an original cost of $50,000 or more.

     3.26 Accounts Receivable and Inventory.  (a) Except as set forth in
Schedule 3.26, all accounts receivable of the Company and its Subsidiary have arisen from bona fide transactions by the Company or its Subsidiary in the ordinary course of its business.

     (b) The inventories (and any reserves established with respect thereto) of the Company as of December 31, 1999 are described in Schedule 3.26. All such inventories (net of any such reserves) are properly included in the Financial Statements in accordance with GAAP. Such inventories are located at the locations set forth in Schedule 3.26.

     3.27 Export Control Laws. Each of the Company and its Subsidiary has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which could not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company represents and warrants that:

          (a) Each of the Company and its Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States except where the failure to obtain such export licenses and other approvals would not subject the Company or such Subsidiary to penalties other than fines not to exceed $100,000 in the aggregate;

          (b) Each of the Company and its Subsidiary is in compliance in all material respects with the terms of all applicable export licenses or other approvals;

          (c) There are no pending or, to the Company's Best Knowledge, threatened material claims against the Company or its Subsidiary with respect to such export licenses or other approvals;

          (d) To the Best Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company's or its Subsidiary's export transactions that may give rise to any future claims; and

          (e) No consents or approvals for the transfer of export licenses to Lucent are required, or such consents and approvals can be obtained expeditiously without material cost.

     3.28 Minute Books. The minute books of the Company made available to Lucent contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material.

     3.29 Reorganization. Neither the Company nor its Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     3.30 Complete Copies of Materials. Except as set forth in Schedule 3.30, the Company has delivered or made available true and complete copies of each document that has been requested by Lucent or its counsel in connection with their legal and accounting review of the Company.

     3.31 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Section 3, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company or its Subsidiary or pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading in any material respect.

     3.32 Information in Lucent Registration Statement. None of the information supplied or to be supplied by the Company or its Subsidiary specifically for inclusion in the registration statement on Form S-4 to be filed with the SEC by Lucent under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), for the purpose of registering shares of Lucent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to statements made in the Registration Statement or incorporated by reference therein based on information supplied by Lucent specifically for inclusion or incorporation by reference in the Registration Statement.

     4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

     4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to enter into and perform this Agreement and the transactions contemplated hereby to be performed by it.

     4.2 Capital Structure.  The authorized capital stock of Lucent consists of
(i) 10,000,000,000 shares of common stock, par value $.01 per share (the "Lucent Common Stock"), and (ii) 250,000,000 shares of preferred stock, par value $1.00 per share ("Lucent Authorized Preferred Stock"), of which 7,500,000 shares have been designated Series A Junior Participating Preferred Stock (the "Lucent Junior Preferred Stock"). As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     4.3 Authority. (a) Each of Lucent and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The Board of Directors of each of Lucent and Acquisition has declared the Merger advisable and approved this Agreement and the execution, delivery and performance thereof, and the Board of Directors of Acquisition has resolved to recommend the approval of the Merger and adoption of this Agreement and the consummation of the transactions contemplated hereby to the sole stockholder of Acquisition. Except for (i) the adoption of this Agreement by the stockholders of Acquisition, (ii) the filing of appropriate merger documents as required by the DGCL, and (iii) the filing of a premerger notification and report form by the Company under the HSR Act, no other corporate proceedings other than actions previously taken on the part of either Lucent or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Registration Statement has been duly authorized by Lucent.

     (b) The execution, delivery and performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Lucent or Acquisition, (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

     (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not, and the performance by each of Lucent and Acquisition of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) the filing of a premerger notification and report form by the Company under the HSR Act; (iii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act, the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; and (iv) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

     4.4 Litigation. (a) Neither Lucent nor Acquisition is a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to its knowledge threatened,

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

which reasonably could adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     (b) There is no judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal to which Lucent or Acquisition is subject which might adversely affect or restrict its ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

     4.5 SEC Filings; Lucent Financial Statements. (a) Since October 1, 1999, Lucent has filed with the SEC all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed under the Securities Act and the Exchange Act (the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents. Except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

     (b) Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 1999, the date of the most recent audited financial statements included in the Lucent SEC Documents, or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, neither Lucent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Lucent or its Subsidiaries taken as a whole.

     4.6 Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement. No representation or warranty is made by Lucent with respect to statements made in the Registration Statement or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.

     4.7 Operations and Obligations. Except as described in the Lucent SEC Documents, since September 30, 1999, the date of the most recent audited balance sheet of Lucent contained in the Lucent SEC Documents, (i) except as a result of the transactions contemplated by this Agreement, there has not been any development that has had or reasonably would be expected to have a Material Adverse Effect on Lucent and its Subsidiaries taken as a whole; (ii) there has not been any material change by Lucent in its accounting methods, principles or practices, except as required by changes in GAAP or any other change provided such other change could not reasonably be expected to have a Material Adverse Effect on Lucent and its Subsidiaries; or (iii) except as a result of the transactions contemplated by this Agreement or in connection with the acquisition by Lucent or any of its Subsidiaries of all or substantially all the capital stock or all or substantially all the assets of another Person, there has not been any material revaluation by Lucent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable which would have a Material Adverse Effect.

     4.8 Interim Operations of Acquisition. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.9 Reorganization. Neither Lucent nor Acquisition has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     5. Conduct Pending Closing.

     5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will (and will cause its Subsidiary to):

          (a) maintain its existence in good standing;

          (b) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

          (c) maintain business and accounting records consistent with past practices; and

          (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company the services of its present officers and employees, and (iii) to preserve for the Company or such Subsidiary the goodwill of its suppliers, customers and others having business relations with the Company.

     5.2 Prohibited Actions Pending Closing.  Except as set forth in Schedule
5.2 or otherwise provided for herein or approved by Lucent in writing, from the date hereof until the Closing, the Company shall not (and shall not permit its Subsidiary to):

          (a) amend or otherwise change its Certificate of Incorporation or By-laws;

          (b) issue, sell or authorize for issuance or sale any shares of its capital stock or any other of its securities (other than in connection with the exercise of outstanding options or warrants of the Company); or issue, grant or take any action with respect to any options (including any modification of any option plan or the vesting of any options previously granted), or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for (i) the grant of stock options to purchase up to an aggregate of 250,000 shares of Company Common Stock granted to employees of the Company hired after the date hereof consistent with past practice and with an exercise price reflecting such Company Common Stock's fair market value and which are granted in the ordinary course of business and (ii) those provisions of the agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than as disclosed in Schedule 3.6(b)) or issue any debt securities or assume, guarantee or endorse, or otherwise as an

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

     accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for interest and fees on Indebtedness set forth in Schedule 3.6 incurred in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement (or series of related contracts or agreements) in excess of $100,000 other than in the ordinary course of business, consistent with past practice;
     (iv) authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000; or
     (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

          (f) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

          (g) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

          (h) enter into or agree to enter into or terminate (prior to the expiration date thereof) any employment agreement other than in the ordinary course of business in the case of international hires;

          (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases to employees of the Company or its Subsidiary who are not officers in the ordinary course of business and in accordance with past practices in salaries or wages of employees of the Company or such Subsidiary who are not officers of the Company or such Subsidiary, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company or its Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

          (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (k) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

          (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

          (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice and (ii) other claims, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $25,000 and as to which the Company's or its Subsidiary's failure to so pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect on the Company;

          (n) except in connection with the sale or licensing of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

          (o) announce an intention, or commit or agree to do any of the foregoing.

     5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause its Subsidiary to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice, reasonable access at all reasonable times to the properties, books and records, including tax returns filed and those in preparation of the Company or its Subsidiary, and the right to consult with officers, employees, accountants, counsel, investment bankers and other representatives of the Company or its Subsidiary in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and its Subsidiary, (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company and its Subsidiary, and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and its Subsidiary as Acquisition and Lucent shall from time to time reasonably require. Lucent shall cooperate with the Company to take such steps as are reasonably necessary to ensure that any consultation with employees does not materially interfere with the ongoing operations of the Company.

     (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

     (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited consolidated balance sheet of the Company and its Subsidiary as of the end of such quarter and the unaudited consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiary for such quarter and for the portion of the fiscal year then completed, (ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited consolidated balance sheet of the Company and its Subsidiary as of the end of such year and the audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiary for such year, in each case prepared in accordance with GAAP certified by Arthur Andersen LLP and (iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiary for the period covered, subject, in the case of unaudited financials, to normal year-end adjustments and the omission of footnotes.

     (d) Lucent shall deliver to the Company, without charge, a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K, 10-K or amendments thereto, not later than five business days after the date of such filing with the SEC.

     5.4 No Solicitation. The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement or understanding with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 5.4 by the Company. The Company promptly shall advise Lucent of any Acquisition Proposal and inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company (other than sales of the Company's products in the ordinary course of business consistent with past practice).

     5.5 Filings; Other Actions. (a) As promptly as practicable after the date hereof, Lucent shall prepare and file the Registration Statement with the SEC. Lucent acknowledges that the Company and its counsel may participate in the preparation of the Registration Statement, provided that the final determination of any issues related thereto shall be made by Lucent. Lucent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Lucent shall also take such actions (other than qualifying to do business in any jurisdiction in which Lucent is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Lucent Common Stock in the Merger and upon the exercise of the Adjusted Options. The Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any of the foregoing.

     (b) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or its Subsidiary, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

     5.6 Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Spring Tide Networks, Inc. 1998 Stock Incentive Plan (the "Company Stock Plan") shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding options to purchase shares of Company Capital Stock under the Company Stock Plan (the "Company Stock Options"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Common Stock Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest 1/100th of a whole cent) equal to (x) the exercise price per share of such Company Common Stock immediately prior to the Effective Time divided by (y) the Common Stock Exchange Ratio (each Company Stock Option as so adjusted, an "Adjusted Option"); and

          (ii) make such other changes to the Company Stock Plan as the Company and Lucent may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

     (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Company Stock Options appropriate notices (the "Company Stock Option Notices") setting forth (i) such holders' rights pursuant to the Company Stock Plan and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger) and (ii) the procedures for the exercise of the Adjusted Options. The term, exercisability, vesting schedule (including any acceleration provisions therein), status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Stock Options shall otherwise remain unchanged.

     (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part by (i) following the exercise procedures to be delivered by Lucent as set forth in the Company Stock Option Notice and (ii) concurrently delivering to Lucent the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     (d) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the Company Stock Options all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

     (e) As soon as practicable following the date of this Agreement, each Restricted Stock Agreement set forth on Schedule 5.6 shall be assumed by Lucent and, in accordance with Section 1.5(c) hereof, each share of restricted Company Common Stock which is outstanding and unvested thereunder at or immediately prior to the Effective Time pursuant to the Company Stock Plan or any Restricted Stock Agreement shall be converted into the right to receive the Common Stock Exchange Ratio (such number as adjusted in accordance with Section 1.6) including the Right, subject to the same restrictions and vesting as set forth therein (the "Substitute Restricted Stock").

     (f) No later than the later to occur of (x) 30 days after the Effective Time and (y) Lucent's receipt of the information necessary therefor, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Adjusted Options remain outstanding.

     5.7 Company Stock Plan. At the Effective Time, by virtue of the Merger, the Company Stock Plan and the Company Stock Options granted thereunder shall be assumed by Lucent, with the result that all obligations of the Company under the Company Stock Plan, including with respect to awards outstanding at the Effective Time under the Company Stock Plan, shall be obligations of Lucent following the Effective Time; provided that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Prior to the Effective Time, Lucent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the next regularly scheduled annual meeting of Lucent following the Effective Time) for the assumption of the Company Stock Plan, including the reservation, issuance and listing of Lucent Common Stock in a number at least equal to the number of shares of Lucent Common Stock that will be subject to the Adjusted Options.

     5.8 Employee Benefit Plans; Existing Agreement. As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated Lucent employees who are hired by Lucent after January 1, 2000. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof. Lucent shall recognize each employee's service to the Company prior to the Effective Time solely for the purposes of
(i) determining eligibility to participate and vest in benefit plans (but not accrual), and (ii) applying Lucent's vacation schedule.

     5.9 Indemnification. (a) From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company or its Subsidiary

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pursuant to any indemnification provision of the Certificate of Incorporation or
By-laws or equivalent constituent documents of the Company as each is in effect on the date hereof.

     (a) For a period of six years after the Effective Time, Lucent shall cause to be maintained in effect officers' and directors' liability insurance with respect to each Indemnified Party of the Company or any of its Subsidiaries covering acts or omissions by such Person occurring prior to the Effective Time under customary terms and conditions. This Section 5.9 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section 5.9 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement).

     5.10 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Lucent a "comfort" letter of Arthur Andersen LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Lucent and the Company, in form and substance reasonably satisfactory to Lucent and reasonably customary in scope and substance for letters delivered by independent public accounts in connection with transactions such as those contemplated by this Agreement.

     (b) Lucent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of PricewaterhouseCoopers LLP, Lucent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to the Company and Lucent, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     5.11 Stock Exchange Listing. Lucent shall use all reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and upon exercise of Adjusted Options.

     5.12 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Lucent as of the Closing Date, a written agreement substantially in the form attached as Exhibit C hereto.

     5.13 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available to the party receiving such notice.

     5.14 Tax Returns; Cooperation. The Company on the one hand and Lucent on the other will cooperate with each other and provide such information as any party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding. The Company and Lucent will retain until the expiration of any applicable statutes of limitations (including any extensions thereof) all Tax Returns, schedules and workpapers and all other material records or documents relating to the Company for all Tax periods through the first Tax period ending after the Closing Date. At the expiration of such statutory period (including any extensions thereof), each party shall have the right to dispose of any such Returns and other documents or records on thirty (30) days written notice to the other party. Any information, documents or records obtained under this Section
5.14 shall be kept confidential, except as may be

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

otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     5.15 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any agency or authority in connection with this Agreement and the transactions contemplated hereby.

     5.16 Covenants Regarding Reorganization Status. (a) Neither Lucent nor Acquisition will take any action or fail to take any action between the date of this Agreement and the Effective Time or following the Effective Time which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Neither the Company nor its Subsidiary will take any action or fail to take any action between the date of this Agreement and the Effective Time which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     6. Conditions Precedent.

     6.1 Conditions Precedent to Each Party's Obligation to Effect the
Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

          (a) Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of Company Capital Stock as set forth in Section 3.3(e) and the common stock, no par value per share, of Acquisition entitled to vote thereon in accordance with the DGCL and the Certificate of Incorporation and By-laws of each of the Company and Acquisition, respectively. At least a majority of the outstanding shares of Company Preferred Stock voting as a separate class shall have agreed to approve the merger and to waive any rights to elect to treat the Merger as a liquidation and to receive any liquidation premium payable in cash in lieu of shares of Lucent Common Stock.

          (b) Approvals. All authorizations, consents (including without limitation any approvals under HSR Act), orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

          (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect specifically referencing any of the parties hereto or the transactions contemplated by this Agreement which (i) prevents or materially delays the consummation of the Merger or (ii) otherwise would materially impair the ability of the Company or Lucent to perform its obligations under this

                                      A-27
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     Agreement. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing or materially delaying the consummation of the Merger or which would materially impair the ability of the Company or Lucent to perform its obligations under this Agreement other than any of the foregoing which shall have been dismissed with prejudice; provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, preliminary or permanent injunction or other order and to appeal as promptly as possible any of the foregoing.

          (d) Escrow Agreement. Each of Lucent, the Company, the Escrow Agent and the Stockholders' Representative shall have entered into the Escrow Agreement substantially in the form of Exhibit D hereto (the "Escrow Agreement").

          (e) Exchange Agency Agreement. Each of Lucent and the Exchange Agent shall have entered into the Exchange Agency Agreement to be agreed to by Lucent and the Exchange Agent.

          (f) Representation Letters. Each of the Company and Lucent shall have executed and delivered a letter of representation relating to certain tax matters substantially in the form of Exhibits E and F hereto.

          (g) Affiliate Letters. Each of the Company and its Affiliates shall have executed and delivered a letter in connection with Rule 145 under the Securities Act substantially in the form of Exhibit C hereto.

          (h) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Lucent or the Company, threatened by the SEC.

          (i) Stock Exchange Listing. The shares of Lucent Common Stock issued in accordance with the Merger and issuable upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect or materiality and the Company's representations and warranties contained in
     Section 3.14 shall be true and correct and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) have been satisfied.

          (b) Officer and Director Terminations. In accordance with Section 1.4, each director and officer of the Company shall cease to act in such capacity.

          (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of the Company and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the data networking industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement), or (iv) resulting from the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products)) on the Company, and Lucent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (d) Consents; Waivers. The Company shall have received all necessary consents, in form and substance satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (e) Non-Competition Agreements and Non-Disclosure Agreements. Each of the individuals listed on Schedule 6.2(e) (the "Key Employees") shall have entered into Non-Competition and Non-Disclosure Agreements with the Surviving Corporation, each substantially in the form of Exhibit G hereto, and such agreements shall be in full force and effect.

          (f) Real Property Certificate. Lucent shall have received a certificate from the Company certifying that each of the Company and its Subsidiary has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code pursuant to Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec.
     1.1445-2(c)(3)(i) at the Closing.

          (g) Investor Agreements. Each of the stockholder agreements and voting agreements entered into by the Stockholders prior to the date hereof, and the registration rights agreements, investor rights agreements and right of first refusal and co-sale agreements entered into by the Company and other parties thereto prior to the date hereof and other similar agreements shall have been terminated by the Company and each of the other parties thereto.

          (h) Amendment to Restricted Stock Agreements. The Company and each of the Key Employees (except the individuals listed on Schedule 6.2(h)) shall have entered into an amendment to such Key Employee's Restricted Stock Agreement with the Company substantially in the form of Exhibit H hereto. Each of the individuals listed on Schedule 6.2(h) shall have entered into an amendment to such Key Employee's Restricted Stock Agreement with the Company substantially in the form of Exhibit I hereto.

     6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

          (a) Performance of Obligations; Representations and
     Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of

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

     Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) have been satisfied.

          (b) Opinion of Counsel. The Company shall have received a written opinion dated the Closing Date of Hale and Dorr LLP, counsel to the Company, that the Merger should be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code.

          (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the data networking industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against Lucent or any member of its Board of Directors in respect of this Agreement), or (iv) resulting from the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products)) on Lucent, and the Company shall have received a certificate signed on behalf of Lucent by an authorized signatory thereof.

          (d) Bonus Agreement. Lucent shall have entered into a letter agreement with the Stockholder's Representative relating to the establishment of a bonus pool for the Company's employees substantially in the form of Exhibit J hereto.

     6.4 Frustration of Closing Conditions. None of the Company, Lucent or Acquisition may rely on the failure of any condition set forth in Sections 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.15

     7. Survival of Representation and Warranties.

     7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the schedules to the Agreement which are hereby incorporated by reference) or in any instrument delivered pursuant to this Agreement shall survive for 12 months following the Effective Time. This Section shall not limit any claim for fraud or any covenant or agreement by the parties which contemplates performance after the Effective Time.

     8. Indemnification.

     8.1 Escrow Shares. As soon as practicable after the Closing Date, 10% of the total number of shares of Lucent Common Stock to be issued in exchange for the Company Capital Stock of the Stockholders (the "Escrow Fund"), shall be deposited with The Bank of New York (or another institution selected by Lucent), as escrow agent (the "Escrow Agent"), such deposit to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be the sole and exclusive source available to compensate Lucent for the indemnification obligations of each holder of Company Capital Stock (each, a "Stockholder" and collectively, the "Stockholders") under Section 8.2 except that Lucent may elect not to have recourse to the Escrow Fund for any claim of fraud.

     8.2 General Indemnification. (a) Subject to the limitations set forth in this Section 8, the Stockholders will jointly and severally indemnify and hold harmless Lucent and each Person, if any, who controls, may control or is controlled by Lucent within the meaning of the Securities Act and their respective officers, directors, employees, agents and advisors (each such indemnitee being referred to herein as an "Indemnified Person"), from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages"), arising out of (i) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any exhibit or schedule to this Agreement, and (ii) any breach or default by the Company of any of the covenants or agreements given or made by it in this Agreement or any exhibit or schedule to this Agreement.

     (b) Lucent and the Stockholders each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration that Lucent would have agreed to pay in connection with the transactions contemplated hereby.

     8.3 Damages Threshold; Damages Cap. (a) Notwithstanding anything to the contrary contained in this Agreement, solely with respect to any claim by Lucent for indemnification under Section 8.2(a)(i), Lucent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which Lucent is seeking indemnification under Section 8.2(a)(i) equals or exceeds $2,000,000 (the "Threshold"), whereupon Lucent shall be entitled to seek indemnification with respect to all such Damages that exceed the Threshold.

     (b) In determining the amount of any Damage for which Lucent may seek indemnification under Section 8.2(a)(i) or Section 8.2(a)(ii), but not in determining whether there has been a breach of any representation, warranty or covenant, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

     (c) The liability of the Stockholders to Lucent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Fund, except for any claims of fraud.

     8.4 Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the Closing Date and terminate on the first anniversary of the Closing Date. On the first anniversary of the Closing Date, all shares of Lucent Common Stock then remaining in the Escrow Fund shall be released to the Stockholders; provided that the amount of any claim made pursuant to Section 8.5 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim; provided further that the number of shares of Lucent Common Stock in the Escrow Fund which is necessary to satisfy any unsatisfied claims specified in any Lucent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Any portion of the Escrow Fund contributed under Section 8.1 for which there is no claim pursuant to this
Section 8 shall be promptly distributed by the Escrow Agent to the Stockholders' Representative for distribution by the Escrow Agent to the Stockholders in accordance with each such Stockholder's percentage of the Escrow Fund as set forth in the Escrow Agreement.

     8.5 Claims Upon Escrow Fund. Subject to the provisions of this Section 8, Lucent shall make claims upon the Escrow Fund by delivery to the Escrow Agent on or before the last day of the Escrow Period of a notice signed by an authorized representative of Lucent (a "Lucent Notice") specifying in reasonable detail the individual items of Damages for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, including any claim (contingent or otherwise) relating to Taxes, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. Lucent shall, concurrently with the sending of any Lucent Notice to the Escrow Agent, provide a copy of such Lucent Notice to the Stockholders' Representative. Within 20 days after the receipt of any Lucent Notice, the Stockholders' Representative, on behalf of the Stockholders, shall deliver a notice to Lucent and the Escrow Agent (each, a "Stockholders' Representative Notice") certifying that the Stockholders either agree with the Lucent Notice or object to the Lucent Notice. If the Stockholders agree with the Lucent Notice, the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after receipt of the Stockholders' Representative Notice, the number of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages. If the Stockholders' Representative objects to the Lucent Notice within the 20-day period after receipt of the Lucent Notice, Lucent and the Stockholders' Representative shall resolve such dispute in accordance with
Section 8.6. If the Stockholders' Representative fails to deliver a Stockholders' Representative Notice within such 20-day period, the Stockholders' Representative shall be deemed to have consented to the Lucent Notice and given a Stockholders' Representative Notice to Lucent and the Escrow Agent, and the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after such 20-day period, the number

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

of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages.

     8.6 Objections to Claims. (a) If the Stockholders' Representative shall object to a Lucent Notice within the twenty-day period after receipt thereof, then Lucent and the Stockholders' Representative shall use their good faith efforts to resolve such dispute. If Lucent and the Stockholders' Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund based upon such resolution.

     (b) If Lucent and the Stockholders' Representative are unable to resolve such dispute within 30 days after the Stockholders' Representative objects to such Lucent Notice, either Lucent or the Stockholders' Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service ("Arbitration Service") as shall be reasonably acceptable to Lucent and the Stockholders' Representative. The Arbitration Service shall select one arbitrator reasonably acceptable to Lucent and the Stockholders' Representative who shall be expert in the area of development and production of data networking products. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8, the Escrow Agent shall be entitled to act in accordance with such decision and make delivery of the Escrow Fund in accordance therewith.

     (c) The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Lucent and one-half by the Stockholders. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

     8.7 Third-Party Claims. In the event Lucent becomes aware of a third-party claim which Lucent believes may result in a demand pursuant to this Section 8, Lucent shall promptly notify the Stockholders' Representative of such claim, and the Stockholders' Representative shall be entitled, at the Stockholders' expense (out of the Escrow Fund to the extent available after all claims have been satisfied and shares released; provided that the Stockholders' Representative may request and Lucent, in the exercise of its reasonable judgment (based upon such factors and considerations as it determines to be relevant) may permit such expenses to be paid from the Escrow Fund as incurred) to participate in any defense of such claim; provided that Lucent shall control such defense, and shall have the right with the consent of the Stockholders' Representative (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of the Stockholders' Representative shall be required where the third-party claim, which Lucent proposes to settle, involves the business reputation of Lucent or its Affiliates in any material adverse respect, or the possible criminal liability of Lucent or its Affiliates or any of their respective officers, directors or employees). In the event that the Stockholders' Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this Section 8 to the amount of any claim by Lucent for indemnity with respect to such settlement.

     8.8 Stockholders' Representative. (a) Allan L. Wallack and Edward Andersen are hereby appointed as representatives (the "Stockholders' Representative") for and on behalf of the Stockholders to take all actions necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the terms of this Agreement. The holders of a majority in interest of the shares of Lucent Common Stock held in the Escrow Fund may replace the Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. No bond shall be required of the Stockholders' Representative and the Stockholders' Representative shall receive no compensation for their services; provided that actual and reasonable expenses incurred by the Stockholders' Representative in connection with the performance of their duties under Sections 8.6 and 8.7 shall be reimbursable out of the Escrow Fund to the extent available after the release of shares (except that the Stockholders' Representative may request and Lucent, in the exercise of its reasonable judgment (based upon such factors and considerations as it determines to be relevant) may permit such expenses to be paid from the Escrow Fund as incurred). Notices of communications to or from the Stockholders' Representative shall constitute notice to or from each of the Stockholders. If each of Allan L. Wallack and Edward Andersen is no longer able or willing to

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

serve as the Stockholders' Representative, a new Stockholders' Representative shall be chosen by Stockholders holding a majority of the shares of Lucent Common Stock issued in connection with the Merger.

     (b) The Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholders' Representative and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration each of their duties hereunder.

     (c) Any decision, act, consent or instruction of the Stockholders' Representative shall constitute a decision of all and shall be final, binding and conclusive upon every Stockholder and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of each and every Stockholder. The Escrow Agent and Lucent are hereby relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Representative.

     9. Brokers' and Finders' Fees.

     9.1 Company. The Company represents and warrants to Acquisition and Lucent that, except as set forth in Schedule 9.1, no broker, investment banker or financial advisor is entitled to receive a brokerage fee, financing commission or other commission from the Company in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.

     9.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to receive any brokerage fee, financing commission or other commission from Lucent in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

     10. Expenses. Lucent and the Company shall each pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger is consummated, except that all printing expenses and SEC filing fees shall be divided equally between Lucent and the Company.

     11. Press Releases. Except as required by law or Lucent's listing agreement with the New York Stock Exchange, Lucent, Acquisition and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

     12. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements, schedules and exhibits referred to or contemplated herein and the letter agreement dated July 5, 2000 concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Company, Acquisition or Lucent, as the case may be.

     13. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     14. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholders of Acquisition:

          (a) by the mutual agreement of the Boards of Directors of Acquisition and the Company and the appropriate corporate authority of Lucent;

          (b) by Lucent, Acquisition or the Company if (i) the Effective Time shall not have occurred by January 31, 2001; provided that the right to terminate this Agreement under this Section 14(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 15 days after notice to Lucent by the Company; or

          (d) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 15 days after notice by Lucent or Acquisition.

     15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

          (a) "Affiliate" of a Person shall mean any other Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company.

          (c) "Best Knowledge" in respect of (i) any representation and warranty of the Company set forth in this Agreement (other than Section 3.14) shall mean the actual and constructive knowledge of Allan L. Wallack, Thomas E. Dolan, Steven G. Akers and Stephen A. Collins to the extent such knowledge would have been obtained by due inquiry of the officers and employees charged with responsibility for the particular matter which is the subject of such representation or warranty and (ii) the representations and warranties of the Company set forth in Section 3.14 shall mean the actual and constructive knowledge (to the extent such knowledge would have been obtained by the reasonable exercise of due diligence in the ordinary course of business) of the Designated Group; provided, that with respect to Patents, such term shall only mean the actual knowledge of the Designated Group.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Designated Group" shall mean Allan L. Wallack, Thomas E. Dolan, Steven G. Akers, Stephen A. Collins, Thomas Rathje, Robert A. Power and David E. Bartolini.

          (f) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

          (g) "Exchange Agent" shall mean a bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

          (h) "GAAP" shall mean United States generally accepted accounting principles.

          (i) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

          (j) "Indebtedness" shall mean as at any date of determination, the sum of the following items of the Company and its Subsidiary, without duplication: (i) obligations created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of the Company or its Subsidiary and all drafts thereunder, (iv) capital lease obligations, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

          (k) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

          (l) "Material Adverse Effect" on a Person shall mean (unless otherwise specified) any condition or event that may: (a) have a material adverse effect on the assets, business, financial condition or operations of such Person and its Subsidiaries, taken as a whole; (b) materially impair the ability of the such Person to perform its obligations under this Agreement; or (c) prevent or delay the consummation of the transactions contemplated under this Agreement.

          (m) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

          (n) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

          (o) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

          (p) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

          (q) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

          (r) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 16) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

         If to Acquisition or Lucent:

         Lucent Technologies Inc.
         c/o InterNetworking Systems
         67 Whippany Road
         Whippany, NJ 07981-0903
         Attn: Group President -- INS

         with copies to:

         Lucent Technologies Inc.
         c/o InterNetworking Systems
         219 Mount Airy Road
         Basking Ridge, NJ 07920-2337
         Attn: General Counsel -- INS

         If to the Company:

         Spring Tide Networks, Inc.
         Three Clock Tower Place
         Suite 200
         Maynard, Massachusetts 01754
         Attn: Allan L. Wallack
         with a copy to:

         Hale and Dorr LLP
         60 State Street
         Boston, Massachusetts 02109
         Attn: Philip P. Rossetti, Esq.

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     17. Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by the respective Boards of Directors of the parties hereto notwithstanding the approval hereof by the stockholders of the Company or the stockholders of Acquisition, as applicable, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

     18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Company in connection therewith.

     19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except as provided in Section 5.9(b).

     20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

     21. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     22. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     23. Extensions. At any time prior to the Effective Time, any party may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of any other party.

     24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

                                          LUCENT TECHNOLOGIES INC.

                                          By:     /s/ JANET G. DAVIDSON
                                            ------------------------------------
                                              Name: Janet G. Davidson
                                              Title: President, InterNetworking
                                              Systems

                                          COGSWELL ACQUISITION INC.

                                          By:     /s/ JANET G. DAVIDSON
                                            ------------------------------------
                                              Name: Janet G. Davidson
                                              Title: President

                                          SPRING TIDE NETWORKS, INC.

                                          By:     /s/ ALLAN L. WALLACK
                                            ------------------------------------
                                              Name: Allan L. Wallack
                                              Title: President

                           GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Acquisition.................................................  Preamble
Acquisition Common Stock....................................  Recitals
Acquisition Proposal........................................  Section 5.4
Adjusted Option.............................................  Section 5.6
Affiliate...................................................  Section 15(a)
Agreement...................................................  Preamble
Authorizations..............................................  Section 3.13(b)
Balance Sheet...............................................  Section 3.5(a)
Benefit Plan................................................  Section 15(b)
Best Knowledge..............................................  Section 15(c)
Certificate of Merger.......................................  Section 1.1(b)
Certificates................................................  Section 1.9(b)
Closing.....................................................  Section 1.1(b)
Closing Date................................................  Section 1.1(b)
Cap.........................................................  Section 5.9(b)
Code........................................................  Section 15(d)
Common Shares...............................................  Section 3.2(a)
Commonly Controlled Entity..................................  Section 3.16(a)
Company.....................................................  Preamble
Company Capital Stock.......................................  Recitals
Company Common Stock........................................  Recitals
Company Preferred Stock.....................................  Recitals
Company Stock Options.......................................  Section 5.6(a)
Company Stock Plan..........................................  Section 5.6(a)
Confidentiality Agreement...................................  Section 12
DGCL........................................................  Recitals
Designated Group............................................  Section 15(e)
Effective Time..............................................  Section 1.1(b)
Environmental Laws..........................................  Section 15(f)
ERISA.......................................................  Section 3.16(a)
Exchange Act................................................  Section 4.3(c)
Exchange Agent..............................................  Section 15(g)
Exchange Fund...............................................  Section 1.9
Exchange Ratio..............................................  Section 1.5(c)
Executive Officers..........................................  Section 3.17(a)
Financial Statements........................................  Section 3.5(a)
GAAP........................................................  Section 15(h)
Hazardous Substances........................................  Section 15(i)
Immaterial Authorizations...................................  Section 3.13(b)
Indebtedness................................................  Section 15(j)

DEFINED TERM                                                  LOCATION OF DEFINITION
------------                                                  ----------------------
Indemnified Party...........................................  Section 5.9(a)
Intellectual Property Rights................................  Section 3.14(a)
IRS.........................................................  Section 3.15(c)
Key Employees...............................................  Section 6.2(e)
Laws........................................................  Section 3.13(a)
Liens.......................................................  Section 15(k)
Lucent......................................................  Preamble
Lucent Common Stock.........................................  Section 4.2
Lucent Authorized Preferred Stock...........................  Section 4.2
Lucent SEC Documents........................................  Section 4.5(a)
Material Adverse Effect.....................................  Section 15(l)
Merger......................................................  Recitals
NYSE........................................................  Section 1.8
Outstanding Common Shares...................................  Section 3.2(a)
Pension Plans...............................................  Section 3.16(a)
Permitted Liens.............................................  Section 15(m)
Person......................................................  Section 15(n)
Plans.......................................................  Section 3.16(a)
Preferred Shares............................................  Section 3.2(a)
Reasonable Best Efforts.....................................  Section 15(o)
Registration Statement......................................  Section 3.33
Reserved Common Shares......................................  Section 3.2(a)
Restraints..................................................  Section 6.1(c)
Right.......................................................  Section 1.5(c)
SEC.........................................................  Section 3.32
Securities Act..............................................  Section 3.33
Series A Preferred Stock....................................  Recitals
Series B Preferred Stock....................................  Recitals
Series C Preferred Stock....................................  Recitals
Series D Preferred Stock....................................  Recitals
Shares......................................................  Section 3.2(a)
Stockholder.................................................  Section 8.1
Stockholders' Representative................................  Section 8.8
Stockholders' Representative Notice.........................  Section 8.5
Subsidiary..................................................  Section 15(p)
Supplemental Financial Information..........................  Section 5.3(c)
Surviving Corporation.......................................  Section 1.1(a)
Tax.........................................................  Section 15(q)
Tax Return..................................................  Section 15(r)
Welfare Plans...............................................  Section 3.16(a)

                                LIST OF EXHIBITS

Exhibit A --   Certificate of Merger
Exhibit B --   Certificate of Incorporation of the Company
Exhibit C --   Form of Affiliate Letter
Exhibit D --   Form of Escrow Agreement
Exhibit E --   Form of Company Tax Representation Letter
Exhibit F --   Form of Lucent Tax Representation Letter
               Form of Non-Competition Agreements and Non-Disclosure
Exhibit G --     Agreements
Exhibit H --   Amendment to Key Employees' Restricted Stock Agreement
Exhibit I --   Certain Key Employees' Restricted Stock Agreement
Exhibit J --   Form of Bonus Agreement

                               LIST OF SCHEDULES

Schedule 3.1 --    Organization
Schedule 3.2 --    Capitalization; Options and Other Rights
Schedule 3.3 --    Authority; Stockholder Vote
Schedule 3.4 --    Charter Documents
Schedule 3.5 --    Financial Statements
Schedule 3.6 --    Absence of Undisclosed Liabilities; Indebtedness
Schedule 3.7 --    Operations and Obligations
Schedule 3.9 --    Customers and Suppliers
Schedule 3.10 --   Contracts
Schedule 3.11 --   Absence of Default
Schedule 3.14 --   Intellectual Property; Year 2000
Schedule 3.15 --   Tax Matters
Schedule 3.16 --   Employee Benefit Plans
Schedule 3.17 --   Officers
Schedule 3.20 --   Bank Accounts, Letters of Credit and Powers of Attorney
Schedule 3.21 --   Subsidiaries
Schedule 3.22 --   Affiliate Transactions
Schedule 3.23 --   Insurance
Schedule 3.24 --   Leases
Schedule 3.25 --   Assets
Schedule 3.26 --   Accounts Receivable and Inventory
Schedule 3.30 --   Complete Copies of Materials
Schedule 5.2 --    Prohibited Actions Pending Closing
Schedule 5.6 --    Company Stock Options
                   Conditions Precedent to Obligations of Acquisition and
Schedule 6.2 --      Lucent
Schedule 9.1 --    Brokers' and Finders' Fees

                                                                         ANNEX B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC.262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

               OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX C

                                                                   July 24, 2000

Board of Directors
Spring Tide Networks, Inc.
3 Clock Tower Place, Suite 200
Maynard, MA 01754

Ladies and Gentlemen:

     You have asked us to advise you with respect to the fairness to the holders of Common Stock, par value $.001 per share ("Company Common Stock"), of Spring Tide Networks, Inc. (the "Company"), other than Lucent Technologies Inc. (the "Acquiror") and its affiliates, from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 24, 2000 (the "Merger Agreement"), by and among the Acquiror, Cogswell Acquisition Inc., a wholly owned subsidiary of the Acquiror (the "Sub"), and the Company. The Merger Agreement provides, among other things, for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive 0.6536 (the "Exchange Ratio") of a share of common stock, par value $.01 per share ("Acquiror Common Stock"), of the Acquiror.

     In arriving at our opinion, we have reviewed the Merger Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to the Acquiror and certain business and financial information relating to the Company. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts provided to us by the Company relating to the Company and certain publicly available financial forecasts relating to the Acquiror, and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Acquiror and certain financial data of the Company, and we have compared that data with similar data for publicly held companies in businesses we deemed similar to those of the Acquiror and the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the Company's management concerning the business, operational and strategic benefits and implications of the Merger.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, (i) in the case of the Company, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and
(ii) in the case of the Acquiror, the management of the Acquiror has reviewed the publicly available financial forecasts relating to the Acquiror and advised us that such financial forecasts represent reasonable estimates as to the future financial performance of the Acquiror. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations of appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock actually will be when issued to the holders of Company Common Stock pursuant to the

Merger or the prices at which shares of Acquiror Common Stock will trade subsequent to the Merger.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services contingent upon consummation of the Merger.

     In the past, we have performed certain investment banking services for the Acquiror and have received customary fees for such services.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock, other than the Acquiror and its affiliates, from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                          CORPORATION

                                          By: /s/ GEORGE F. BOUTROS
                                            ------------------------------------
                                              Name: George F. Boutros
                                              Title:  Managing Director

                                                                         ANNEX D

                            FORM OF VOTING AGREEMENT

     This Voting Agreement dated as of July 24, 2000 (the "Agreement"), is made by and among Lucent Technologies Inc., a Delaware corporation ("Lucent"), Cogswell Acquisition Inc., a Delaware corporation ("Acquisition"), and each of the undersigned holders of shares of capital stock (each, a "Stockholder" and collectively, the "Stockholders") of Spring Tide Networks, Inc., a Delaware corporation (the "Company").

                             PRELIMINARY STATEMENTS

     Concurrently with the execution of this Agreement, the Company, Lucent and Acquisition have entered into a Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger of Acquisition with and into the Company, with the Company being the surviving corporation (the "Merger"), which Merger is subject to the approval of the holders of shares of capital stock of the Company as provided in the Merger Agreement, the Delaware General Corporation Law, as amended, and the Company's Certificate of Incorporation, as amended.

     The Stockholders own (in each case as set forth opposite their respective names on Exhibit A hereto) (a) the shares of the Company common stock, par value $.001 per share (the "Common Stock"); and/or (b) the shares of the Company Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"); and/or (c) the shares of the Company Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"); and/or (d) the shares of the Company Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"); and/or (e) the shares of the Company Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") (the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as the "Company Capital Stock"). As used herein, the term "Shares" includes all shares of such Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as to which each Stockholder (at any time prior to the termination of this Agreement) is the beneficial owner or is otherwise able to direct the voting thereof and all securities issued or exchanges with respect to any such Shares upon any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, stock split, combination, stock or other dividend or any other change in the Company's capital structure.

     To induce Lucent and Acquisition to enter into the Merger Agreement, the Company has agreed, upon the terms and subject to the conditions set forth herein, to cause holders of not less than (i) a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and (ii) a majority of the outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, to execute this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

          1. Stockholders' Representations and Warranties. Each Stockholder, as to itself only, represents and warrants to Lucent and Acquisition that (i) except as set forth in Exhibit A, such Stockholder owns the Shares set forth on Exhibits A hereto, as the case may be, free and clear of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance and (ii) such Stockholder has the right to vote such Shares free of any mortgage, pledge, lien, security interest, claim, restriction on voting or otherwise or other encumbrance (other than any general fiduciary obligation imposed by law).

          2. No Voting Trusts. Each Stockholder hereby revokes any and all proxies and voting instructions with respect to the Shares previously given by such Stockholder and such Stockholder agrees that it will not grant or give any other proxies or voting instructions with respect to the voting of the Shares, enter into any voting trust or other arrangement or agreement with respect to the voting of the Shares (and if given or executed, such proxies, voting instructions, voting trust or other arrangement or agreement shall not be effective), or agree, in any manner, to vote the Shares for or against any proposal submitted to the stockholders of the Company except in furtherance of the proposals set forth in paragraph 3 hereof.

          3. Agreements with Respect to the Shares.

          (a) Each Stockholder agrees during the term of this Agreement:

             (i) to vote the Shares, to the extent entitled to vote, (y) in favor of the approval of the Merger Agreement and the Merger, at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (z) with respect to all other proposals submitted to the stockholders of the Company which, directly or indirectly, in any way relate to the Merger Agreement or the Merger, in such manner as Acquisition or Lucent may direct;

             (ii) not to solicit, encourage or recommend to other stockholders of the Company that (w) they vote their shares of Company Capital Stock or any such other securities in any contrary manner, (x) they not vote their shares of Company Capital Stock at all, (y) they tender, exchange or otherwise dispose of their shares of Company Capital Stock pursuant to a Competing Transaction, as hereinafter defined, or (z) they attempt to exercise any statutory appraisal or other similar rights they may have; and

             (iii) to take such action as required on the part of such Stockholder to satisfy conditions to closing set forth in the Merger Agreement including without limitation entering into any such agreements, arrangements or understandings contemplated by Section 6 thereof.

          (b) Unless otherwise instructed in writing by Lucent or Acquisition, during the term of this Agreement, each Stockholder will vote the Shares against any Competing Transaction.

          (c) Except with the prior written consent of Lucent or Acquisition, during the term of this Agreement, each Stockholder agrees that such Stockholder will not, and shall use its reasonable best efforts not to permit any employee, attorney, accountant, investment banker or other agent or representative of such Stockholder to initiate, solicit, negotiate, encourage, or provide confidential information in order to facilitate any Competing Transaction.

          (d) For purposes of this Agreement, a "Competing Transaction" shall mean a transaction of any kind (including, without limitation, a merger, consolidation, share exchange, reclassification, reorganization, recapitalization, sale or encumbrance of substantially all the assets of the Company outside the ordinary course of business, or sale or exchange by stockholders of the Company of all or substantially all the shares of the Company's capital stock) proposed by any person(s) in lieu of or in opposition to the Merger Agreement and the Merger.

          4. Proxies. In furtherance of the foregoing, each Stockholder is granting to Janet G. Davidson, the President of Acquisition and/or Paul Bento, the Vice President and Secretary of Acquisition, or to his or her designee(s), irrevocable proxies and powers of attorney (which may be in the form annexed hereto or such other form consistent with the terms hereof and thereof as Lucent or Acquisition may specify) to vote the Shares, to the extent such Shares are entitled to vote, and hereby specifically agrees not to revoke such proxies granted under any circumstances:

             (a) at any and all meetings of stockholders of the Company, notice of which meetings are given prior to the due and proper termination of this Agreement, with respect to matters presented to the Company's stockholders for vote which, directly or indirectly, in any way relate to or affect (i) the Merger or the Merger Agreement or the approval of either thereof; and (ii) any Competing Transaction; or

             (b) with respect to actions to be taken by written consent of the stockholders of the Company which, directly or indirectly, in any way relates to or affects any of the foregoing, and which consent is solicited prior to the due and proper termination of this Agreement.

          5. Limitation on Sales. During the term of this Agreement, except pursuant to the Merger, each Stockholder agrees not to sell, assign, transfer, loan, tender, pledge, hypothecate, exchange, encumber or otherwise dispose of, or issue an option or call with respect to, any of the Shares, or impair such Stockholder's Shares; provided, that any Stockholder may sell or otherwise dispose of any of his or her Shares if the transferee of such Shares agrees to be bound by and subject to the terms and conditions of this Agreement as if such transferee had executed this Agreement on the date hereof as a Stockholder.

          6. Specific Performance. Each Stockholder acknowledges that it will be impossible to measure in money the damage to Lucent or Acquisition if the Stockholder fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, neither Lucent nor Acquisition will have an adequate remedy at law or in damages. Accordingly, each Stockholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that Lucent or Acquisition has an adequate remedy at law. Each Stockholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Lucent or Acquisition seeking or obtaining such equitable relief.

          7. Reasonable Efforts. Each Stockholder will use all reasonable efforts to cause to be satisfied the conditions to the obligations of the Company to effect the Closing under the Merger Agreement.

          8. Publicity. Each Stockholder agrees that, from the date hereof through the Closing Date, such Stockholder shall not issue any public release or announcement concerning the transactions contemplated by this Agreement and the Merger Agreement without the prior consent of Lucent, except as such release or announcement may, in the opinion of such Stockholder's counsel, be required by applicable law, in which case such Stockholder shall allow Lucent reasonable time to comment on such release or announcement in advance of such issuance.

          9. Term of Agreement; Termination.

          (a) The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest to occur of (i) the Effective Time of the Merger (as defined in the Merger Agreement), and (ii) the due and proper termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

          (b) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by Lucent, Acquisition and the Company.

          10. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

          (b) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

       If to Acquisition or Lucent:

       Lucent Technologies Inc.
       c/o InterNetworking Systems
       67 Whippany Road
       Whippany, NJ 07981-0903
       Attn: Group President -- INS

       with copies to:

       Lucent Technologies Inc.
       c/o InterNetworking Systems
       219 Mount Airy Road
       Basking Ridge, NJ 07920-2337
       Attn: General Counsel -- INS

     If to a Stockholder, to the address set forth below such Stockholder's name on Exhibits A hereto, with copies to:

       Hale and Dorr LLP
       60 State Street
       Boston, Massachusetts 02109
       Attention: Phil Rossetti, Esq.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof and except insofar as the Delaware General Corporation Law, as amended, shall be mandatorily applicable to the Merger and the rights of the Stockholders of the Company in connection therewith.

     (d) Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

     (e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

     (g) Assignment. No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (h) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (i) Extension; Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any of the other parties to this Agreement or waive compliance by any other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     (j) Severability. The provisions of this Agreement are severable and, if any thereof are invalid or unenforceable in any jurisdiction, the same and the other provisions hereof shall not be rendered otherwise invalid or unenforceable.

     (k) Fiduciary Duty as Director. The parties hereto acknowledge and agree that each Stockholder's obligations hereunder are solely in his capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty any of the undersigned or any of their respective affiliates may have as a member of the Board of Directors of the Company, as an executive officer of the Company, or otherwise as a fiduciary to any person (other than any of the stockholders of the Company) resulting from any circumstances other than as a stockholder of the Company; provided that, no such duty shall excuse the Stockholder from his obligations as a stockholder of the Company to vote the Shares, to the extent that they may be so voted, or otherwise perform any obligation as herein provided and to otherwise comply with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement on the date first above written.

                                          STOCKHOLDER:

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          LUCENT TECHNOLOGIES INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          COGSWELL ACQUISITION INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

Acknowledged and Agreed to by:

SPRING TIDE NETWORKS, INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's certificate of incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the registrant's certificate of incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the registrant's certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The registrant's certificate of incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the registrant's certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     The registrant's Certificate of Incorporation also specifically authorizes the registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the registrant. The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Murray Hill, New Jersey, on August 7, 2000.

                                          LUCENT TECHNOLOGIES INC.
                                          (Registrant)

                                          By: /s/ JAMES S. LUSK
                                          --------------------------------------
                                          Name: James S. Lusk
                                          Title: Senior Vice President and
                                          Controller

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

Richard A. McGinn*                                   Chairman of the Board and
                                                     Chief Executive Officer

PRINCIPAL FINANCIAL OFFICER:

Deborah C. Hopkins*                                  Executive Vice President and
                                                     Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

James S. Lusk*                                       Senior Vice President and
                                                     Controller

DIRECTORS:

Paul A. Allaire*

Betsy S. Atkins*

Carla A. Hills*

Richard A. McGinn*

Paul H. O'Neill*

Henry B. Schacht*

Franklin A. Thomas*

John A. Young*

*By: /s/ JAMES S. LUSK
     --------------------------------------------------
(James S. Lusk, attorney-in-fact)*

* By power of attorney

Date: August 7, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1**   Agreement and Plan of Merger dated as of July 24, 2000 by
         and among the registrant, Cogswell Acquisition Inc. and
         Spring Tide Networks, Inc. (included as Annex A to the proxy statement/prospectus which is part of this registration
         statement on Form S-4).
 4.1*    Provisions of the Certificate of Incorporation of the
         registrant, as amended effective February 16, 2000, that
         define the rights of security holders of the registrant
         (incorporated by reference to the registrant's Registration
         Statement (No. 333-31400) on Form S-4).
 4.2*    Provisions of the By-Laws of the registrant, as amended
         effective February 17, 1999, that define the rights of
         security holders of the registrant (incorporated by
         reference to Exhibit (3)(ii) to the registrant's Annual
         Report on Form 10-K for the year ended September 30, 1999).
 4.3*    Indenture dated as of April 1, 1996 between the registrant and The Bank of New York, as trustee (incorporated by
         reference to Exhibit 4A to Registration Statement (No.
         333-01223) on Form S-3).
 4.4*    First Supplemental Indenture dated as of April 17, 2000 to
         Indenture dated as of April 1, 1996 (incorporated by
         reference to Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
 4.5     Other instruments in addition to Exhibits 4.1, 4.2 and 4.3 which define the rights of holders of long term debt of the registrant and all of its consolidated subsidiaries are not filed herewith pursuant to Regulation S-K, Item
         601(b)(4)(iii)(A). Pursuant to this regulation, the
         registrant hereby agrees to furnish a copy of any such
         instrument to the Commission upon request.
 5.1     Opinion of Jean F. Rankin, Vice President -- Law of the
         registrant, as to the legality of the securities to be
         issued.
 8.1     Opinion of Hale and Dorr LLP as to certain United States
         federal income tax consequences of the merger.
10.1*    Separation and Distribution Agreement by and among the
         registrant, AT&T Corp. and NCR Corporation, dated as of
         February 1, 1996 and amended and restated as of March 29,
         1996 (incorporated by reference to Exhibit 10.1 to
         Registration Statement on Form S-1 No. 333-00703).
10.2*    Tax Sharing Agreement by and among the registrant, AT&T
         Corp. and NCR Corporation, dated as of February 1, 1996 and amended and restated as of March 29, 1996 (incorporated by reference to Exhibit 10.6 to Registration Statement on Form
         S-1 No. 333-00703).
10.3*    Employee Benefits Agreement by and between AT&T and the
         registrant, dated as of February 1, 1996 and amended and
         restated as of March 29, 1996 (incorporated by reference to
         Exhibit 10.2 to Registration Statement on Form S-1 No.
         333-00703).
10.4*    Rights Agreement between the registrant and The Bank of New
         York (successor to First Chicago Trust Company of New York), as rights agent, dated as of April 4, 1996 (incorporated by reference to Exhibit 4.2 to Registration Statement on Form
         S-1 No. 333-00703).
10.5*    Amendment to Rights Agreement between the registrant and The
         Bank of New York (successor to First Chicago Trust Company of New York), dated as of February 18, 1998 (incorporated by reference to Exhibit (10)(i)(5) to the registrant's Annual
         Report on Form 10-K for the period ended September 30,
         1998).
10.6*    Brand License Agreement by and between the registrant and
         AT&T, dated as of February 1, 1996 (incorporated by
         reference to Exhibit 10.5 to Registration Statement on Form
         S-1 No. 333-00703).
10.7*    Patent License Agreement among AT&T, NCR and the registrant, effective as of March 29, 1996 (incorporated by reference to
         Exhibit 10.7 to Registration Statement on Form S-1 No.
         333-00703).
10.8*    Amended and Restated Technology License Agreement among
         AT&T, NCR and the registrant, effective as of March 29, 1996
         (incorporated by reference to Exhibit 10.8 to Registration
         Statement on Form S-1 No. 333-00703).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.9*    Lucent Technologies Inc. Short Term Incentive Program
         (incorporated by reference to Exhibit (10)(iii)(A)(2) to the
         Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998).
10.10*   Lucent Technologies Inc. 1996 Long Term Incentive Program
         (incorporated by reference to Exhibit (10)(iii)(A)(1) to
         Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998).
10.11*   Lucent Technologies Inc. 1996 Long Term Incentive Program
         (Plan) Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit (10)(iii)(A)(3) to the registrant's
         Annual Report on Form 10K for the period ended September 30,
         1999).
10.12*   Lucent Technologies Inc. 1996 Long Term Incentive Program
         (Plan) Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit (10)(iii)(A)(4) to the registrant's
         Annual Report on Form 10K for the period ended September 30,
         1999).
10.13*   Lucent Technologies Inc. Deferred Compensation Plan
         (incorporated by reference to Exhibit (10)(iii)(A)(3) to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1998).
10.14*   Pension Plan for Lucent Non-Employee Directors (incorporated by reference to Exhibit 10.11 to Registration Statement on
         Form S-1 No. 333-00703)(this plan has been terminated).
10.15*   Lucent Technologies Inc. Stock Retainer Plan for
         Non-Employee Directors (incorporated by reference to Exhibit
         (10)(iii)(A)(5) to the registrant's Annual Report on Form
         10-K for the period ended September 30, 1998).
10.16*   Lucent Technologies Inc. Excess Benefit and Compensation
         Plan (incorporated by reference to Exhibit (10)(iii)(A)(5)
         to the registrant's Annual Report on Form 10-K for
         Transition Period ended September 30, 1996).
10.17*   Lucent Technologies Inc. Mid-Career Pension Plan
         (incorporated by reference to Exhibit (10)(iii)(A)(6) to the registrant's Annual Report on Form 10-K for Transition
         Period ended September 30, 1996).
10.18*   Lucent Technologies Inc. Non-Qualified Pension Plan
         (incorporated by reference to Exhibit (10)(iii)(A)(7) to the registrant's Annual Report on Form 10-K for Transition
         Period ended September 30, 1996).
10.19*   Lucent Technologies Inc. Officer Long-Term Disability and
         Survivor Protection Plan (incorporated by reference to
         Exhibit (10)(iii)(A)(8) to the registrant's Annual Report on
         Form 10-K for Transition Period ended September 30, 1996).
10.20*   Employment Agreement of Mr. Verwaayen dated June 12, 1997
         (incorporated by reference to Exhibit (10)(iii)(A)(1) to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1997).
10.21*   Employment Agreement of Mr. Peterson dated August 8, 1995
         (incorporated by reference to Exhibit (10)(iii)(A)(9) to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1997).
10.22*   Consulting Agreement of Mr. Schacht, effective March 1, 1998
         (incorporated by reference to Exhibit (10)(iii)(A)(5) to the
         Quarterly Report on Form 10-Q for the period ended March 31,
         1998).
10.23*   Description of the Lucent Technologies Inc. Supplemental
         Pension Plan. (incorporated by reference to Exhibit
         (10)(iii)(A)(13) to the registrant's Annual Report on Form
         10-K for the period ended September 30, 1998).
10.24*   Lucent Technologies Inc. 1999 Stock Compensation Plan for
         Non-Employee Directors (incorporated by reference to Exhibit
         10(iii)(A)(14) to the registrant's Annual Report on Form
         10-K for the period ended September 30, 1998).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.25*   Lucent Technologies Inc. Voluntary Life Insurance Plan
         (incorporated by reference to Exhibit 10(iii)(A)(15) to the registrant's Annual Report on Form 10-K for the period ended
         September 30, 1998).
10.26*   Employment Agreement of Ms. Hopkins dated April 21, 2000
         (incorporated by reference to Exhibit 10 to the registrant's
         Quarterly Report on Form 10-Q for the period ended June 30,
         2000).
23.1     Consent of Jean F. Rankin, Vice President -- Law of the
         registrant (included as part of Exhibit 5.1 to this
         registration statement).
23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Hale and Dorr LLP (included as part of Exhibit
         8.1 to this registration statement).
24.1     Powers of Attorney.
99.1 Voting Agreement dated as of July 24, 2000 by and between the registrant, Cogswell Acquisition Inc. and certain stockholders of Spring Tide Networks, Inc. (included as
         Annex D to the proxy statement/prospectus which is a part of this registration statement on Form S-4).
99.2     Form of Proxy to be mailed to holders of Spring Tide stock.
99.3     Consent of Credit Suisse First Boston Corporation

---------------
 * Incorporated herein by reference.

** The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

                                      II-8